The information contained herein is subject to completion or amendment. An offering statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the offering statement becomes qualified. This proxy statement/offering circular does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

Subject to completion,

dated April     , 2020

CCCB BANCORP, INC.

Offering Circular for 1,665,667 Shares of Common Stock

CLARION COUNTY COMMUNITY BANK

Proxy Statement

333 W. Main Street

Clarion, Pennsylvania 16214

(814) 226-6000

Dear Fellow Stockholders:

Enclosed is a formal notice of the 2020 Annual Meeting of Stockholders of Clarion County Community Bank (which we refer to as the “Bank”). The annual meeting will be held on June,[●], 2020 at 10 a.m. (Eastern Time), at the offices of Structural Modulars, Inc., 110 Southern Avenue, Strattanville, Pennsylvania.

In connection with the annual meeting, the Board of Directors of the Bank is submitting for your approval an Agreement and Plan of Reorganization and Merger (which we refer to as the “Plan”), pursuant to which the Bank will, subject to necessary approvals, become a wholly owned subsidiary of a newly formed corporation known as “CCCB Bancorp, Inc.” (which we refer to as “Holding Company”). The transactions contemplated by the Plan are referred to herein as the “Reorganization.” The Plan was unanimously approved by the Board of Directors and, pursuant to laws of the Commonwealth of Pennsylvania, is required to be adopted by shareholders of the Bank entitled to cast at least two-thirds of the votes which all shareholders of the Bank are entitled to cast on such proposal. In addition, the Reorganization cannot be consummated until certain regulatory approvals have been received and become final. The Board of Directors anticipates that, if such shareholder and regulatory approvals are received and all other conditions to the consummation of the Reorganization are satisfied, the Reorganization will be completed on or around [●].

It is also necessary at the annual meeting to elect four Class 2 directors of the Bank to hold office for a term of three years from the date of election and until their successors have been elected and qualified, and to ratify the appointment by the Board of Directors of S.R. Snodgrass P.C. as the Bank’s independent auditors for the fiscal year ending December 31, 2020. Further, you will be asked to approve separately certain provisions of the articles of incorporation of the Holding Company.

In addition to the Notice of Annual Meeting, you will find enclosed with this letter (i) a detailed Proxy Statement describing the terms of the Reorganization and related considerations, (ii) the Bank’s audited financial statements for the year ended December 31, 2019, and (iii) a form of Proxy. Please read all of the enclosed materials carefully.

The Board urges that you give the enclosures your prompt attention and that you return your signed Proxy directing a vote “FOR” the adoption of the Plan, the election of the Board of Directors’ nominees as directors of the Bank, and the ratification of the appointment of S.R. Snodgrass P.C. as the Bank’s independent auditors.

The board of directors of the Bank has unanimously determined that the Reorganization is in the best interests of shareholders and recommends that shareholders vote “FOR” the proposal to approve and adopt the Plan.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend the annual meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote shares you hold in “street name,” will have the same effect as votes against the Plan and the Reorganization. Your vote is important regardless of the number of shares you own. Please complete and return your proxy card in the enclosed envelope, or follow the instructions on your proxy card to vote your shares over the internet. You may attend the annual meeting and vote your shares in person if you wish, even though you have previously submitted your proxy. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the annual meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

Sincerely,

William E. Hager, III	James L. Kifer
Chairman of the Board of Directors	President and Chief Executive Officer

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Holding Company common stock offered are not savings or deposit accounts or other obligations of the Holding Company or the Bank, and they are not insured by any federal or state governmental agency.

Investing in Holding Company common stock involves risks that are described in “Risk Factors” beginning on page 11.

This proxy statement/offering circular is dated [●], 2020 and is first being mailed to shareholders of the Bank on or about [●], 2020.

CLARION COUNTY COMMUNITY BANK

333 W. Main Street, Clarion, Pennsylvania 16214

Notice of Annual Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (which we refer to as the “Meeting”) of Clarion County Community Bank (which we refer to as the “Bank”) will be held at [●] a.m., local time, on June [●], 2020 at the offices of Structural Modulars, Inc., 110 Southern Avenue, Strattanville, Pennsylvania, for the following purposes:

1.	To elect four Class 2 directors of the Bank, each to serve for a term of three years and until his or her successor is elected and qualifies;

2.

To consider and vote upon a proposal to approve the formation of a bank holding company by approving and adopting an Agreement and Plan of Reorganization and Merger (which we refer to as the “Plan”) pursuant to which (a) the Bank will, subject to necessary approvals, become a wholly owned subsidiary of a newly formed corporation known as “CCCB Bancorp, Inc.” (which we refer to as the “Holding Company”), and (b) each outstanding share of common stock of the Bank will be exchanged, by operation of law, for one share of common stock of the Holding Company (collectively, we refer to this transaction as the “Reorganization”);

3.	To ratify the appointment by the audit committee of the board of directors of S.R. Snodgrass P.C. as the Bank’s independent auditors for the fiscal year ending December 31, 2020;

4.	To consider and vote upon a proposal to adjourn or postpone the Meeting, if more time is needed, to allow the Bank to solicit additional votes in favor of the Plan;

5.

To consider and vote upon specified provisions in the articles of incorporation of the Holding Company which will make more difficult a non-negotiated takeover of the Holding Company and are not in the Bank’s articles of incorporation; and

6.	To transact such other business as may properly come before the Meeting.

Shareholders of record of the Bank common stock at the close of business on [●], 2020 are entitled to vote at the Meeting and any adjournment or postponement of the Meeting. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the Meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

Your vote is important regardless of the number of shares you own. The Bank cannot complete the Reorganization unless the Plan is approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank common stock. If a Bank shareholder does not vote by proxy or by attending the Meeting and voting in person, it will have the same effect as voting against the Plan.

Whether or not you plan to attend the Meeting, the Bank board of directors urges you to submit your proxy as soon as possible, either by following the internet instructions included in the attached materials or by completing, signing, dating, and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the Meeting, but it will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in “street name,” you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the Meeting.

By Order of the Board of Directors,

J. Fred Cherico
Secretary

Clarion, Pennsylvania

[●], 2020

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE BANK SHAREHOLDERS MEETING

Q-1:	WHY AM I RECEIVING THIS DOCUMENT?

A:	You are receiving this proxy statement/offering circular because you are a shareholder of Bank as of [•], 2020, the record date for Bank’s annual meeting of shareholders.

Q-2:	WHAT IS THE PURPOSE OF THIS DOCUMENT?

A:

This document serves as both a proxy statement of the Bank and an offering circular of the Holding Company. This document serves as a proxy statement because the Bank board of directors is soliciting your proxy for use at the Bank’s annual meeting of shareholders to be held on [•], 2020. This document also serves as an offering circular for the shares of Holding Company common stock to be issued in exchange for shares of Bank common stock in the Reorganization.

Q-3:	WHAT ITEMS OF BUSINESS WILL THE BANK ASK SHAREHOLDERS TO CONSIDER AT THE ANNUAL MEETING?

A:

At the Bank’s annual meeting, shareholders are asked to vote on: (i) the election of directors, (ii) the proposal to approve the formation of a bank holding company by approving and adopting the Plan, (iii) the proposal to ratify the appointment by the Board of Directors of S.R. Snodgrass P.C. as the Bank’s independent auditors for the fiscal year ending December 31, 2020, (iv) the proposal to adjourn or postpone the annual meeting, if necessary, to solicit additional proxies if Bank has not received sufficient votes to approve and adopt the Plan at the time of the annual meeting; and (v) specified provisions in the articles of incorporation of the Holding Company which will make more difficult a non-negotiated takeover of the Holding Company and are not in the Bank’s articles of incorporation.

Q-4:	WHY IS MY VOTE IMPORTANT?

A:

The Plan must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank common stock entitled to vote at the annual meeting. Therefore, the failure of a Bank shareholder to vote, by proxy or in person, will have the same effect as a vote against the Plan. In addition, if you do not return your proxy card or vote your shares by telephone or over the internet at or before the annual meeting, it will be more difficult for Bank to obtain approval of the Reorganization.

Q-5:	HOW DOES THE BANK BOARD OF DIRECTORS RECOMMEND I VOTE?

A:

The Bank board of directors has approved the Plan and the Reorganization, and believes that the Reorganization is in the best interests of Bank and its shareholders. Accordingly, the Bank board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the Plan, and “FOR” the election, as directors, of the Board of Directors’ nominees for Class 2 directors of the Bank, “FOR” the ratification of the appointed auditors, “FOR” the approval of the proposal to adjourn or postpone the annual meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the Plan, and “FOR” the approval of the specified provisions in the Holding Company’s articles of incorporation.

Q-6:	WHY IS THE BANK REORGANIZING ITSELF INTO A HOLDING COMPANY STRUCTURE?

A:

A holding company corporate structure will enhance the Bank’s ability to compete under the laws and conditions prevailing in banking today. As a result of the proposed holding company structure, the Bank will have:

•	greater flexibility in carrying on its business activities;

•

greater ability to raise Tier 1 capital through, among other things, the ability of the Holding Company, as a “small bank holding company” under the regulations of the Federal Reserve, to issue instruments that do not qualify as capital under the Federal Reserve’s regulations, and to contribute the proceeds to the Bank as Tier 1 capital;

•	greater ability to respond to future needs and opportunities to expand the financial services currently offered and the market currently served;

•	greater opportunity for diversification, either through newly formed subsidiaries or the acquisition of established financial institutions or other providers of financial services;

•	greater flexibility to meet future financing needs through issuance of additional common stock or preferred stock without regulatory approval; and

•	greater authority to redeem its shares, subject to regulatory limits, without prior regulatory approval.

The Bank does not have any plans, arrangements or understandings to acquire new businesses, expand into new businesses, or otherwise conduct a business combination or fundamental change to its products or services.

Q-7:	WHAT DO I NEED TO DO NOW?

A:

After you have carefully read this proxy statement/offering circular, please use one of the proxy voting methods to indicate how you want your shares of Bank common stock voted with respect to each proposal as soon as possible so that your shares will be represented and voted at the annual meeting. If you are a shareholder of record, you may complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope. You may also vote your shares over the internet. Instructions for voting by returning a signed proxy card and for voting over the internet are on the proxy card enclosed with this proxy statement/offering circular. If you vote your shares by returning a signed proxy card, do not send your Bank stock certificates with your proxy card.

Q-8:	WILL I NOTICE ANY CHANGE IN THE BUSINESS, OPERATIONS OR MANAGEMENT OF THE BANK?

A:

No. After the consummation of the transaction, the Bank will continue to operate as before and there will be no change in its business or operations. Additionally, the Board of Directors and management of the Bank after the transaction will be the same as prior to the Reorganization.

Q-9:	IS THE BANK BEING SOLD?

A:

No. The Bank is not being sold. The Bank is simply reorganizing into a holding company structure, with the end result being that the operating bank will be a wholly owned subsidiary of a new holding company, CCCB Bancorp, Inc. All of the stockholders of the Bank will become shareholders of CCCB Bancorp, Inc., which, in turn, will own the Bank.

Q-10:	WHEN IS THE REORGANIZATION EXPECTED TO BE COMPLETED?

A:

The Bank expects to complete the Reorganization shortly after all of the conditions to the Reorganization are fulfilled, including obtaining the approval of Bank shareholders at the annual meeting, and the approval of the applicable regulatory agencies. The Bank anticipates this will occur in the [●] quarter of 2020. The Bank cannot assure you that they will obtain the necessary shareholder approval and regulatory approvals or that the other conditions precedent to the Reorganization can or will be satisfied.

Q-11:	ARE THERE REGULATORY OR OTHER CONDITIONS TO THE REORGANIZATION OCCURRING?

A:

Yes. The Reorganization must be approved by the Federal Deposit Insurance Corporation (the “FDIC”), the Pennsylvania Department of Banking and Securities (the “PADOBS”), and the Federal Reserve Bank of Cleveland (the “FRB”). As of the date of this proxy statement/offering circular, appropriate applications have been filed with these regulatory authorities.

The Reorganization also is subject to the condition that the Bank receive a tax opinion from its tax counsel that the Reorganization will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”). See “Matter 2— Proposal to Approve and Adopt the Plan—Federal Income Tax Consequences of the Reorganization,” beginning at page [●].

Q-12:	WHAT VOTE IS REQUIRED TO APPROVE THE REORGANIZATION?

A:	The Plan must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank common stock entitled to vote at the annual meeting.

Q-13:	AM I ENTITLED TO DISSENTERS’ RIGHTS?

A:

Yes. Under Pennsylvania law, the Bank’s shareholders have the right to dissent from the Plan and the Reorganization and be eligible to receive, upon consummation of the Reorganization, a payment in cash for the “fair value” of their shares of Bank common stock. However, if you or any other shareholder exercises his or her dissenters’ rights and does not withdraw such exercise thereafter, the Bank has the right under the Plan to terminate the Plan. If the Bank terminates the Plan, the Bank will not consummate the Reorganization, and you will not receive any payment for your shares. See “Matter No. 2— Proposal to Approve and Adopt the Plan—Bank Shareholders Have Dissenters’ Rights in the Reorganization,” on page [●] and the information at Annex D.

Q-14:	WHAT IF I ABSTAIN FROM VOTING?

A:

An abstention will count as present and entitled to vote for purposes of determining a quorum. If a Bank shareholder abstains from voting on the Plan, it will have the same effect as a vote against the Plan.

Q-15:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:

No. Bank shareholders should not send in their stock certificates at this time. Bank shareholders will receive instructions from the exchange agent in the future. See “Matter No. 2— Proposal to Approve and Adopt the Plan—Treatment of Stock Certificates” on page [●].

Please do not send any stock certificates to the Bank or the exchange agent until you receive instructions.

Q-16:	CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:	Yes. There are three ways for you to revoke your proxy and change your vote:

1.	You may submit a later dated proxy before Bank’s annual meeting.

2.

You may revoke your proxy by written notice delivered at any time prior to the vote on the Reorganization including delivery at the annual meeting of shareholders. Bank shareholders should deliver this notice to the Corporate Secretary.

3.	You may attend the annual meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-17:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION TO BANK SHAREHOLDERS?

A:

The Reorganization is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the holders of Bank common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Bank common stock solely for shares of Holding Company common stock in the Reorganization.

This tax treatment may not apply to all Bank shareholders. It is a condition to the closing of the Reorganization that the Holding Company receives the opinion of its counsel, Stevens & Lee, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of the Holding Company and the Bank), the Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, the Holding Company and the Bank will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

The Holding Company and the Bank urge you to consult your tax advisor for a full understanding of the tax consequences of the Reorganization to you. Tax matters are very complicated and, in many cases, tax consequences of the Reorganization will depend on your particular facts and circumstances. See “Matter No. 2—Proposal to Approve and Adopt the Plan—Federal Income Tax Consequences of the Reorganization,” beginning at page [●].

Q-18:	WHAT HAPPENS IF MY STOCK CERTIFICATES ARE HELD IN “STREET NAME” BY MY BROKER, BANK, OR OTHER NOMINEE?

A:

Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q-19:	WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A:	If you have questions about your annual meeting of shareholders or if you need additional copies of this document, you should contact:

James L. Kifer

President and Chief Executive Officer

Clarion County Community Bank

333 W. Main Street

Clarion, PA 16214

(814) 226-6000

jkifer@clarionbank.com

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

The Annual Meeting of Shareholders

Bank annual meeting of shareholders to be held [●], 2020 (see page [●]).

Bank will hold its annual meeting of shareholders on June [●], 2020, at [●] p.m., local time, at [●].

Bank record date set at [●], 2020; one vote per share of Bank common stock (see page [●]).

If you owned shares of Bank common stock at the close of business on [●], 2020, you are entitled to notice of, and to vote at, the annual meeting of shareholders. You will have one vote at the annual meeting for each share of Bank common stock you owned on [●], 2020. On [●], 2020, there were 1,665,667 shares of Bank common stock outstanding.

The Companies (see page [●])

The Bank. Clarion County Community Bank is a Pennsylvania state-chartered commercial bank headquartered in Clarion, Clarion County, Pennsylvania. We were incorporated and began operations as a commercial bank in January 2004. At December 31, 2019, we had total assets, loans, deposits and shareholders’ equity of $175.4 million, $133.1 million, $151.7 million and $17.2 million, respectively.

The Holding Company. CCCB Bancorp, Inc. was incorporated in 2019 by the Bank under Pennsylvania law for the purpose of becoming a bank holding company and the sole stockholder of the Bank. Upon completion of the Reorganization described in this proxy statement/offering circular, the Holding Company will be a bank holding company registered under the Bank Holding Company Act of 1956, and the Bank will continue its current business and operations as a Pennsylvania chartered commercial bank.

The principal executive offices of the Holding Company and the Bank are located at 333 W. Main Street

Clarion, PA 16214, and their telephone number is (814) 226-6000.

Reason for the Reorganization	The Bank’s Board of Directors believes that the Reorganization will make it easier to raise capital through, among other things, the ability of the Holding Company, as a “small bank holding company” under the regulations of the Federal Reserve, to issue instruments that do not qualify as capital under the Federal Reserve’s regulations, the proceeds of which can be contributed to the Bank as Tier 1 capital.

The holding company structure will also assist with the formation or acquisition of other financial institutions and providers of other financial services, such as insurance agency, money management, financial planning, commercial and consumer finance and equipment leasing. If that occurs, the Holding Company would become a more diversified bank holding company, owning a number of separate banks and businesses providing banking, insurance and other financial services. However, the Bank has no specific plans to offer any of these financial services or to make any acquisitions, and no assurance can be given that any such financial services will be offered or acquisitions completed in the near future.

The holding company structure also provides more flexibility in terms of corporate organization and governance, because the holding company is subject to the Pennsylvania Business Corporation Law of 1988 (the “Pennsylvania Business Corporation Law”) and the laws pertaining to bank holding companies, rather than the more restrictive and somewhat antiquated laws pertaining to Pennsylvania-chartered banks.

The creation of a holding company also facilitates the inclusion of provisions in the Holding Company’s Articles of Incorporation and Bylaws that are intended to encourage any person or entity who may desire to acquire control of the Bank, or of the Holding Company after completion of the Reorganization, to negotiate any such transaction in advance with the Board of Directors, and to discourage a non- negotiated attempt to acquire control. You will have an opportunity to vote on these provisions separately at the annual meeting. See “Matter No. 2—Proposal to Approve and Adopt the Plan — Reasons for the Reorganization” and “Matter No. 5—Proposal to Approve Certain Provisions in the Holding Company’s Articles of Incorporation.”

Description of Reorganization	The Holding Company will become a holding company of the Bank pursuant to the Agreement and Plan of Reorganization and Merger, otherwise known as the Plan, described in this proxy statement/

offering circular. Under the Plan: (i) an interim bank will be organized as a wholly owned subsidiary of the Holding Company, (ii) the Bank will be merged with the interim bank, with the Bank being the survivor, and (iii) upon such merger the outstanding shares of common stock of the Bank will be exchanged, by operation of law, for common stock of the Holding Company on a one-for-one basis. The stockholders of the Bank will, after approval of the Reorganization by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the Pennsylvania Department of Banking and Securities, become the shareholders of the Holding Company upon the effective date of the Reorganization. The Holding Company will be a bank holding company with respect to the Bank and registered as such with the Federal Reserve Board. See “Matter No. 2—Proposal to Approve and Adopt the Plan — Description of Reorganization.”

Tax Consequences of the Reorganization	The Reorganization is conditioned upon receipt of an opinion of counsel to the effect, among other things, that the Reorganization will qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the Holding Company or the Bank with respect to the Reorganization, or by the stockholders of the Bank who exchange their Bank stock for stock of the Holding Company. See “Matter No. 2—Proposal to Approve and Adopt the Plan — Federal Income Tax Consequences of the Reorganization.”

Accounting Treatment	The Reorganization will be accounted for as a reorganization under common control and the assets, liabilities and stockholders’ equity of the Bank immediately prior to the Reorganization will be carried forward on either separate or consolidated financial statements of the Bank and the Holding Company after the Reorganization at the amounts carried on their respective books at the effective date of the reorganization. Therefore, the consolidated capitalization, assets, liabilities, income and other financial data of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to the Reorganization, and, after the Reorganization, will be shown in the Holding Company’s consolidated financial statements at the Bank’s historical recorded values.

Comparison of Shareholder Rights	Certain differences exist between the rights of the shareholders of the Holding Company, a Pennsylvania business corporation, and the present rights of the shareholders of the Bank, a Pennsylvania state-chartered bank. Such differences include provisions which may tend to deter a non-negotiated tender or exchange offer for the Holding Company, such as the following: (i) a prohibition relating to the ownership or voting of shares of the Holding Company common stock in excess of 10% of the shares outstanding; and (ii) requiring a person who acquires 25% or more of the Holding Company’s outstanding common stock to buy all of the common stock of other shareholders that such shareholders may choose to tender to such party, at the highest price paid by such party for the Holding Company common stock in the preceding twelve months. In general, certain of the provisions of the Articles of Incorporation and Bylaws of the Holding Company are designed to encourage any person or entity who may seek to acquire control of the Holding Company to negotiate any such transaction in advance with the Board of Directors. At the annual meeting, you will have an opportunity to vote on whether we include such provisions in the Holding Company’s articles of incorporation. See “Matter No. 5—Proposal to Approve Certain Provisions in the Holding Company’s Articles of Incorporation.” These provisions, together with certain provisions of Pennsylvania law and agreements with certain officers and employees of the Bank and the Holding Company, may make removal of management of the Holding Company more difficult. See “Description of the Holding Company Capital Stock — Certain Restrictions on Acquisition of the Holding Company,” and “Proposal to Approve and Adopt the Plan — Supervision and Regulation.”

Market for the Holding Company Common Stock	It is anticipated that, like the common stock of the Bank, the common stock of the Holding Company will not have a public market and your ability to transfer your shares may be limited. Generally, see “Proposal to Approve and Adopt the Plan — Description of the Reorganization” and “Market for Common Stock.”

Management of the Holding Company	The directors of the Holding Company are, and upon completion of the Reorganization will be: J. Todd Bish, Susanne A. Burns, J. Fred Cherico, Rodney R. Flick, William E. Hager, III, H. Jerome Heffner,

Stephen J. Jaworski, James L. Kifer, Don D. Lewis, Mark V. Neiswonger, Thomas B. Ray and Richard A. Shirey, and the officers will be the persons indicated under “Formation of Holding Company — Management of the Holding Company.” The Holding Company’s Class 2 directors, consisting of Mr. Flick, Mr. Hager, Mr. Heffner, and Mr. Jaworski will be scheduled for re-election at the annual meeting of shareholders of the Holding Company in 2020.

Restrictions on Cash Dividends	Initially, the only source of funds for payment of cash dividends by the Holding Company will be dividends paid to the Holding Company by the Bank. The Bank is subject to restrictions on the cash dividends it can pay to the Holding Company. See “Description of the Holding Company’s Capital Stock — Common Stock.”

Regulation of Bank and the Holding Company	Under the Bank Holding Company Act of 1956, the Holding Company will be subject to regulation by the Federal Reserve Board as a bank holding company. Prior to and after the Reorganization, the Bank will continue to be regulated by the Pennsylvania Department of Banking and Securities and the FDIC. See “Proposal to Approve and Adopt the Plan — Supervision and Regulation.”

Regulatory Approval	Completion of the Reorganization is conditioned upon, among other things, obtaining the prior approval of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. Applications have been made for the necessary approvals or will be made shortly. Management of the Bank knows of no reason why such approvals would not be granted. See “Proposal to Approve and Adopt the Plan — Conditions, Amendment and Termination.”

Stockholder Vote Required for Approval	Approval and adoption of the Plan (Matter No. 2) will require the affirmative vote of shareholders of the Bank entitled to cast at least two-thirds of the votes which all shareholders of the Bank are entitled to cast on such proposal.

Because the Plan must be approved by the holders of at least two-thirds of the outstanding shares of common stock of the Bank, an abstention or a failure to vote, in person or by proxy, is, in effect, a vote against Matter No. 2.

Other Information Concerning the Meeting

Other Matters to Be Acted Upon	Stockholders also will be asked (a) to elect four Class 2 directors of the Bank, (b) to ratify the appointment of S.R. Snodgrass P.C. as the Bank’s independent auditors for the 2020 fiscal year, (c) to approve a proposal to adjourn or postpone the annual meeting of shareholders, if more time is needed, to allow the Bank to solicit additional votes in favor of the Plan, and (d) to approve specified provisions in the articles of incorporation of the Holding Company which will make more difficult a non-negotiated takeover of the Holding Company.

Election of Directors	The four Class 2 directors who are being elected will serve as the directors of the Bank, whether or not the Reorganization is approved at the annual meeting or ultimately completed. See “Election of Directors.” For information with respect to the directors of the Holding Company, see “Proposal to Approve and Adopt the Plan — Management of the Holding Company and the Bank after the Reorganization.”

Ratification of Independent Auditors

The Board of Directors of the Bank has designated Snodgrass P.C. as the Bank’s independent auditors for the year ended December 31, 2020, subject to ratification by stockholders. See “Matter No. 3—Ratification of Appointment of Independent Auditors.”

Authorization Proposal	Holders of Bank common stock will be asked to approve a proposal to adjourn or postpone the annual meeting of shareholders, if more time is needed, to allow the Bank to solicit additional votes in favor of the Plan, which we refer to as the Authorization Proposal. If approved, the Authorization Proposal will give the Bank’s Board of Directors discretion to vote upon any other matters that may properly be brought before the annual meeting and any adjournment or postponement thereof, including a motion to adjourn the annual meeting in order to solicit additional proxies if there are insufficient votes at the time of the annual meeting to constitute a quorum or approve the Plan.

Approval of Certain Articles of Incorporation	Holders of Bank common stock will be asked to approve certain provisions in the articles of incorporation of the Holding Company that will make more difficult a non-negotiated takeover of the Holding Company, including the provisions prohibiting ownership and voting of shares in excess of 10%; the provisions requiring a higher level of shareholder approval for the approval of mergers, sales of assets, and a liquidation; the requirement that a person must be a shareholder of the Holding Company or the Bank for at least three years before he or she can be elected to the Board of Directors; the provisions requiring a mandatory tender offer to shareholders be made by a shareholder who acquires 25% or more of the Holding Company’s common stock; the prohibition on shareholders calling a special meeting; and the requirement for either 80% stockholder approval (or an affirmative vote of 80% of the directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast) in order to amend certain provisions of the articles of incorporation. These provisions are not in the Bank’s articles of incorporation.

Bank Shareholder Vote Required for Other Matters	The four nominees for Class 2 director receiving the highest number of votes cast at the annual meeting will be elected as Class 2 directors. Votes withheld from a nominee have no legal effect.

The affirmative vote of a majority of the votes cast at the annual meeting, assuming a quorum is present, is required to ratify the audit committee’s appointment of S.R. Snodgrass P.C. as independent auditors of the Bank for the year ending December 31, 2020, to approve the Authorization Proposal and to approve the anti-takeover provisions in the Holding Company articles of incorporation.

Annual Meeting of Stockholders	The annual meeting will be held at the offices of Structural Modulars, Inc., 110 Southern Avenue, Strattanville, Pennsylvania, on June [●], 2020 at 10:00 a.m.

Voting Record Date	Stockholders of record at the close of business on [●], 2020 are entitled to notice of and to vote at the annual meeting.

Dissenters’ Rights	Under Pennsylvania law, shareholders of the Bank are entitled to dissenters’ rights in connection with the shareholders’ adoption of the Plan. Shareholders who dissent from the shareholders’ adoption of the Plan and follow certain procedures would be entitled to receive the cash value of their shares of Bank common stock if and when the Reorganization is consummated. However, if any shareholder exercises his or her dissenters’ rights and does not withdraw such exercise thereafter, the Bank may elect not to consummate the Reorganization, in which case the Plan would be terminated and such shareholder will not receive any payment for its shares. For a description of these procedures, see “Matter No. 2 —Proposal to Approve and Adopt the Plan — Bank Shareholders Have Dissenters’ Rights in the Reorganization.”

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/offering circular, including the matters addressed in “Caution About Forward-Looking Information,” on page [●], Bank stockholders should carefully consider the matters described below to determine whether to approve and adopt the Plan.

The Bank will incur significant transaction and Reorganization-related costs in connection with the Reorganization.

Whether or not the Reorganization is consummated, the Bank will incur substantial expenses, such as legal, accounting, printing and mailing costs and fees, in pursuing the Reorganization, that will have an adverse effect on the Bank’s results of operations for the periods during which they are incurred. The completion of the Reorganization depends on the satisfaction of specified conditions and the receipt of regulatory approvals. The Bank cannot guarantee that these conditions will be met. If the Reorganization is not completed, these expenses would be incurred and the Bank would not realize the expected benefits from the Reorganization.

The Reorganization is subject to the receipt of consents and approvals from governmental authorities that may delay the date of completion of the Reorganization or impose conditions that could adversely affect the value of the Bank’s securities.

Completion of the Reorganization is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Reserve, the FDIC, and the Pennsylvania Department of Banking and Securities. Failure to obtain these consents would prevent consummation of the Reorganization. Even if the approvals are obtained, the effort involved may delay consummation of the Reorganization. Governmental authorities could also impose conditions in connection with the Reorganization that may adversely affect the combined company’s operations after the Reorganization.

The Reorganization may distract the Bank’s management teams from their other responsibilities.

The Reorganization could cause the management of the Bank to focus their time and energies on matters related to the Reorganization that otherwise would be directed to the Bank’s business and operations. Any such distraction on the part of management, if significant, could affect management’s ability to service existing business and develop new business and adversely affect the Bank’s business and earnings following the Reorganization.

After the Reorganization is complete, Bank shareholders will become Holding Company shareholders and will have different rights than their current rights.

Upon completion of the Reorganization, Bank stockholders will become Holding Company shareholders. The Bank is a bank incorporated in Pennsylvania and governed by the Pennsylvania Banking Code of 1965, and the Holding Company is a business corporation and bank holding company also incorporated in Pennsylvania but governed by the Pennsylvania Business Corporation Law. Differences between the Pennsylvania Banking Code and the Pennsylvania Business Corporation Law, as well as the Bank’s articles of incorporation and bylaws and the Holding Company’s articles of incorporation and bylaws will result in changes to the rights of Bank stockholders who become Holding Company shareholders, provided that the material differences between the Bank and Holding Company articles of incorporation must be approved by the Bank’s shareholders at the annual meeting. See “Matter No. 5 — Proposal to Approve Certain Provisions in the Holding Company’s Articles of Incorporation.” For more information, see “Comparison of Shareholders’ Rights,” beginning on page [●] of this document. Shareholders of the Bank may conclude that their current rights under the Bank’s articles of incorporation and bylaws are more advantageous than the rights they may have as a Holding Company shareholder under the Holding Company’s Articles of Incorporation and Bylaws.

Anti-takeover provisions in the Holding Company’s organizational documents may depress the market price for, and liquidity of, the Holding Company’s stock.

The Holding Company’s Articles of Incorporation and Bylaws contain numerous provisions which are intended to encourage potential acquirors of the Holding Company to negotiate directly with the Board of Directors of the Holding Company and to deter a non-negotiated tender or exchange offer for the Holding Company’s stock or a proxy contest for control of the Holding Company. Certain provisions of Pennsylvania law may also make it more difficult for a shareholder to successfully challenge the actions of the Holding Company’s Board of Directors in a potential change of control context. These provisions may also deter institutional interest in and ownership of the Holding Company’s stock and, accordingly, may depress the market price for, and liquidity of, the Holding Company’s stock, or effectively forestall non-negotiated takeover offers which might have been deemed by shareholders to be in their best interest and might have involved offers to purchase shares at a premium over the market price prevailing at the time. See “Description of Holding Company Capital Stock—Certain Restrictions on Acquisition of the Holding Company.”

The Holding Company’s ability to pay dividends depends primarily on receiving dividends from the Bank, which is subject to regulatory limits and the Bank’s performance.

The Holding Company is a bank holding company and banking operations are conducted by its subsidiary, the Bank. The Holding Company’s ability to pay dividends depends on its receipt of dividends from the Bank. Dividend payments from the Bank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of the Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures, and other cash flow requirements. There is no assurance that the Bank will be able to pay dividends in the future or that the Holding Company will generate adequate cash flow from the Bank to pay dividends in the future. The Holding Company’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

The Holding Company will have a different regulator than the Bank, and in light of the already highly regulated banking industry, this additional layer of regulation, together with any future legislative or regulatory changes, may have an adverse effect on the Holding Company’s and the Bank’s operations.

The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, and not for the protection of our shareholders. The Holding Company will be subject to regulation and supervision by the Federal Reserve Board, and the Bank is subject to regulation and supervision by the FDIC and the Pennsylvania Department of Banking and Securities. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The laws and regulations applicable to the Bank govern a variety of matters, including permissible types, amounts and terms of loans and investments it may make, the maximum interest rate that may be charged, the amount of reserves it must hold against deposits it takes, the types of deposits it may accept and the rates it may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of the Holding Company and the Bank, transactions between the Holding Company and the Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. The Holding Company and the Bank must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain the Holding Company’s and the Bank’s operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on the Holding Company’s and the Bank’s business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including the Bank in particular, at a competitive disadvantage compared to its non-bank competitors. The Holding Company’s failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Future changes may have a material adverse effect on our business, financial condition and results of operations.

Federal and state regulatory agencies may adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulations to us. Compliance with current and potential regulation, as well as regulatory scrutiny, may significantly increase our costs, impede the efficiency of our internal business processes, require the Bank to increase its regulatory capital, and limit its ability to pursue business opportunities in an efficient manner by requiring it to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations.

In addition, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts the Holding Company’s or the Bank’s ability to implement its strategy and could affect the Holding Company and the Bank in substantial and unpredictable ways, and could have a material adverse effect on the Holding Company’s and the Bank’s business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business differs from our assessment, we may be required to take additional charges or undertake, or refrain from taking, actions that could have a material adverse effect on our business, financial condition and results of operations.

New lines of business or new products and services may subject the Holding Company and the Bank to additional risks.

One of the Bank’s reasons for the Reorganization is to assist with the formation or acquisition of other lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, the Holding Company and the Bank may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and new products or services could have a material adverse effect on our business, financial condition, and results of operations.

An active public market for the Bank’s common stock does not currently exist, and we do not expect that to improve with the Reorganization; therefore Holding Company shareholders may not be able to easily sell their shares.

The Bank’s common stock is not listed on a national exchange and trades on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “CCYY,” and is thinly traded. Daily trading volume in the Bank’s common stock is low. After the Reorganization, a public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of the Holding Company’s common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which the Holding Company will have no control. As a result, your investment in the Holding Company’s common stock may be relatively illiquid, and the market price for the Holding Company’s common stock may be volatile. We cannot be certain that an active trading market will ever develop, or if one develops, that it will continue. We also cannot be sure whether the trading price of the Holding Company’s common stock in the future will be higher or lower than the price of the Bank common stock at the date of this proxy statement/offering circular.

The Pennsylvania Business Corporation Law and various anti-takeover provisions under the Holding Company’s articles could impede the takeover of the Holding Company.

Various provisions of the Pennsylvania Business Corporation Law may have the effect of discouraging offers to acquire the Holding Company, even if the acquisition would be advantageous to shareholders. In addition, the Holding Company has various anti-takeover measures in place under its Articles of Incorporation and Bylaws, including (i) a prohibition relating to the ownership or voting of shares of the Holding Company common stock in excess of 10% of the shares outstanding; (ii) requiring a person who acquires 25% or more of the Holding Company’s outstanding common stock to buy all of the common stock of other shareholders that such shareholders may choose to tender to such party, at the highest price paid by such party for the Holding Company common stock in the preceding twelve months; (iii) a staggered board of directors, and (iv) the absence of cumulative voting. Any one or more of these measures may impede the takeover of the Holding Company without the approval of the board of directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Holding Company common stock. See “Description of Holding Company Capital Stock—Certain Restrictions on Acquisition of the Holding Company.”

The recent global coronavirus outbreak may pose risks and could harm the business and results of operations of the Holding Company and the Bank following the completion of the Reorganization.

In December 2019, a coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, the coronavirus has spread to additional countries including the United States. The coronavirus outbreak will have an adverse impact on the business of the Bank. However, due to the ongoing and dynamic nature of the circumstances, the extent of such adverse impact is difficult to predict, and there is no guarantee that efforts by the Bank to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the actions taken to contain the coronavirus or its impact, among others.

COVID-19 spreads more quickly and has a higher mortality rate than flu-like epidemics of the recent past. COVID-19 therefore poses a material risk to the business, financial condition and results of operations of the Bank, including:

•	risks to the capital markets that may impact the performance of the investment securities portfolios of the Bank;

•	effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the Bank’s financial reporting and internal controls;

•

declines in demand for loans and other banking services and products, as well as a decline in the credit quality of our loan portfolio, owing to the effects of COVID-19 in the markets served by the Bank;

•	declines in demand resulting from adverse impacts of the disease on businesses deemed to be “non-essential” by governments in the markets served by the Bank; and

•	increased or protracted volatility in the respective prices of the Bank and Holding Company common stock.

These factors, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the value of the Bank and the Holding Company common stock or could delay or prevent the consummation of the Reorganization and the related transactions. If the Bank is unable to recover from a business disruption on a timely basis, the Reorganization and the combined company’s business and financial conditions and results of operations following the completion of the Reorganization would be adversely affected. The Reorganization and efforts to integrate the Holding Company and the Bank may also be delayed and adversely affected by the coronavirus outbreak, and become more costly. The Bank may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

CAUTION ABOUT FORWARD-LOOKING INFORMATION

This proxy statement/offering circular contains forward-looking statements. These forward-looking statements may include: management plans relating to the Reorganization; the expected timing of the completion of the Reorganization; the ability to complete the Reorganization; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future operations, products or services; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as ‘‘may,’’ ‘‘could,’’ ‘‘should,’’ ‘‘will,’’ ‘‘would,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘aim,’’ ‘‘intend,’’ ‘‘plan,’’ “projects,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to:

•	those included under the section of this proxy statement/offering circular entitled “Risk Factors” beginning on page [●];

•	the possibility that expected benefits of the Reorganization may not materialize in the timeframe expected or at all, or may be more costly to achieve;

•	that the Reorganization may not be timely completed, if at all;

•	that prior to the completion of the Reorganization or thereafter, the Bank’s business may not perform as expected;

•	that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all;

•	reputational risks and the reaction of the Bank’s stockholders, customers, employees and other constituents to the Reorganization;

•	the diversion of management time as result of matters related to the Reorganization;

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•

geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•	the occurrence of significant natural disasters, including earthquakes and pandemics;

•

our management of risks inherent in our respective real estate loan portfolios, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure;

•	changes in consumer spending and savings habits;

•	technological and social media changes;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market and monetary fluctuations;

•

changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

•

the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•

the impact of changes in laws, regulations and policies affecting the real estate industry and residential housing market, including changes in laws affecting immigration, rent control, taxation and zoning;

•

the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Financial Accounting Standards Board or other accounting standards setting bodies;

•	the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

•	the willingness of users to substitute competitors’ products and services for our products and services;

•	changes in the level of our nonperforming assets and charge-offs;

•	our involvement from time to time in legal proceedings and examination and remedial actions by regulators; and

•	potential exposure to fraud, negligence, computer theft and cyber-crime.

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this proxy statement/offering circular. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this proxy statement/offering circular. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

THE BANK’S ANNUAL MEETING OF STOCKHOLDERS

General

The Bank’s annual meeting of stockholders will be held on June [●], 2020, at 10:00 a.m. at [●]. At the annual meeting you will be asked to consider and vote upon, among other things, a proposal to approve and adopt the Plan.

Record Date and Shares Outstanding and Entitled to Vote

The record date for the annual meeting of stockholders is [●], 2020. On the record date, there were 1,665,667 shares of Bank common stock issued and outstanding. Only stockholders of record at the close of business on the Bank record date will be entitled to receive notice of and to vote at the annual meeting.

Matters to be Considered at the Annual Meeting

This proxy statement/offering circular is furnished in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Bank’s annual meeting of shareholders to be held Wednesday, June [●], 2020, or any adjournment thereof. Shareholders at the annual meeting will:

•	elect four Class 2 directors of the Bank to serve for a term of three years (“Matter No. 1”). See Matter No. 1 – “Election of Directors”;

•

vote upon the proposal to approval and adoption of the Agreement and Plan of Reorganization and Merger (the “Plan”) set forth as Annex A to this proxy statement/offering circular, which provides for a reorganization (the “Reorganization”) pursuant to which the Bank will become a wholly owned subsidiary of CCCB Bancorp, Inc. (the “Holding Company”), a newly formed Pennsylvania business corporation, and the stockholders of the Bank will become the shareholders of the Holding Company (“Matter No. 2”). See “Matter No. 2 — Proposal to Approve and Adopt the Plan — Description of the Reorganization”;

•

vote on the proposal to ratify the appointment by the audit committee of the Bank’s board of directors of S.R. Snodgrass P.C. as the Bank’s independent auditors for the fiscal year ending December 31, 2020 (“Matter No. 3”). See “Matter No. 3 — Ratification of Appointment of Independent Auditors”;

•

vote upon the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there is not sufficient votes at the time of the annual meeting to approve the proposal to approve and adopt the Plan (the “Authorization Proposal”) (“Matter No. 4”). See “Matter No. 4 — Authorization Proposal”; and

•

vote on a proposal to approve specified provisions in the articles of incorporation of the Holding Company which will make more difficult a non-negotiated takeover of the Holding Company and are not in the Bank’s articles of incorporation.

Quorum

The holders of a majority of the shares of Bank common stock outstanding and entitled to vote as of the record date must be present at the Bank’s annual meeting, either in person or by proxy, for a quorum to be present. A quorum must be present in order to transact business at the annual meeting.

Votes Required

Elect Directors. The four directors receiving the most affirmative votes will be elected to the Board as Class 2 directors.

Approve and Adopt the Plan. In accordance with Pennsylvania law, the approval and adoption of the Plan requires the affirmative vote of shareholders of the Bank entitled to cast at least two-thirds of the votes which all shareholders of the Bank are entitled to cast on such proposal.

Ratification of Auditors. The affirmative vote of a majority of the votes cast by the holders of Bank common stock at the annual meeting is required to ratify the appointment of S.R. Snodgrass P.C. as the Bank’s independent auditors.

Authorization Proposal. The affirmative vote of a majority of the votes cast by the holders of Bank common stock at the annual meeting is required to approve the Authorization Proposal.

Approval of Certain Articles of Incorporation. The affirmative vote of a majority of the votes cast by the holders of Bank common stock at the annual meeting is required to approve the provisions of the Holding Company’s articles of incorporation in question.

Each holder of shares of Bank common stock outstanding on the record date will be entitled to one vote for each share held of record.

Voting

The Bank board of directors is soliciting proxies to request that you allow your shares of Bank common stock to be represented at the annual meeting by the persons named on the enclosed Bank proxy card. All shares of Bank common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by Bank’s board of directors.

The Bank board of directors recommends that you vote:

•	“FOR” the election, as directors, of the Board of Directors’ nominees for Class 2 directors of the Bank;

•	“FOR” the proposal to approve and adopt the Plan;

•	“FOR” the ratification of the appointment of S.R. Snodgrass P.C. as the independent auditors of the Bank for the fiscal year ending December 31, 2020;

•	“FOR” the Authorization Proposal; and

•	“FOR” the approval of the stated provisions of the Holding Company’s articles of incorporation.

If any matters incident to the conduct of the annual meeting and not described in this proxy statement/offering circular are properly presented at the annual meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares to elect directors or on the Plan, and may elect not to vote your shares on other matters. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.

Broker non-votes will have the same effect as a vote against the Plan.

If you return a valid proxy or attend the annual meeting in person, the Bank will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting.

Abstentions will have the same effect as a vote against the Plan.

Revocation of Proxies

Any Bank stockholder may revoke a proxy at any time before or at the annual meeting in one or more of the following ways:

•	Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the annual meeting of stockholders to the Corporate Secretary of the Bank;

•	Submitting a later-dated proxy prior to the vote at the annual meeting of stockholders; or

•	Attending the annual meeting of stockholders and voting in person after giving written notice to the Corporate Secretary of the Bank.

A shareholder should send any written notice of revocation or subsequent proxy to:

Clarion County Community Bank

Attention: Corporate Secretary

333 W. Main Street

Clarion, PA 16214

You also may hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary before the taking of the vote at the annual meeting of shareholders. Attendance at the annual meeting of shareholders will not by itself constitute a revocation or proxy.

Solicitation of Proxies

The Bank will bear the cost of the solicitation of proxies from its stockholders, as well as the cost of printing and mailing this proxy statement/offering circular. In addition to solicitation by mail, the directors, officers, and employees of the Bank may solicit proxies from Bank shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. The Bank also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Bank will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

Principal Shareholders

We are not aware of any person who beneficially owns more than 5% of the outstanding shares of our common stock as of April 17, 2020.

MATTER NO. 1

ELECTION OF DIRECTORS

Our articles of incorporation provide that the Board of Directors of the Bank may from time to time fix the total number of directors on the Board at not less than five nor more than 25. Presently, the Board of Directors consists of 12 members. The terms of four of the current directors expire at the annual meeting.

The Board of Directors has nominated Rodney R. Flick, William E. Hager, III, H. Jerome Heffner, and Stephen J. Jaworski for election to the Board as Class 2 directors.

All of the Board of Directors’ nominees are current directors of the Bank. No notice of nomination of any person for election as a director was received from any shareholder.

Shares represented by properly executed proxies will be voted for the Board of Directors’ nominees unless you specify otherwise in your proxy. If you wish to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee, you may do so on the proxy card.

The four nominees for director receiving the highest number of votes cast at the annual meeting will be elected as Class 2 directors. Votes withheld from a nominee have no legal effect.

If any nominee should become unable to serve, the proxy holders named in the proxy may vote for another nominee. However, we have no reason to believe that any of the nominees will be unable to serve as a director, if elected.

Information Concerning Nominees and Continuing Directors

The table below contains information concerning the nominees for election as directors at the annual meeting, and the continuing members of the board of directors, including their principal occupations or employment during the past five years, their ages and the year in which they began serving as a director of the bank. None of the nominees or continuing directors are directors of any other publicly traded company.

NOMINEES FOR CLASS 2 DIRECTORS TO SERVE UNTIL 2023:	AGE	DIRECTOR SINCE
RODNEY R. FLICK	69	2004

Mr. Flick is the Chief Executive Officer and Secretary of C.B.F. Contracting, Inc., a commercial and industrial construction company. Prior to serving in that capacity, he served as the president of such company since 1994.

WILLIAM E. HAGER, III	62	2004

Mr. Hager is the Chairman of the Bank’s Board of Directors. He is an attorney who has operated his own law practice for over 30 years. From 1996 to 1999, he served as the District Attorney for Clarion County, Pennsylvania. Mr. Hager also currently serves as a member of the board of directors of Structural Modulars, Inc., a manufacturer of residential and commercial modular structures.

H. JEROME HEFFNER	80	2004

Mr. Heffner was a partner in Heffner Brothers Partnership, a position he held for many years. The company was a gasoline and fuel oil distributor. Mr. Heffner sold the company in 2015. Mr. Heffner also serves as the Treasurer of the Bank, a position he has held since 2004.

STEPHEN J. JAWORSKI	67	2004

Dr. Jaworski has been self-employed as a dentist since 1978. He served as president of the Pennsylvania Dental Association from April 2003 to April 2004. He also served as president of Dental Comp, Inc., a wholly owned subsidiary of the Pennsylvania Dental Association, from 1995 to 2002.

CONTINUING CLASS 3 DIRECTORS TO SERVE UNTIL 2021:	AGE	DIRECTOR SINCE
DON D. LEWIS	87	2004

Mr. Lewis has been the chief executive officer of Structural Modulars, Inc., a manufacturer of residential and commercial modular structures since 1990.

MARK V. NEISWONGER	57	2004

Since 2018, Mr. Neiswonger has been the 50% owner and chief operations officer of Falcon Settlements Inc., a title abstract company. From 2006 to 2014, he was an insurance agent for and owned and operated Neiswonger Insurance Agency Inc. until his sale of the Agency during 2014. Prior to January 1, 2006, he was a partner in Siegel & Associates Insurance Agency.

THOMAS B. RAY	54	2004

Mr. Ray is the president of Thomas G. Ray, Inc. and Avonelle, Inc., companies engaged in the supermarket business, a position he has held since 1998.

RICHARD A. SHIREY	52	2004

Mr. Shirey became the owner of Shirey Farms dairy farm in 2012 and has been the operator and manager of the dairy farm since 1997. He also is the owner of ECM Exploration, a natural gas production company.

CONTINUING CLASS 1 DIRECTORS TO SERVE UNTIL 2022:

J. TODD BISH	50	2004

Mr. Bish is a licensed chiropractor who has operated Bish Chiropractic Center in New Bethlehem, Pennsylvania as sole proprietor since 1994.

SUSANNE A. BURNS	79	2004

Ms. Burns is a partner in several real estate and insurance businesses. She served as a state-certified real estate appraiser for Burns & Burns Associates, Inc. in Clarion, Pennsylvania until retiring in 2006, and has served as its corporate secretary since 1993.

J. FRED CHERICO	62	2004

Mr. Cherico is president and chief operating officer of Computer Support Associates, a designer and manager of computer networks, and has served in that capacity since 1984. Mr. Cherico also serves as the Secretary of the Bank.

JAMES L. KIFER	58	2004

Mr. Kifer has served as the president, chief executive officer and chief financial officer of the Bank since its formation. From 2002 to 2003, Mr. Kifer served as a consultant to the organizers of the Bank. From 1999 to 2002, Mr. Kifer served as executive vice president and chief financial officer of PFC Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES FOR DIRECTORS.

Executive Officers Who Are Not Directors

The following table sets forth the only executive officer of the Bank who is not a director, and his position, age and recent business experience.

Name and Position	Age	Business Experience
Michael Fornof Executive Vice President and Chief Credit Officer	57	Mr. Fornof has been employed in his current position with the Bank since September 2003. From 1988 to 2003, he was Vice President of Lending and Security Officer for Citizens Bank of Morgantown.

Security Ownership of Management

The following table sets forth certain information concerning the number of shares of common stock held as of [●], 2020 by each nominee for director, each continuing director, and all nominees, continuing directors and executive officers as a group.

Name of Beneficial Owner	Total Beneficial Ownership(1)	Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Class(2)
J. Todd Bish (3)	13,449	2,544	10,905	0.8%
Susanne A. Burns (4)	34,580	0	34,580	2.1%
J. Fred Cherico (5)	16,573	8,209	8,364	1.0%
Rodney R. Flick (6)	23,010	17,978	5,032	1.4%
William E. Hager, III (7)	36,494	26,392	10,102	2.2%
H. Jerome Heffner,	13,976	13,976	0	0.8%
Stephen J. Jaworski (8)	26,314	25,429	885	1.6%
James L. Kifer (9)	13,002	4,365	8,637	0.8%
Don D. Lewis	58,038	58,038	0	3.5%
Mark V. Neiswonger (10)	13,950	10,267	3,683	0.8%
Thomas B. Ray	24,250	24,250	0	1.5%
Richard A. Shirey (11)	8,337	6,649	1,688	0.5%
Michael Fornof	401	401	0	0.02%
All nominees, continuing directors and executive officers as a group (13 persons)	282,775	198,498	84,277	17.0%

(1)

Based on information furnished by the respective individuals as of [●], 2020 and our books and records as of such date. Under applicable regulations, shares are deemed beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. Under applicable regulations, a person is deemed to have beneficial ownership of shares which may be received upon the exercise of outstanding stock options if the option is exercisable within 60 days.

(2)	Each percentage is calculated on a fully diluted basis (as if such person’s or group’s vested options were exercised).
(3)	Includes 9,054 shares jointly owned by Mr. Bish with his spouse and 1,851 shares owned by Mr. Bish’s spouse.
(4)	Includes 6,370 shares jointly owned by Ms. Burns with her spouse and 28,210 shares owned by Skoshi Realty, a partnership in which Ms. Burns is a 28% general partner.
(5)	Includes 6,426 shares jointly owned by Mr. Cherico with his spouse, 1,100 shares owned by Mr. Cherico’s spouse and 835 shares jointly held by Mr. Cherico with his minor children.
(6)	Includes 5,032 shares jointly held by Mr. Flick with his spouse.

(7)	Includes 1,958 shares jointly held by Mr. Hager with his children, 7,441 shares jointly held by Mr. Hager with his spouse and 703 shares owned by Mr. Hager’s spouse.
(8)	Includes 885 shares owned by Dr. Jaworski’s spouse.
(9)	Includes 8,637 shares jointly owned by Mr. Kifer with his spouse.
(10)	Includes 2,283 shares owned by Mr. Neiswonger’s spouse and 1,400 shares jointly held by Mr. Neiswonger with his children.
(11)	Includes 1,352 shares jointly held by Mr. Shirey and Sandra Shirey and 336 shares held by Mr. Shirey as custodian for his children.

Director Independence

The Board of Directors has determined that each nominee and each continuing director is “independent,” as defined by the applicable listing standards of The Nasdaq Stock Market, except for James L. Kifer, the president, chief executive officer, and chief financial officer of the Bank.

Board Meetings and Committees

The Board of Directors of the Bank has a standing audit committee. The Board also has a human resources committee that performs all of the functions typically performed by a compensation committee. The Board of Directors also has a nominating committee for the selection of nominees for election as directors.

Audit Committee. The primary duties and responsibilities of the Bank’s audit committee are to:

•	oversee that management maintains the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Bank;

•	oversee that management establishes and maintains processes to assure that an adequate system of internal controls is functioning within the Bank; and

•	oversee that management establishes and maintains processes to assure compliance by the Bank with all applicable laws, regulations and corporate policy.

In connection with these duties, the audit committee is responsible for the appointment, compensation, oversight and termination of our independent auditors and our internal auditors. The audit committee is also responsible for, among other things, reporting to the Bank’s Board of Directors on the results of the annual audit, and reviewing the Bank’s annual audited financial statements. The Bank’s audit committee also reviews the Bank’s system of internal control and audit with management and the independent auditors, and reviews material pending legal proceedings involving the Bank and other contingent liabilities. This committee is also responsible for establishing guidelines for assuring responsibility for the timely filing of the Bank’s regulatory reports. The audit committee is also responsible for receiving and responding to complaints and concerns relating to accounting and auditing matters.

The Audit Committee Charter is not available on the Bank’s website. However, a copy of the Audit Committee Charter was attached as an appendix to our proxy statement that was made available to our shareholders in connection with our annual meeting of shareholders held in May 2018.

The audit committee met three times during fiscal 2019. The members of the Bank’s audit committee are Chairman Stephen J. Jaworski, J. Fred Cherico, William E. Hager, III, Mark V. Neiswonger, Don D. Lewis and Richard A. Shirey. Each member is “independent,” as defined by Rule 5605(a)(2) of The Nasdaq Stock Market listing standards. However, members J. Fred Cherico and William E. Hager, III do not meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act and audit committee composition requirements of The Nasdaq Stock Market listing standards because they receive fees from the Bank other than as compensation for serving as directors.

Human Resources Committee. The Bank’s human resources committee establishes and monitors all recruitment, hiring and employment practices and policies to insure that the Bank’s human resources are deployed in the most effective fashion. Additionally, this committee approves certain compensation as described below, and is responsible for ensuring that the Bank adheres to ethical and moral practices and meets all regulatory compliance issues. This committee is also responsible for conducting regular performance reviews of the Bank’s chief executive officer.

The human resources committee consists of Chairman Rodney R. Flick, James L. Kifer, William E. Hager, III, Stephen J. Jaworski, Susanne A. Burns, J. Fred Cherico, J. Todd Bish, Mark V. Neiswonger, and H. Jerome Heffner. It does not currently have a charter. It met nine times during fiscal 2019. Each member is “independent,” as defined by the applicable listing standards of The Nasdaq Stock Market, except for Mr. Kifer. However, Mr. Kifer’s compensation is determined by the human resources committee and approved by a majority of the Bank’s Board of Directors, and Mr. Kifer is not permitted to be present during voting or deliberations on such matter, and the compensation of the Bank’s other executive officer is determined by a majority of the independent members of the Bank’s Board of Directors.

Nominating Committee. The Bank’s nominating committee is responsible for identifying individuals qualified to serve as Board members, and recommending to the full Board of Directors nominees for election as directors. To fulfill this role, the committee reviews the composition of the full Board to determine any qualifications and areas of expertise that may be needed to further enhance the composition of the Board, and if so, works with management in attracting candidates with those qualifications. Candidates must be willing and able to devote the required amount of time to Bank business. Although the Bank has no policy specifically regarding diversity, in evaluating candidates, the committee seeks to achieve a balance of knowledge, experience and capability on the Board. The committee believes that having directors with relevant experience in business and industry, finance and other areas, and directors with significant business relationships in the local community, is beneficial to the Bank and the Board as a whole. The committee also believes that each of the nominees and current directors has the financial and business expertise and business relationships that meet this objective.

Before nominating a sitting director for reelection at an annual meeting, the committee considers the director’s performance on the Board and whether the director’s reelection will assist the Bank in maintaining quality corporate governance. The nominating committee consists of Chairman William E. Hager, III, Susanne A. Burns, Rodney R. Flick, Don D. Lewis, Thomas B. Ray, and J. Todd Bish. The Board of Directors of the Bank has also determined that all of the members of the nominating committee are independent (as independence is defined in the applicable listing standards of The Nasdaq Stock Market). The nominating committee does not have a written charter. It held one meeting during 2019, at which it selected the nominees for election as Class 1 directors at last year’s annual meeting of shareholders.

When seeking candidates for director positions, the nominating committee may solicit suggestions from incumbent directors, management or others. The nominating committee would also consider any nominees recommended by shareholders of the Bank for election to the Bank’s Board of Directors provided that the recommendations are made in accordance with the procedures described in this proxy statement/offering circular under “Shareholder Proposals for 2021 Annual Meeting.” Shareholders’ nominations that comply with these procedures would receive the same consideration as nominees received from other sources.

Other Committees. The Bank has other committees composed of directors or officers of the Bank which meet for specific purposes, including an executive committee, a loan committee, an ALCO committee, and an information technology committee. The executive committee’s function is to respond to issues that require swift resolution or when convening the full Board is impractical. The loan committee reviews, and recommends to the Board for its approval, the Bank’s loan policy and any subsequent revisions. It also is responsible for the implementation and monitoring of the Bank’s adherence to that policy. The committee also serves as the first level of review for approval and recommendation to the Board of all loan transactions exceeding the lending authority of the loan officers. The committee monitors the quality and performance of the loan portfolio, receives copies of all formal internal and external loan reviews, and establishes guidelines for and reviews the adequacy of loan loss reserves. The technology committee reviews the Bank’s operating systems including, but not limited to, electronic, telephone, electrical, and other interrelated sources, the failure of which may disrupt or cause interruptions in the Bank’s service delivery system.

Director Attendance at Board and Committee Meetings

Thirteen Board meetings were held during fiscal year 2019. During fiscal 2019, all directors attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which they served.

Audit Committee Report

The audit committee reviewed with management and S.R. Snodgrass P.C. the overall scope and plan for the independent audit for the year ended December 31, 2019 performed by S.R. Snodgrass P.C., and has reviewed the Bank’s audited financial statements for the year ended December 31, 2019, and the related report by S.R. Snodgrass P.C. It also has discussed the financial statements and the report with management and with S.R. Snodgrass P.C.

The Bank’s audit committee appointed S.R. Snodgrass P.C. as the Bank’s independent accountant for the year ending December 31, 2020. The audit committee has discussed with S.R. Snodgrass P.C. the matters required to be discussed by AU Section 380, The Auditor’s Communication With Those Charged With Governance, and has received the written disclosures and the letter from them required by the applicable requirements regarding S.R. Snodgrass P.C.’s communications with the audit committee concerning independence. The audit committee has reviewed the materials received from S.R. Snodgrass P.C., has discussed with them their independence, and has satisfied itself as to S.R. Snodgrass P.C.’s independence.

The audit committee acts only in an oversight capacity, and in doing so relies on the work and assurances of the Bank’s management and its independent auditors.

Based on the audit committee’s review of the financial statements and the independent auditors’ report thereon, and the audit committee’s discussions with management and the independent auditors, the audit committee has recommended to our Board of Directors that the audited financial statements of the Bank for the year ended December 31, 2019 be made available to our shareholders.

THE CLARION COUNTY COMMUNITY BANK AUDIT COMMITTEE

Stephen J. Jaworski, Chairman

J. Fred Cherico

William E. Hager, III

Mark V. Neiswonger

Don D. Lewis

Richard A. Shirey

Code of Ethics

The Bank has adopted a Code of Ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer or controller. The Bank will furnish, without charge, a copy of its Code of Ethics to any person, upon written request made to Mr. James L. Kifer, at the Bank’s offices located at 333 W. Main Street, Clarion, Pennsylvania 16214.

Compensation of Directors and Executive Officers

The annual compensation of the three highest paid persons who were executive officers or directors during the year ended December 31, 2019 is set forth in the table below.

	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash compensation ($)(1)	Other compensation ($)(2)	Total compensation ($)
Three highest paid persons	President, Chief Executive Officer, Chief Financial Officer, Chief Credit Officer and Chairman of the Board	344,550	79,413	$423,963

(1)	Includes salary, directors’ fees and bonus payments.
(2)

Consists of an automobile expense reimbursement, payment of club memberships, life insurance premiums paid by the Bank, matching contributions by Bank to 401(k) accounts, the increase in the actuarial present value of the executives’ accumulated benefit under their Supplemental Executive Retirement Agreements with the Bank, and fees for legal services rendered.

The aggregate annual compensation of the Bank’s 12 directors as a group, excluding the President and Chairman of the Board who are reflected in the table above, for the year ended December 31, 2019 was $181,150.

Proposed compensation to be made in the future pursuant to ongoing plans or arrangements

Employment Agreements. The Bank’s two most senior executive officers each have an employment agreement with the Bank. The term of each of these agreements expires on December 31, 2022. Under these agreements, the executives are entitled to receive a specified annual base salary, and to participate in any incentive compensation and employee benefit plans that the Bank maintains. There is not any written incentive compensation (bonus) plan. Each also is entitled to at least four weeks’ vacation and to participate in and receive the benefits of any other plans and arrangements which provide for sick leave, paid holidays, or personal days provided to or for the employees of the Bank from time to time. The chief executive officer is entitled to an unaccountable monthly automobile allowance.

In the event the Bank terminates the executive’s employment without “Cause” or he terminates his employment with the Bank for “Good Reason,” as defined in his employment agreement, he will be entitled to receive an amount equal to 12 months of his base salary and will also be entitled to participate in the Bank’s health and welfare benefits plans at the same benefit levels for two years after termination. If the termination occurs within 24 months after a change in control of the Bank, the cash amount would equal 24 months of base salary.

Supplemental Executive Retirement Plan Agreements. The two executive officers mentioned in the table above are also parties to supplemental executive retirement plan agreements (the “SERP Agreements”) with the Bank. Under these SERP Agreements, upon the executive attaining age 65 or retiring, whichever occurs later (the “Entitlement Date”), each is entitled to an annual benefit equal to 30% of the participant’s then base salary as determined in accordance with the SERP Agreements. The foregoing benefits commence in the month following the Entitlement Date and are paid in monthly installments for the executive’s remaining life. In the event that a participant separates from service prior to age 65, the participant is entitled to a pro-rata annual benefit.

Split Dollar Life Insurance Agreements. The Bank has entered into split dollar life insurance agreements with the two executives mentioned in the table above to provide life insurance benefits to the participants as part of a Bank owned life insurance investment. Under the split dollar agreements, upon the death, while still employed, of such execuitves, their respective beneficiaries would be entitled to receive a life insurance payment of $150,000. The Bank has paid all the premiums on the policy.

Director Compensation. During 2020, all non-employee directors of the Bank will receive compensation of $900 for each Board meeting attended during the year. In addition, all non-employee directors will receive $150 for attendance at all audit committee and human resources committee meetings. The Chairman of the audit committee and the Chairman of the human resources committee each will receive $300 per their respective committee meetings. All other non-employee members of Bank committees will receive $100 per each committee meeting attended. The Chairman of the Board will receive a payment of $500 per month as compensation for planning and discussion time with the President and Chief Executive Officer.

Option Grants in Last Fiscal Year

No stock options were granted to our executive officers in the year ended December 31, 2019.

Aggregated Option Exercises in Last Fiscal Year

No options were exercised by any of our executive officers during the year ended December 31, 2019.

Indebtedness of Management

The Bank offers various types of loans to its directors, officers, and employees. Under applicable Federal law, any loan made to a director, officer, employee or other affiliate is required to be on substantially the same terms and conditions available to non-related borrowers (in particular as to interest rate and collateral). In addition, the risk of nonpayment must not be greater than the risk of nonpayment on loans to non-related borrowers, and the loan must be approved by a majority of the full Board of Directors, with the loan applicant not voting or influencing the vote. Since January 1, 2018, the Bank has made the following loans to directors or their affiliated businesses:

Director Affiliated with the Borrower	Highest Aggregate Principal Amount of the Loans Since January 1, 2018		Aggregate Principal Amount of the Loans as of March 31, 2020
J. Todd Bish	$134,277		$131,623
J. Fred Cherico	$312,822		$194,691
Rodney R. Flick	$135,137		$91,880
H. Jerome Heffner	$117,836		0
Thomas B. Ray	$747,615		$260,189
Richard A. Shirey	$263,580		$247,453

Totals	$1,281,768	(1)	$925,836

(1) Aggregate principal amount as of January 1, 2018.

All loans and commitments to loan were commercial loans made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other non-related persons and, in our opinion, do not involve more than the normal risk of collection or present other unfavorable features.

Transactions with Related Persons

The Bank recognizes that transactions with its officers and directors or with their related family members or affiliated businesses (collectively, “Related Person Transactions”) can present potential or actual conflicts of interest. Nevertheless, the Bank recognizes that there are Related Person Transactions which may be in, or may not be inconsistent with, the best interests of the Bank and its shareholders, including but not limited to situations where the Bank may obtain products or services from, or provide products and services to, related persons on an arm’s length basis on terms comparable to those obtained from or provided to unrelated third parties. The Board of Directors reviews any actual or potential Related Person Transactions, and, based on all relevant facts and circumstances, determines if it is in the best interests of the Bank and its shareholders to approve, reject, modify or ratify the Related Person Transaction. Since January 1, 2018, the material Related Person Transactions requiring disclosure in this proxy statement/offering circular are as follows:

•

William E. Hager, III, the Chairman of the Board of the Bank, receives legal fees from the Bank for services rendered. During the years ended December 31, 2018 and 2019, the Bank paid Mr. Hager legal fees of $79,802 and $25,366, respectively. Through March 31, 2020, the Bank has paid legal fees of $21,950 to Mr. Hager.

•

The Bank purchases property and casualty insurance through Burns & Burns Insurance, in which Susanne A. Burns, a director, is a partner. During the years ended December 31, 2018 and 2019, the premiums paid by the Bank to Burns and Burns equaled $18,624 and $18,942, respectively. Through March 31, 2020, the Bank has paid $20,268 in premiums to Burns and Burns.

These transactions with the Bank were in the ordinary course of the Bank’s business. Similar transactions may be expected to occur in the future.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day to day leadership and performance of the Bank. The Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Both individuals, together with input from the full Board, are responsible for setting the strategic direction for the Bank. We believe that this is the most effective leadership structure for the Bank.

Our Board’s Role in Risk Oversight

The Board’s role in the Bank’s risk oversight process includes receiving regular reports from senior management on areas of material risk to the Bank, including operational, financial, legal and regulatory risks. Our Board administers its risk oversight function directly and through both its audit committee and ALCO Committee. The Board and each of these committees regularly discuss with management our major risk exposures, their potential financial impact on the Bank, and the steps we take to manage them.

MATTER NO. 2

PROPOSAL TO APPROVE AND ADOPT THE PLAN

The Board of Directors of the Bank has unanimously approved, subject to receipt of necessary approvals, the acquisition by CCCB Bancorp, Inc., a Pennsylvania corporation formed by the Bank, which we refer to as the “Holding Company” in this proxy statement/offering circular, of all of the outstanding capital stock of the Bank, pursuant to the Agreement and Plan of Reorganization and Merger dated December 19, 2019 (the “Plan”) by and among the Bank, the Holding Company, and Interim Clarion County Community Bank, which we refer to as “Interim Bank”. We refer to the foregoing transaction as the “Reorganization” in this proxy statement/offering circular. A copy of the Plan is attached as Annex A to this proxy statement/offering circular. The following discussion is qualified in its entirety by reference to the Plan.

The Reorganization will be accomplished pursuant to the merger of the Interim Bank with and into the Bank, with the Bank surviving under its current name “Clarion County Community Bank.” Pursuant to this merger, the shareholders of the Bank will become the shareholders of the Holding Company by operation of law, and the Bank will be a wholly owned subsidiary of the Holding Company. The existing business and operations of the Bank will continue after the Reorganization. The consolidated capitalization, assets, liabilities and financial statements of the Holding Company immediately following the Reorganization, will be substantially the same as those of the Bank immediately prior to the Reorganization. After the Reorganization, the deposits of the Bank will continue to be insured by the FDIC to the maximum amount permitted by law.

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK ADOPT THE PLAN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE BANK IS REQUIRED TO ADOPT THE PLAN. ALL PROXIES WILL BE VOTED “FOR” ADOPTION OF THE PLAN, EXCEPT FOR ANY PROXY SPECIFICALLY MARKED TO THE CONTRARY BY A STOCKHOLDER. ABSTENTIONS AND BROKER NON-VOTES WILL CONSTITUTE A VOTE “AGAINST” ADOPTION OF THE PLAN.

Reasons for the Reorganization

Capital. The Federal banking regulators have adopted risk-based capital guidelines for banks and bank holding companies. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of the total capital is to be comprised of common stock, retained earnings, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and certain other intangibles (“Tier 1 Capital”). The remainder may consist of other preferred stock, certain other instruments and a portion of the loan loss allowance (“Tier 2 Capital”). “Total Capital” is the sum of Tier I Capital and Tier 2 Capital.

In addition, the Federal banking regulators have established minimum leverage ratio guidelines for banks and bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average total assets of 3% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks and bank holding companies generally are required to maintain a leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. At December 31, 2019, the Bank’s leverage ratio was 9.75%.

Our minimum capital to risk-adjusted assets requirements are a common equity Tier 1 Capital ratio of 4.5% (6.5% for the Bank to be considered “well capitalized”), a Tier 1 Capital ratio of 6.0%, (6.0% for the Company to be “well capitalized” and 8.0% for the Bank to be considered “well capitalized”); and a total capital ratio of 8.0% (10.0% for the Bank to be considered “well capitalized”). In addition, in order to avoid limitations on capital distributions (including dividend payments and certain discretionary bonus payments to executive officers), a banking organization must hold a capital conservation buffer comprised of common equity Tier 1 Capital above its minimum risk-based capital requirements in an amount greater than 2.5% of total risk-weighted assets. The Company’s and the Bank’s capital ratios at December 31, 2019 are set forth below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019
Total capital (to Risk Weighted Assets)	$18,048,000	11.38%	12,692,000	8.00%	$15,865,000	10.00%
Tier I Capital (to Risk Weighted Assets)	17,070,000	10.76%	9,519,000	6.00%	12,692,000	8.00%
Common equity tier 1 capital (to Risk Weighted Assets)	17,070,000	10.76%	7,139,000	4.50%	10,312,000	6.50%
Tier I Capital (to Average Assets)	17,070,000	9.75%	7,001,000	4.00%	8,751,000	5.00%

Therefore, in order to continue to grow at the rate we desire, and to better protect ourselves from losses in the future, the Bank may require more capital. The Reorganization provides us with a greater ability to raise Tier 1 capital through, among other things, the ability of the Holding Company, as a “small bank holding company” under the regulations of the Federal Reserve, to issue instruments that do not qualify as capital under the Federal Reserve’s regulations, such as debt instruments, and to contribute the proceeds to the Bank as Tier 1 capital.

Growth. At some point in the future, management of the Bank may be interested in growing through the acquisition of another bank, credit union or other financial institution, or the formation or acquisition of other providers of financial services, such as insurance agency, money management, financial planning, commercial and consumer finance and equipment leasing financial institutions. The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility in structuring such acquisitions and in conducting operations thereafter because it permits the ownership of separate subsidiaries with independent management. Depending on the manner in which an acquisition is structured, and certain other factors, such an acquisition may or may not require approval of the Holding Company’s shareholders. No such acquisitions are planned presently.

Holding Company Operations. Upon completion of the Reorganization, the Holding Company will be a bank holding company. Present regulations of the Pennsylvania Department of Banking and Securities limit the type of businesses in which the Bank may engage. Establishing the Holding Company as a bank holding company will permit diversification of operations free of these restrictions. See “Supervision and Regulation.”

The Bank’s Board of Directors believes that a system of independent management, within a holding company structure, results in an organization able to enjoy the advantages that make small to medium size banks and other providers of financial services located in the Bank’s geographical market area successful. Small to medium size banks and other providers of financial services operate with maximum flexibility, with management close to the local market and, therefore, can be especially responsive to the needs of customers of a particular community. The Bank’s Board believes that customers are attracted by the highly personalized services these smaller companies are able to perform most effectively. Because of economies of scale, the holding company structure should permit any subsidiaries formed or acquired by the Holding Company to have access to highly trained personnel and specialized programs, in areas such as asset and liability management, marketing, human resources, and data processing, designed to reduce risk, increase market penetration, and promote a higher level and quality of earnings. The Bank’s Board believes that a system of independent management of separate subsidiaries, combined with the support capabilities of a larger institution, will afford the Holding Company and any subsidiaries it may form or acquire in the future the advantages of both large and small institutions. The Bank’s Board recognizes that there is a risk that the holding company will not realize the anticipated economies of scale so as to be able to provide the intended level of support services, and that there is also a risk in operating separate subsidiaries with independent management, in that an imprudent decision made by one subsidiary could adversely affect the combined organization. Nevertheless, the Bank’s Board believes that these risks can be adequately controlled and that the benefits to be derived from the holding company structure are substantial and significantly outweighs the risks.

The holding company structure also provides more flexibility in terms of corporate organization and capital formation, since the structure of the Holding Company will be subject to the Pennsylvania Business Corporation Law and the laws and regulations pertaining to bank holding companies, and not to the more stringent and limiting laws pertaining to banks.

Anti-takeover Provisions. The Holding Company’s Articles of Incorporation and Bylaws contain numerous provisions which are intended to encourage potential acquirors of the Holding Company to negotiate directly with the Board of Directors of the Holding Company and to deter a non-negotiated tender or exchange offer for the Holding Company’s stock or a proxy contest for control of the Holding Company. Certain provisions of Pennsylvania law may also make it more difficult for a shareholder to successfully challenge the actions of the Holding Company’s Board of Directors in a potential change of control context.

The combined effect of such provisions is expected to make it very difficult for persons to acquire control of the Holding Company in any transaction not favored by management. The anti-takeover provisions are intended to encourage potential acquirors of the Holding Company to negotiate directly with the Holding Company. In the Board of Directors’ judgment, the Board is in the best position to determine the true value of the Holding Company and to negotiate most effectively for what may be in the best interests of the Holding Company’s shareholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its shareholders to encourage potential acquirors to negotiate directly with the Board of Directors, and that these provisions encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors’ view that these provisions do not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all shareholders. However, these provisions may also deter institutional interest in and ownership of the Holding Company’s stock and, accordingly, may depress the market price for, and liquidity of, the Holding Company’s stock, or effectively forestall non-negotiated takeover offers which might have been deemed by shareholders to be in their best interest and might have involved offers to purchase shares at a premium over the market price prevailing at the time.

The anti-takeover provisions described above are not the result of any specific past or anticipated effort to acquire control of the Bank. At present, the Bank’s articles of incorporation and bylaws contain certain anti-takeover provisions including:

(1) The Bank’s bylaws require that nominations for the election of directors must be made by written notice delivered or mailed to the Secretary not less than 90 days prior to the meeting of stockholders at which directors are to be elected. Nominations not made in accordance with the foregoing procedure will be disregarded.

(2) The Bank’s articles of incorporation provide for a classified board and prohibit cumulative voting.

(3) The Bank’s bylaws prohibit stockholder action by written consent and prohibit stockholders from calling a special meeting.

(4) The Bank’s articles of incorporation provide for the issuance of up to 1,000,000 shares of preferred stock which the Bank’s Board of Directors has discretion to issue having such rights, privileges and preferences fixed by the Board of Directors in its discretion without input from or the approval of shareholders.

(5) The Bank’s articles of incorporation provide for an 80% approval requirement for shareholders to approve certain amendments.

Notwithstanding the foregoing provisions and the fact that there has been no attempted takeover of the Bank, the Holding Company’s Board of Directors believes that the anti-takeover provisions contained in its Articles of Incorporation and Bylaws are in the best interests of shareholders, especially considering (a) banks and other financial companies, such as securities firms and insurance companies, may compete, combine, and be commonly owned (see “Supervision and Regulation”), (b) the recent consolidation in the banking industry through mergers and acquisitions, and (c) the fact that the Bank has a small over-all market capitalization when compared to most other financial institutions. Further, the Holding Company’s Board believes that such provisions will generally help provide for continuity in the affairs and business strategy of the Holding Company, and provide the Board with sufficient time to review any acquisition proposal and consider possible alternatives thereto, so that there is a maximum opportunity to ensure that the interest of the Holding Company’s shareholders are protected to the maximum extent possible. See “Descriptions of the Holding Company’s Capital Stock — Certain Restrictions on Acquisition of the Holding Company.”

Description of the Reorganization

The Bank has caused the Holding Company, a Pennsylvania business corporation, to be formed and organized. The Holding Company will cause Interim Bank, a Pennsylvania-chartered bank, to be organized (subject to the approval of the Pennsylvania Department of Banking and Securities). The Holding Company will be the sole stockholder of Interim Bank. Contingent upon regulatory approvals, the Reorganization will be accomplished as follows:

(1) The Interim Bank will merge with and into the Bank, with the Bank as the surviving corporation.

(2) The Bank, as the survivor, will retain, among other things, its articles of incorporation and bylaws, and the assets and liabilities of the Bank, including its deposit accounts and loans.

(3) The shareholders of the Bank will become the shareholders of the Holding Company. Each share of Bank common stock will become a share of the Holding Company common stock. Each certificate evidencing shares of Bank common stock immediately prior to the Reorganization will evidence ownership of the same number of shares of the Holding Company common stock at the effective date of the Reorganization.

(4) The shares of common stock of the Bank held by the Holding Company at the effective date will remain as the only issued and outstanding shares of common stock of the Bank after the Reorganization.

(5) The Interim Bank will cease to exist as a legal entity.

(6) The Bank will be a wholly-owned subsidiary of the Holding Company, and the Bank will continue to carry on the business and activities it conducted immediately prior to the Reorganization. The name “Clarion County Community Bank” will continue to be utilized.

(7) As is the case with the common stock of the Bank, it is anticipated that there will be no liquid market for the common stock of the Holding Company. See “Market for Common Stock.”

Business of the Holding Company

Upon completion of the Reorganization, the Holding Company will own all of the stock of the Bank, and the Bank will be the Holding Company’s operating bank subsidiary. The Holding Company will be a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956. See “Supervision and Regulation.”

Management of the Holding Company and the Bank after the Reorganization

Directors. The following table sets forth the name and the year the term of office expires for each director of the Holding Company.

Name	Term of Office Expires
J. Todd Bish	2022
Susanne A. Burns	2022
J. Fred Cherico	2022
Rodney R. Flick	2023
William E. Hager, III	2023
H. Jerome Heffner	2023
Stephen J. Jaworski	2023
James L. Kifer	2022
Don D. Lewis	2021
Mark V. Neiswonger	2021
Thomas B. Ray	2021
Richard A. Shirey	2021

For additional information concerning the initial directors of the Holding Company, see “Matter No. 1 — Election of Directors” herein.

The Articles of Incorporation of the Holding Company provide that directors shall serve for terms of three years and that the terms shall be staggered to provide for the election of approximately one-third of the board members each year. Adoption of Plan by the holders of the Bank’s common stock will, in effect, confirm the election of such persons as directors of the Holding Company, without further action and without changes in classes or terms.

Officers. The officers of the Holding Company are, and upon completion of the Reorganization will continue to be, the following persons:

Name	Age	Positions
James L. Kifer	58	President, Chief Executive Officer and Treasurer
Michael Fornof	57	Executive Vice President
J. Fred Cherico	62	Secretary

It is expected that until the Holding Company becomes actively involved in additional businesses, no compensation will be paid to the directors and officers of the Holding Company in their capacities as such. However, the Holding Company may determine that such separate compensation is appropriate in the future.

At the present time, the Holding Company does not intend to employ any persons other than its management, who will continue as employees of the Bank. If the Holding Company acquires other businesses, it may at such time hire additional employees.

Conditions, Amendment and Termination

The Plan contains a number of conditions which must be met before the Reorganization will be completed, including, among others, (1) the approval of the Plan by the requisite vote of the holders of common stock of the Bank, (2) the receipt of an opinion of counsel that the Reorganization will be treated as a nontaxable transaction under the Internal Revenue Code of 1986 (the “Code”), (3) the approval by the Federal Reserve of the Holding Company as a bank holding company, (4) the approval of the formation of Interim Bank and the Reorganization by the Pennsylvania Department of Banking and Securities, (5) the approval of the Reorganization by the Federal

Deposit Insurance Corporation, (6) the receipt of all approvals from any other governmental agencies or other third parties, which may be required for the lawful consummation of the Reorganization, and (7) the qualification by the Securities and Exchange Commission of the offering of shares of the Holding Company’s common stock to be issued to Bank shareholders in connection with the Reorganization. Further, to the extent required, the Holding Company shall have complied with all applicable state securities or “Blue Sky” laws relating to the issuance of Holding Company stock. No such other governmental or third party approvals are currently anticipated to be required.

The Board of Directors of the Bank may cause the Plan to be amended or terminated if the Board determines that such termination or amendment would be advisable. Only amendments of a nonmaterial nature may be effected by the Board of Directors subsequent to the mailing of this proxy statement/offering circular to you. Such amendment or termination may occur at any time prior to the consummation of the Reorganization, whether before or after shareholder approval of the Plan.

Federal Income Tax Consequences of the Reorganization

The Plan provides that completion of the transaction is conditioned upon the receipt of an opinion of counsel (or a tax advisor) to the effect, among other things, that (1) the Reorganization will qualify as a “reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized by the stockholders of the Bank who receive shares of the Holding Company common stock in exchange for Bank common stock surrendered in the Reorganization, (2) the aggregate basis of the shares of the Holding Company common stock received by stockholders of the Bank in the Reorganization will be the same as the aggregate basis of the shares of Bank common stock surrendered in exchange therefor, (3) the holding period of the shares of the Holding Company common stock received by the stockholders of the Bank in the Reorganization will include the period during which they held their Bank common stock, provided the shares of Bank common stock are held as a capital asset on the effective date of the Reorganization, and (4) no gain or loss will be recognized by the Holding Company on the merger of Interim Bank with and into the Bank in the Reorganization. If this condition is waived by the parties to the Plan, the Bank will, prior to the consummation of the Reorganization, (i) amend this proxy statement/offering circular to disclose such waiver, (ii) distribute such amended Proxy Statement to its stockholders, and (iii) resolicit stockholder approval of the Plan.

This discussion of tax consequences only relates to certain federal income tax matters. It does not address the tax consequences of the Reorganization to Bank stockholders who are subject to special tax treatment (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons who hold shares of Bank common stock in qualified retirement programs, and persons who hold shares of Bank common stock as part of a hedge, straddle, conversion or constructive sale transaction). Further, it does not address state, local or foreign tax consequences of the Reorganization.

Bank stockholders should note that any tax opinion delivered in connection with the Reorganization is not binding on the Internal Revenue Service or the courts. No assurance can be given that, if such opinion were contested, a court would agree with each of the specific opinions expressed in the opinion letter. Rather, the specific opinions in the opinion letter represent counsel’s best legal judgment as to the likely outcome of the issues addressed if such issues were litigated and all appeals exhausted.

Each stockholder of the Bank should consult his or her own tax counsel as to specific federal and state tax consequences of the transaction.

Financial Accounting Treatment

The Reorganization will be accounted for as a reorganization under common control and the assets, liabilities and stockholders’ equity of the Bank immediately prior to the Reorganization will be carried forward on either separate or consolidated financial statements of the Bank and the Holding Company after the Reorganization at the amounts carried on their respective books at the effective date of the reorganization.

Therefore, the consolidated capitalization, assets, liabilities, income and other financial data of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to the Reorganization, and, after the Reorganization, will be shown in the Holding Company’s consolidated financial statements at the Bank’s historical recorded values. Because the Reorganization will not result in a change in such financial statements, this proxy statement/offering circular does not include financial statements of the Holding Company.

Limitation of Liability and Indemnification of Directors and Officers

The Bylaws of the Holding Company, as approved by its shareholders, provide for (1) indemnification of directors, officers, employees and agents of the Holding Company and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, in each case to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also provides for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Treatment of Stock Certificates

After the effective date of the Reorganization (the “Effective Date”), the former holders of Bank common stock will be entitled to exchange their stock certificates for new certificates evidencing the same number of shares of the Holding Company common stock. The conversion of Bank common stock into the right to receive the Holding Company common stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Philadelphia Stock Transfer, the transfer agent for the Bank, in the capacity of exchange agent (the “Exchange Agent”), will send a transmittal form to each Bank stockholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Bank common stock to be exchanged for the Holding Company common stock.

Bank stockholders should not forward bank stock certificates to the Exchange Agent until they have received transmittal forms. Bank stockholders should not return stock certificates with the enclosed proxy card.

Until so exchanged, the Bank’s stock certificates will, for all purposes, represent the same number of shares of the Holding Company common stock as the number of shares of Bank common stock previously represented, and the holders of such certificates will have all of the rights of holders of the Holding Company common stock. The Holding Company may withhold cash dividends, if and when declared, on common stock not so exchanged until such time as it is exchanged. Instructions with respect to the exchange of stock certificates will be sent to all holders of record on the Effective Date of shares of Bank common stock as soon as practicable after the consummation of the Reorganization. Philadelphia Stock Transfer, which serves as the transfer agent and registrar for the Bank’s common stock, will act in the same capacity for the Holding Company’s common stock.

Effect on Employee Benefit Plans and Stock Option Plans

Upon completion of the Reorganization, all employee benefit plans of the Bank will remain plans of the Bank and will be unchanged by the Reorganization, except that any plan which refers to the common stock of the Bank will, following completion of the Reorganization, be deemed to refer instead to common stock of the Holding Company. In the future, the Holding Company may adopt such employee benefit plans in order to cover any employees of the Holding Company who are not also employees of the Bank. If the Holding Company acquires other bank subsidiaries, such employee benefit plans may be extended to cover the employees of such institutions.

Effective Date

The Effective Date of the Reorganization and the merger shall be the date specified in the Reorganization approval to be issued by the Pennsylvania Department of Banking and Securities. Management currently anticipates that the Effective Date will occur on or around [●].

Supervision and Regulation

Overview

The Holding Company will operate within a system of banking laws and regulations intended to protect bank customers and depositors, and these laws and regulations govern the permissible operations and management, activities, reserves, loans and investments of the Holding Company.

The Holding Company will be a bank holding company under the Federal Bank Holding Company Act of 1956, and will be subject to the supervision of the Board of Governors of the Federal Reserve System. In general, that act limits the business of bank holding companies to banking, managing or controlling banks, and performing certain servicing activities for subsidiaries and, as a result of the Gramm-Leach-Bliley Act amendments, permits bank holding companies that are also financial holding companies to engage in any activity, or acquire and retain the shares of any company engaged in any activity, that is either (1) financial in nature or incidental to such financial activity or (2) complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. In order for a bank holding company to engage in the broader range of activities that are permitted for bank holding companies that are also financial holding companies, upon satisfaction of certain regulatory criteria, the bank holding company must file a declaration with the Federal Reserve that it elects to be a “financial holding company.” The Holding Company has not applied to become a financial holding company. The Holding Company is also subject to other federal laws and regulations as well as the corporate laws and regulations of Pennsylvania, the state of its incorporation.

As a bank holding company, the Holding Company, with certain exceptions, is prohibited from acquiring direct or indirect ownership or control of more than five percent of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to subsidiary banks. Prior approval of the Federal Reserve is required for the acquisition by the Holding Company of more than five percent of the voting stock of any other bank. Satisfactory capital ratios, Federal Community Reinvestment Act ratings and anti-money laundering policies are generally prerequisites to obtaining federal regulatory approval to make acquisitions.

The Bank is a commercial bank chartered under the laws of the Commonwealth of Pennsylvania and is subject to the Pennsylvania Banking Code of 1965 (the “Banking Code”). As such, it is subject to regulation, supervision and examination by the Pennsylvania Department of Banking and Securities and by the FDIC. Each of these agencies regulates aspects of activities conducted by the Bank and the Holding Company, as discussed below. The Bank is not a member of the Federal Reserve Bank of Cleveland.

The following descriptions summarize some of the key laws and regulations to which the Bank is subject, and to which the Holding Company will be subject as a registered bank holding company. These descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations. Future changes in these laws and regulations, or in the interpretation and application thereof by their administering agencies, cannot be predicted, but could have a material effect on the business and results of the Holding Company and the Bank.

Dividend Restrictions

The primary source of cash to pay dividends to the Holding Company’s shareholders and to meet the Holding Company’s obligations is dividends paid to the Holding Company by the Bank. Dividend payments by the Bank to the Holding Company are subject to the laws of the Commonwealth of Pennsylvania, the Banking

Code, the Federal Deposit Insurance Act (“FDIA”) and the regulation of the Pennsylvania Department of Banking and Securities and of the Federal Reserve. The Pennsylvania Banking Code provides that dividends may be declared and paid only out of accumulated net earnings of the Bank or accumulated net earnings acquired as a result of a merger and transferred to surplus, if used with seven years of the date of the merger. Under the FDIA, a bank may not pay any dividends if, after paying such dividends, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in unsafe or unsound banking practices. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

Under Pennsylvania law, the Holding Company may not pay a dividend, if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of business and, after giving effect to the dividend, the total assets of the Holding Company would be less than the sum of its total liabilities plus the amount that would be needed, if the Holding Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose rights are superior to those receiving the dividend.

It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available from the immediately preceding year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiary. A bank holding company may not pay dividends when it is insolvent.

In 2019, the Bank paid $249,850 in cash dividends to common shareholders.

Transactions with Affiliates

Banking laws and regulations impose certain restrictions on the ability of bank holding companies to borrow from and engage in other transactions with their subsidiary banks. Generally, these restrictions require that any extensions of credit must be secured (at levels of 100% and more) by designated amounts of specified collateral and be limited to (i) 10% of the bank’s capital stock and surplus per non-bank affiliated borrower, and (ii) 20% of the bank’s capital stock and surplus aggregated as to all non-bank affiliated borrowers. In addition, certain transactions with affiliates must be on terms and conditions, including credit standards, at least as favorable to the institution as those prevailing for arms-length transactions.

Deposit Insurance

All U.S. banks are required to have their deposits insured by the FDIC. The maximum amount of deposit insurance per depositor is $250,000. The FDIC charges premiums or “assessments” to pay for the deposit insurance provided. These assessments are based on the average total assets of a bank minus the bank’s average tangible equity.

Deposit insurance assessments have been “risk based,” in that the riskier a bank’s perceived business activities, the higher deposit insurance rate it has to pay. All banks are assigned to one of four “risk categories” by the FDIC, pursuant to their capital levels and examination results. The assignment to a particular risk category is made by the FDIC each quarter based on the most recent information available. Then, the FDIC applies certain adjustments to each bank based on its specific asset attributes to determine a final assessment ratio. As discussed above, these assessments are based on assets, not deposits, and the assessment rates will range from 2.5 basis points to 45 basis points.

The Dodd-Frank Act requires the deposit insurance fund to reach a reserve level of 1.35% of all insured deposits by September 2020, and authorizes the FDIC to implement changes in assessment rates in order to achieve such level. The Dodd-Frank Act authorizes the FDIC to establish a “designated reserve ratio” (which the

FDIC has now set at 2.0%), and to reduce or eliminate assessments if the designated reserve ratio is met. If the deposit fund reserve ratio is 2.5% or more, the FDIC is authorized, but not required, to return assessments to banks.

Capital Adequacy

The Federal banking regulators have adopted risk-based capital guidelines for banks and bank holding companies. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of the total capital is to be comprised of common stock, retained earnings, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and certain other intangibles (“Tier 1 Capital”). The remainder may consist of other preferred stock, certain other instruments and a portion of the loan loss allowance (“Tier 2 Capital”). “Total Capital” is the sum of Tier 1 Capital and Tier 2 Capital.

In addition, the Federal banking regulators have established minimum leverage ratio guidelines for banks and bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average total assets of 3% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks and bank holding companies generally are required to maintain a leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. At December 31, 2019, the Bank’s leverage ratio was 9.75%.

Our minimum capital to risk-adjusted assets requirements are a common equity Tier 1 Capital ratio of 4.5% (6.5% for the Bank to be considered “well capitalized”), a Tier 1 Capital ratio of 6.0%, (6.0% for the Company to be “well capitalized” and 8.0% for the Bank to be considered “well capitalized”); and a total capital ratio of 8.0% (10.0% for the Bank to be considered “well capitalized”).

The Bank’s capital ratios at December 31, 2019 are set forth below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019
Total capital (to Risk Weighted Assets)	$18,048,000	11.38%	12,692,000	8.00%	$15,865,000	10.00%
Tier I Capital (to Risk Weighted Assets)	17,070,000	10.76%	9,519,000	6.00%	12,692,000	8.00%
Common equity tier 1 capital (to Risk Weighted Assets)	17,070,000	10.76%	7,139,000	4.50%	10,312,000	6.50%
Tier I Capital (to Average Assets)	17,070,000	9.75%	7,001,000	4.00%	8,751,000	5.00%

In order to avoid limitations on capital distributions (including dividend payments and certain discretionary bonus payments to executive officers), a banking organization must hold a capital conservation buffer comprised of common equity Tier 1 Capital above its minimum risk-based capital requirements in an amount greater than 2.5% of total risk-weighted assets.

As of December 31, 2019, the Bank is “well-capitalized” and has a capital conservation buffer greater than 2.5%.

Prompt Corrective Action

The Federal Deposit Insurance Act (“FDIA”) requires federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have an adverse material effect on the Holding Company’s financial condition. Under the FDIA’s Prompt Corrective Action Regulations, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

The Prompt Corrective Action Regulations define specific capital categories based on an institution’s capital ratios. The capital categories, in declining order, are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” The FDIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the capital category by which the institution is classified. Institutions categorized as “undercapitalized” or worse may be subject to requirements to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on asset growth and executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the regulatory agencies, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes “critically undercapitalized,” it generally must be placed in receivership or conservatorship within 90 days.

The appropriate federal banking agency may, under certain circumstances, reclassify a well-capitalized insured depository institution as adequately capitalized. The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not to treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than an institution’s capital levels.

Unsafe and Unsound Practices

Notwithstanding its Prompt Corrective Action Regulations category dictated by risk-based capital ratios, the FDIA permits the appropriate bank regulatory agency to reclassify an institution if it determines, after notice and a hearing, that the condition of the institution is unsafe or unsound, or if it deems the institution to be engaging in an unsafe or unsound practice. Also, if a federal regulatory agency with jurisdiction over a depository institution believes that the depository institution will engage, is engaging, or has engaged in an unsafe or unsound practice, the regulator may require that the bank cease and desist from such practice, following notice and a hearing on the matter.

The USA PATRIOT Act

The USA PATRIOT Act of 2001 is a comprehensive anti-terrorism law. Title III of the USA PATRIOT Act imposes significant anti-money-laundering compliance and due diligence obligations on financial institutions, imposes crimes and penalties and expands the extra-territorial jurisdiction of the United States. The Treasury has issued a number of implementing regulations which apply various requirements of the USA PATRIOT Act to financial institutions such as the Bank. Those regulations impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.

Failure of a financial institution to comply with the USA PATRIOT Act’s requirements could have serious legal consequences for the institution and adversely affect its reputation. The Bank adopted policies, procedures and controls designed to address compliance with the requirements of the USA PATRIOT Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA PATRIOT Act and by Treasury regulations.

Community Reinvestment Act

The Federal Community Reinvestment Act (“CRA”) requires banks to respond to the full range of credit and banking needs within their communities, including the needs of low and moderate-income individuals and areas. A bank’s failure to address the credit and banking needs of all socio-economic levels within its markets may result in restrictions on growth and expansion opportunities for the bank, including restrictions on new branch openings, relocation, formation of subsidiaries, mergers and acquisitions. Upon completion of a CRA examination, an overall CRA rating is assigned using a four-tiered rating system. These ratings are: Outstanding, Satisfactory, Needs to Improve, and Substantial Noncompliance.

In December 2019, the FDIC and the Office of the Comptroller of the Currency issued a joint Notice of Proposed Rulemaking to comprehensively amend the CRA implementing regulations. The proposed revisions seek to modernize and update CRA regulations to better achieve the law’s underlying purpose of encouraging banks to serve their communities. They are also intended to make the regulatory framework more objective, transparent, consistent, and easy to understand. The eventual form of these new regulations, if and when finalized, may impact how the Bank approaches compliance with the CRA.

In the latest CRA performance evaluation examination report with respect to the Bank, dated September 30, 2018, the Bank received a rating of Satisfactory.

Consumer Privacy

The Gramm-Leach-Bliley Act’s financial privacy provisions generally prohibit financial institutions, including the Bank, from disclosing or sharing nonpublic personal financial information to third parties for marketing or other purposes not related to transactions, unless customers have an opportunity to “opt out” of authorizing such disclosure, and have not elected to do so. It has never been the policy of the Bank, to release such information except as may be required by law.

Loans to One Borrower

Federal banking laws limit the amount a bank may lend to a single borrower to 15% of the bank’s capital base, unless the entire amount of the loan is secured by adequate amounts of readily marketable collateral. However, no loan to one borrower may exceed 25% of a bank’s statutory capital, notwithstanding collateral pledged to secure it. At December 31, 2019, the Bank’s lending limit to one borrower was $2.59 million.

Concentration and Risk Guidance

The federal banking regulatory agencies promulgated joint interagency guidance regarding material direct and indirect asset and funding concentrations. The guidance defines a concentration as any of the following: (i) asset concentrations of 25% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by individual borrower, small interrelated group of individuals, single repayment source or individual project; (ii) asset concentrations of 100% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by industry, product line, type of collateral, or short-term obligations of one financial institution or affiliated group; (iii) funding concentrations from a single source representing 10% or more of Total Assets; or (iv) potentially volatile funding sources that when combined represent 25% or more of Total Assets (these sources may include brokered, large, high-rate, uninsured, internet listing service deposits, Federal funds purchased or other potentially volatile deposits or borrowings). If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, third party review and increasing capital requirements. The Bank adheres to the practices recommended in this guidance.

Overall Impact of New Legislation and Regulations

Various legislative initiatives are from time to time introduced in Congress and in the Pennsylvania State Legislature. It cannot be predicted whether or to what extent the business and condition of the Holding Company or the Bank will be affected by new legislation or regulations, and legislation or regulations as yet to be proposed or enacted. Given that the financial industry remains under stress and severe scrutiny, and given that the U.S. economy has not yet fully recovered to pre-crisis levels of activity, we fully suspect that there will be significant legislation and regulatory actions that will materially affect the banking industry generally and the Bank specifically for the foreseeable future.

Bank Shareholders Have Dissenters’ Rights in the Reorganization

General

If you are a Bank shareholder, under Pennsylvania law you have the right to dissent from the Plan and upon the consummation of the Reorganization obtain the “fair value” of your Bank shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law. However, if any shareholder exercises its dissenters’ rights and does not withdraw such exercise thereafter, the Bank may not consummate the Reorganization, and may terminate the Plan, in which case such shareholder would not receive any payment for his or her shares.

The following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex D which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex D. If you exercise your dissenters’ rights, the Bank may not consummate the Reorganization, and may terminate the Plan, in which case you would not receive any payment for your shares.

Please send any written notice or demand required in order to exercise your dissenters’ rights to Clarion County Community Bank, 333 W. Main Street, Clarion, PA 16214 (Attn: James L. Kifer, President and Chief Executive Officer). Remember if you exercise your dissenters’ rights, the Bank may not consummate the Reorganization, and may terminate the Plan, in which case you would not receive any payment for your shares.

Notice of Intention to Dissent

If you wish to dissent from the Reorganization, you must do the following:

•

prior to the vote on the Plan by Bank shareholders at the annual meeting, file with the Bank a written notice of your intention to demand payment for the fair value of your shares of Bank common stock if the Reorganization is completed;

•

make no change in your beneficial ownership of Bank common stock from the date you give notice of your intention to demand fair value of your shares of Bank common stock continuously through the day the Reorganization is effective; and

•	not vote your Bank common stock to adopt the Plan at the annual meeting.

Simply providing a proxy against or voting against the Plan at the annual meeting will not constitute notice of your intention to dissent. Further, if you submit a proxy but do not indicate how you wish to vote, you will be deemed to have voted in favor of the Plan, and your right to dissent will be lost.

If you exercise your dissenters’ rights, the Bank may not consummate the Reorganization, and may terminate the Plan, in which case you will not receive any payment for your shares.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent.

Bank shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

General

The authorized capital of the Holding Company consists of 11,000,000 shares of capital stock, including 10,000,000 shares of common stock, with $1.00 par value, and 1,000,000 shares of preferred stock having such par value and rights as may be determined by the Board. Except as described below, each share of the Holding Company common stock will have the same relative rights as, and will be identical in all respects with, each other share of the Holding Company common stock.

Common Stock

Voting Rights. Prior to the issuance of any preferred stock which possesses voting rights, the holders of the common stock will possess exclusive voting rights in the Holding Company. Except for the limitation on the right of a person or group acting in concert to vote shares with voting power in excess of 10% (see “ — Certain Restrictions on Acquisition of the Holding Company”), each holder of shares of common stock will be entitled to one vote for each share held on matters upon which stockholders have the right to vote. Shareholders will not be entitled to cumulate their votes for the election of directors.

Dividends. Under the Pennsylvania Business Corporation Law, the Holding Company may only pay dividends if solvent and if payment of such dividend would not render the Holding Company insolvent. Funds for dividend distribution must initially come from dividends paid to the Holding Company by the Bank, so that the restrictions on the Bank’s ability to pay dividends are indirectly applicable to the Holding Company. The Bank’s ability to pay dividends is restricted by certain regulations. See “Supervision and Regulation — Dividend Restrictions.”

The Holding Company presently intends to continue the Bank’s policy of paying dividends if, as and when declared by the Holding Company board of directors. In 2019, the Bank paid $249,850 in cash dividends ($0.15 per share) to common shareholders; in 2018, the Bank paid $233,193 in cash dividends ($0.14 per share) to common shareholders; and in 2017, the Bank paid $199,880 in cash dividends ($0.12 per share) to common shareholders.

Preemptive Rights; Redemption. Holders of the Holding Company common stock will not be entitled to preemptive rights with respect to any shares of the Holding Company that may be issued. The common stock will not be subject to redemption. Upon receipt by the Holding Company of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Holding Company, after payment of all debts and liabilities of the Holding Company and payment of any liquidation preference plus accrued dividends applicable to any outstanding shares of preferred stock, the holders of the Holding Company common stock would be entitled to receive all assets of the Holding Company available for distribution in cash or in kind.

Transfer. The shares of the Holding Company common will be freely transferable after the Reorganization, except for shares held by affiliates of the Holding Company. However, we anticipate that there will be a limited public trading market for Holding Company common stock.

Preferred Stock

The preferred stock authorized by the Holding Company’s charter is commonly referred to as “blank check preferred” because the Board of Directors has discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board of Directors from time to time.

The primary objective in establishing a class of “blank check” preferred stock is to provide maximum flexibility with respect to future financing transactions. Also, “blank check” preferred stock is commonly authorized by companies and is frequently used as a preferred means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock. By authorizing a class of “blank check” preferred stock, we increase our flexibility in structuring transactions.

The Board will have discretion to establish series of preferred stock and the rights and privileges of each series so established, and the holders of our common stock would have no input or right to approve the terms of any such series. The ability of the Board of Directors to establish the rights of, and to cause the Holding Company to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Holding Company or to dilute the stock ownership of holders of common stock seeking to obtain control of the Holding Company. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Holding Company.

The Holding Company has no present agreement to issue any “blank check” preferred stock and has no present intention to do so. The Bank is also authorized to issue up to 1 million shares of “blank check” preferred stock.

Certain Restrictions on Acquisition of the Holding Company

The Holding Company’s Articles of Incorporation and Bylaws contain provisions which are intended to encourage potential acquirors of the Holding Company to negotiate directly with the Board of Directors of the Holding Company but which also may deter a non-negotiated tender or exchange offer for the Holding Company’s stock or a proxy contest for control of the Holding Company. These provisions may also serve to entrench existing management, and may also deter institutional interest in and ownership of Holding Company stock. Accordingly, they may depress the market price for, and liquidity of, Holding Company stock. The Holding Company’s Articles of Incorporation and Bylaws are attached hereto as Annexes B and C, respectively, and are made a part hereof. The following discussion of such provisions and the purpose and possible effects thereof is qualified in its entirety by reference to the actual language of the Holding Company’s Articles of Incorporation and Bylaws. The Board of Directors of the Holding Company does not presently intend to propose additional anti-takeover provisions for the Articles of Incorporation or Bylaws of the Holding Company in the future. Because of the possible adverse effect such provisions may have on the Holding Company shareholders, such discussion and the Articles of Incorporation and Bylaws themselves should be read carefully. Adoption of the Plan will, in effect, constitute approval of these provisions by shareholders except that the provisions in the Holding Company articles of incorporation that are not also in the Bank’s articles of incorporation and are described in paragraphs 1, 5, 6, 7, 9 and 10 below and the prohibition on shareholders calling a special meeting described in paragraph 8, must be approved by shareholders separately at the annual meeting.

1. Prohibition of Ownership and Voting of Shares in Excess of 10%. The Holding Company’s Articles of Incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of stock of the Holding Company. The Articles of Incorporation prohibit any person (whether an individual, company or “group acting in concert”) from acquiring “voting control” of the Holding Company. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of outstanding the Holding Company stock. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A “group acting in concert” includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the Board of Directors acting solely in their capacity as the Board.

Under such provision, shares of common stock, if any, owned in excess of 10% will be treated as “excess shares.” In general, all shares of common stock deemed to be excess shares shall not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction shall not be applicable to other shareholders if their voting power increases above 10% as a result of application of this rule to another shareholder. However, in determining the voting power of the person or group acting in concert with respect to whom the rule was initially applied, there will be subsequent reductions in their voting rights if, as a result of the initial proportionate reduction in outstanding shares, such person or group acting in concert still shall be deemed to beneficially own excess shares.

The potential effect of the voting rights limitations of the Articles of Incorporation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in the Articles of Incorporation, particularly the provision requiring the affirmative vote of the holders of 80% of the voting power of the corporation on certain matters, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in concert to determine the outcome of any such vote.

In determining the number of shares of common stock, a person will be deemed the owner of any shares over which he or she has the power to vote, to direct the voting of, or to dispose or to direct the disposition of. As a result, more than one person may be deemed to own the same shares. For example, to the extent that shareholders deposit their shares in a voting trust arrangement and obtain the power to vote or direct the voting of the shares so deposited, the number of shares subject to such arrangement would be aggregated for purposes of the provision.

Certain exceptions from the restrictions on voting rights are set forth in the Articles of Incorporation. The restrictions are not applicable to, among other things, the solicitation, holding and voting of proxies obtained by the Board of Directors. A “group acting in concert” does not include, among other things, (i) the members of the Board of Directors solely as a result of their board membership, and (ii) the members of the Board of Directors as a result of their solicitation, holding and voting of proxies.

The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of the Holding Company, with the result that it may be extremely difficult to bring about a change in the Board of Directors or management by attempting to acquire controlling interest in the common stock of the Holding Company. Accordingly, under this provision the only way in which a change in control can generally be brought about is for the proposal to have such broad based support among unaffiliated shareholders that the applicable vote (a majority or 80% vote, depending upon the matter under consideration) would be obtained in spite of the limitations of any one shareholder or affiliated group of shareholders to 10% of the total votes entitled to be cast.

Because this provision places limitations upon the voting of shares by any party, it may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. This may have an adverse effect on the liquidity and market price of the shares.

The Bank’s charter does not contain this provision, however, a person or group is not permitted to acquire voting control over 10% or more of the Bank’s outstanding capital stock unless it receives the approval of the FDIC and the Pennsylvania Department of Banking and Securities.

2. “Classified” Board of Directors. The Articles of Incorporation of the Holding Company provide for a “classified” Board of Directors of between three (3) and twenty-five (25) members, which number is fixed by the Board of Directors, divided into three classes, serving for initial terms expiring in 2021, 2022, and 2023, respectively, and after such initial terms, for successive terms of three years each. In the event of a Board vacancy, the Articles of Incorporation provide that the sole power to fill such vacancy is vested in the Board of Directors, and any such new director shall serve out the full term of the former director. This provision is designed to assure experience, continuity, and stability in the Board’s leadership and policies. The Holding Company’s Board of Directors believes that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.

The election of directors for staggered terms significantly extends the time required to make any change in control of the Holding Company’s Board of Directors and may tend to discourage any surprise or nonnegotiated takeover bid for control of the Holding Company. Under the Holding Company’s Articles of Incorporation, it will take at least two annual meetings for holders of a majority of the Holding Company’s voting securities to make a change in control of the Board of Directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the Board, it may take as many as three annual meetings for a controlling block of the Holding Company shareholders to obtain complete control of the Board, and thereby of the Holding Company’s management.

This provision may tend to perpetuate present management because of the additional time required to change control of the Board. Because the provision will increase the amount of time required for a takeover bidder to obtain control of the Holding Company without the cooperation of the Board even if the takeover bidder were to acquire a majority of the Holding Company’s outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the Holding Company’s shareholders may believe would be in their best interests. The classified Board provision will apply to all elections of directors and, accordingly, it will make it more difficult for the Holding Company’s shareholders to change the composition of the Board if the shareholders believe such a change would be desirable, even in the absence of any third party’s acquisition of voting control of the Holding Company. This is especially true in light of the denial of cumulative voting described below. The Bank’s Board of Directors is also classified.

3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all such votes for a single nominee or distribute them among the nominees as such shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation’s articles of incorporation provide otherwise.

The Holding Company’s Board of Directors specifically prohibited cumulative voting in its Articles of Incorporation because it believes that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of the Holding Company for the benefit of shareholders generally. In addition, the absence of cumulative voting will also tend to deter “greenmail,” in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase such shareholder’s shares at a significant premium over the market value of such stock to prevent such shareholder from obtaining or attempting to obtain a seat on the Board of Directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.

The absence of cumulative voting, coupled with a classified Board of Directors, may also deter a proxy contest designed to win representation on the Board of Directors or remove management because a group or entity owning less than a majority of the voting stock of the Holding Company may be unable to elect a single director. Although this may tend to make removal of incumbent management more difficult, the Board of Directors believes deterring proxy contests will avoid the significant cost, in terms of money and management’s time, in opposing such actions. The Bank’s articles of incorporation also prohibit cumulative voting.

4. Nominations for Directors and Shareholder Proposals. The Holding Company’s Bylaws require that nominations for the election of directors made by shareholders of the Holding Company (as opposed to those made by the Board of Directors) and any shareholder proposals for the agenda at any annual meeting must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days prior to the meeting of shareholders at which directors are to be elected; provided, however, that if less than 21 days’ notice of such meeting is given to the shareholders, such notice must be delivered within seven days after notice of the shareholder meeting has been mailed. Shareholder proposals for the agenda at any annual meeting also must be made by notice (in writing) delivered or mailed to the Secretary not nor more than 150 days prior to the meeting. In the case of director nominations, such notice must set forth, among other things, the name, age, address, principal occupation or employment of each such nominee, the number of shares of the Holding Company stock that are owned by such nominee and the length of time such nominee has been a shareholder of the Holding Company. In the case of shareholder proposals, such notice must set forth a brief description of the business desired to be brought before the annual meeting. Nominations and proposals not made in accordance with the foregoing procedure will be disregarded.

The Board of Directors of the Holding Company believes that this procedure will assure that shareholders of the Holding Company will have an adequate opportunity to consider the qualifications of all nominees for directors and permit the shareholders’ meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations other than those made by the Board of Directors.

The Bank’s Bylaws contain provisions that are virtually identical to those described in the preceding two paragraphs with respect to director nomination but not with respect to other shareholder proposals.

5. Mergers, Sale of Assets, Liquidation Approval. The Articles of Incorporation of the Holding Company provide that any merger, consolidation, sale of assets or similar transaction involving the Holding Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66-2/3% of the members of the Board of Directors, in which case approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock of the Holding Company at a meeting at which a quorum was present would be required. The Articles of Incorporation also provide that liquidation or dissolution of the Holding Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by 66-2/3% of the members of the Board of Directors.

Under Pennsylvania law, unless a corporation’s articles of incorporation provide otherwise, the affirmative vote of the majority of votes cast at a meeting at which quorum is present is ordinarily sufficient to approve mergers, consolidations and most other business combinations. By requiring approval of a merger or similar transaction of the Holding Company by the affirmative vote of shareholders holding 80% or more of the combined voting power of outstanding the Holding Company stock if the transaction is not approved in advance by 66-2/3% of the members of the Board of Directors, it will be extremely difficult for a group or person owning a substantial block of the Holding Company stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the Holding Company’s Board of Directors. Accordingly, the Board of Directors will be able to protect the interests of the remaining shareholders as well as the Holding Company’s employees, customers and the communities that the Holding Company serves. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of outstanding the Holding Company capital stock.

The 80% approval requirement, applicable when 66-2/3% of the members of the Board of Directors have not approved the transaction in advance, could result in the Holding Company’s Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.

Because this provision would tend to discourage certain non-negotiated takeover bids and would encourage other takeover bidders to negotiate with the Holding Company’s Board, it would also tend to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of Holding Company stock although any resulting acquisition of the Holding Company may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, the price offered to the Holding Company shareholders may be lower than if this provision were not present in the Holding Company’s Articles of Incorporation.

6. Qualifications for Directors. The Holding Company’s Articles of Incorporation provide that, unless waived by the Board of Directors, a person must be a shareholder of the Holding Company or the Bank for at least three years, before he or she can be elected to the Board of Directors. This provision is designed to discourage non-shareholders who are interested in buying a controlling interest in the Holding Company for the purpose of having themselves elected to the Board, by requiring them to wait at least three years before being eligible for election. The Holding Company’s Bylaws also provide that a majority of the Board members must be Independent Directors. Under the Bylaws an Independent Directors are (i) not employees of the Holding Company or of any entity controlling, controlled by or under common control with the Holding Company, (ii) not beneficial owners of a controlling interest in the voting stock of the Holding Company or of any entity controlling, controlled by or under common control with the Holding Company, and (iii) otherwise independent within the meaning of any applicable statute or any listing requirement of a stock exchange or over the counter market on which any security of the Holding Company is admitted for trading (please note, the Holding Company’s stock is not admitted for trading and may never be admitted for trading on such exchange or market). The effect of this provision is to prevent a corporation or other entity that has acquired a controlling interest in the Holding Company’s voting stock from electing a Board of Directors of the Holding Company in which its representatives constitute a majority of the directors.

7. Mandatory Tender Offer by 25% Shareholder. The Holding Company’s Articles of Incorporation require any person or entity that acquires the Holding Company common stock and preferred stock with combined voting power of 25% or more of the total voting power of outstanding the Holding Company capital stock, to offer to purchase, for cash, all shares of the Holding Company voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of the Holding Company voting stock. In the event such person or entity did not purchase any shares of a particular class or series of the Holding Company voting stock within the preceding twelve months, the price per share for such class or series of the Holding Company voting stock would be the fair market value of such class or series of the Holding Company voting stock as of the date on which such person acquires 25% or more of the combined voting power of the Holding Company stock. The provisions would not apply if 80% or more of the members of the Board of Directors approved in advance an acquisition of the Holding Company stock with combined voting power of 25% or more.

The Board of Directors believes that any person or entity who acquires control of the Holding Company in a non-negotiated manner should be required to offer to purchase all shares of the Holding Company voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position. Under Federal law, a person or entity is deemed to have acquired “control” of a bank or bank holding company when such person or entity owns 25% or more of the voting stock of such bank or bank holding company.

This provision in the Holding Company’s Articles of Incorporation is intended to prevent certain of what the Board perceives to be potential inequities of business combinations that involve two or more steps. It is designed to protect shareholders who have not tendered or otherwise sold their shares to a purchaser who is attempting to acquire control by ensuring that at least the same price and form of consideration is paid to such shareholders in a merger as was paid to shareholders in the initial step of the acquisition.

In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares and/or structure the transaction differently than might be the case without the provision. Accordingly, the Board of Directors believes that, to the extent a merger were involved as part of a plan to acquire control of the Holding Company, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with the Holding Company. The Holding Company’s Board of Directors believes it is in a better position than the individual shareholders of the Holding Company to negotiate effectively on behalf of all shareholders and that the Board of Directors is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of the Holding Company. Accordingly, the Board of Directors is of the view that negotiations between it and a would-be purchaser would increase the likelihood that shareholders, as a whole, would receive a higher average price for their shares.

The provision would tend to discourage any purchaser whose objective is to seek control of the Holding Company at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer undertaken to gain control over a portion of the Holding Company voting stock. Under the provision, the purchaser would be required to pay the same price in cash for any remaining shares of voting stock not tendered or exchanged initially. The provision also should discourage the accumulation of large blocks of shares of the Holding Company voting stock, which the Board of Directors believes to be disruptive to the stability of the Holding Company’s vitally important relationships with its employees, customers and communities which it serves, and which could precipitate a change of control of the Holding Company on terms unfavorable to the other shareholders.

Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than otherwise would be the case. The provision may discourage any purchases of less than all of the outstanding shares of the Holding Company voting stock and may thereby deprive holders of the Holding Company stock of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of the Holding Company. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions would increase the price that must be paid in a subsequent merger not approved by 80% or more of the members of the Holding Company’s Board of Directors. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of the outstanding the Holding Company voting stock and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.

8. Prohibition of Shareholders’ Action Without a Meeting and of Shareholders’ Right To Call a Special Meeting. The Holding Company’s Articles of Incorporation prohibit shareholder action without a meeting and prohibit shareholders from calling a special meeting. The prohibition of the use of a written consent procedure will require prior notice, a shareholders’ meeting and a vote of shareholders for the Holding Company’s shareholders to take any action. Special meetings of shareholders can only be called by the Board of Directors. Therefore, without the cooperation of the Board, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.

These provisions are intended to provide the Holding Company’s Board of Directors and nonconsenting shareholders of the Holding Company with the opportunity to review any proposed action, express their views and take any necessary action to protect the interests of such shareholders and the Holding Company before the action is taken, and to avoid the costs to the Holding Company of holding multiple shareholder meetings each year to consider proposals of shareholders. They will preclude a takeover bidder who acquires a majority of outstanding the Holding Company stock from completing a merger or other business combination of the Holding Company without granting the Holding Company and its remaining shareholders an opportunity to make their views known and vote at an annual shareholders’ meeting. The delay caused by the necessity for an annual shareholders’ meeting would allow management to take preventive actions, even if such actions are not believed by shareholders to be in their best interests.

The Bank’s bylaws prohibit stockholder action by written consent. However, shareholders entitled to cast at least one-fifth of the votes entitled to be cast at a meeting may call a special meeting.

9. Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the Articles of Incorporation of a Pennsylvania business corporation (such as the Holding Company) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, except as otherwise provided by such corporation’s Articles of Incorporation. The Holding Company’s Articles of Incorporation provide that the various provisions thereof requiring 80% stockholder approval and the provisions (i) establishing a classified board of directors, (ii) eliminating cumulative voting for directors, (iii) prohibiting acquisition or voting of more than 10% of the voting stock, (iv) prohibiting shareholder action without a meeting, (v) prohibiting shareholders from calling special meetings, (vi) requiring purchase of all remaining shareholders’ stock by a 25% shareholder, (vii) stating that no shareholder shall have preemptive rights, and (vii) requiring 80% of the votes which all shareholders are entitled to cast and a majority of the Board members approval to authorize certain merger, consolidation, share exchanges, asset sales, or any similar transaction, can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, or by an affirmative vote of 80% of the Directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast. On other matters, the Articles of Incorporation of the Holding Company can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

Amendments to the Bank’s Articles of Incorporation require the approval of the holders of shares representing a majority of all votes entitled to be cast, except that amendments to the articles (i) establishing a classified board of directors, (ii) eliminating cumulative voting for directors, and (iii) governing the amendment of the articles must be approved by the affirmative vote of shareholders of the Bank entitled to cast at least 80% of the votes which all shareholders of the Bank are then entitled to cast, unless approved by 80% of the members of the board of directors of the Bank.

10. Amendment of Bylaws. Generally, the Holding Company’s Articles of Incorporation vest authority to make and amend the Bylaws in the Board of Directors, acting by a vote of a majority of the entire Board. In addition, except as described below, shareholders may amend the Bylaws by an affirmative vote of 66-2/3% of the outstanding voting stock of the Holding Company. However, the provision of the Bylaws concerning directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by the two-thirds vote of the entire Board of Directors or 80% of all votes of shareholders entitled to be cast.

This provision is intended to provide for additional continuity and stability in the policies and governance of the Holding Company so as to enable management to carry out its long range plans for the company. The provision is also intended to discourage certain non-negotiated efforts to acquire the Holding Company, since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The Board of Directors will have relatively greater control over the Bylaws of the Holding Company than the shareholders because, except with respect to the director liability and indemnification provisions, the Board could adopt, alter, amend or repeal the Bylaws upon a majority vote by the directors.

The Bank’s Bylaws can be amended by a majority of the full board of directors or by an affirmative vote by of a majority of votes cast by the Bank’s stockholders at a meeting where a quorum is met.

INFORMATION ABOUT THE BANK AND THE HOLDING COMPANY

General Information

The Holding Company is a Pennsylvania chartered corporation, and when the Reorganization is completed it will be a bank holding company registered with and supervised by the Federal Reserve Board. It will also hold all of the issued and outstanding shares of common stock of the Bank. The Holding Company was incorporated on December 26, 2019 under the Pennsylvania Business Corporation Law for the purpose of becoming a bank holding company for the Bank. Initially, the Holding Company will have no other direct subsidiaries. The Bank has no subsidiaries. The Holding Company’s business will consist primarily of managing and supervising the Bank and its principal source of income will be revenues generated by the Bank. The principal executive office of the Holding Company is located at 333 W. Main Street, Clarion, Pennsylvania 16214.

The Bank, a community oriented financial institution, was established in Pennsylvania in 2004. The Bank provides a range of commercial and consumer banking services to individuals, small and medium-sized businesses and professionals in the Pennsylvania Counties of Clarion and Venango in western Pennsylvania. The Bank currently operates four full service banking offices, located in Clarion, New Bethlehem, Rimersburg and Franklin, Pennsylvania. The Bank’s main office is located at 333 W. Main St., Clarion, Pennsylvania.

Market Area and Competition

The Bank’s primary market area consists of Clarion and Venango Counties, Pennsylvania and contiguous counties. The Bank faces significant competition for the attraction of deposits and the origination of loans from other community banks and larger banks with regional or national footprints. The Bank also faces competition from other financial services companies such as brokerage firms, credit unions and insurance companies, mortgage companies, insurance companies and nonbank and online depositories and lenders. The Bank differentiates itself from its competitors through superior customer service and responsiveness with accountability to a local management team and board of directors.

Products and Services

The Bank is a full service community bank, and offers an array of deposit products, loan services, and other services to its customers, filling both retail and commercial needs. These products and services include

Deposit Services

• Personal Checking Accounts	• Time Deposit Accounts
• Business Checking Accounts	• Money Market Accounts
• NOW Accounts	• IRA Accounts
• Statement Savings Accounts	• Business Online Banking
• Remote Deposit Capture	• Mobile Deposit Services

Loan Services

• Lines of Credit	• Commercial Real Estate Loans
• Equipment Loans	• Home Mortgage Loans
• Business Administration Loans	• Term Loans
• Home Equity Loans	• Business Installment Loans
• Business and Personal Credit Cards	• Personal Loans
• New and Used Car Loans	• Unsecured Consumer Loans
• Construction Loans

Other Services

• Phone Banking	• Internet Banking and Online Bill Payment
• Mobile Banking App	• Cardvalet App
• Full Service ATMs	• Cash Advance Service
• Night Deposit • ATM/Debit Cards	• Safe Deposit Boxes • Bill Pay

Properties

The Bank currently maintains four branches, as set forth in the table below.

Name	Location	Owned/Leased
Principal Office	333 W. Main Street, Clarion, Pennsylvania 16214	Owned

New Bethlehem Office	308 Broad Street New Bethlehem, PA 16242	Owned

Rimersburg Office	592 Main Street Rimersburg, PA 16248	Owned

Franklin Office	1272 Elk Street Franklin, PA 16323	Owned

Employees

As of December 31, 2019, the Bank had approximately 40 full-time equivalent employees.

Market Price and Dividend Information

As of [●], there were 1,665,667 shares of Bank common stock outstanding which were held by approximately 733 holders of record. The number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

The Bank’s common stock is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “CCYY.” We expect that the Holding Company common stock will also be quoted on the OTC Pink market. There is a limited public trading market for the Bank’s common stock, and we expect that there also will be a limited public trading market for the Holding Company’s common stock.

The following table shows, for the indicated periods, the high and low sales prices per share for Bank’s common stock as reported on OTC Pink marketplace and dividends declared per share of Bank common stock. These prices may include retail markups, markdowns, or commissions.

	High		Low		Dividend Declared
2020
Second Quarter (through April [●], 2020)	$	[●]	$	[●]	$0
First Quarter		$8.75		$7.22	$0
2019
Fourth Quarter		$8.25		$8.05	$0.15
Third Quarter		$8.19		$8.10	$0
Second Quarter		$8.90		$8.06	$0
First Quarter		$9.50		$8.52	$0
2018
Fourth Quarter		$10.00		$8.52	$0.14
Third Quarter		$11.00		$9.36	$0
Second Quarter		$10.00		$9.35	$0
First Quarter		$10.25		$9.25	$0
2017
Fourth Quarter		$11.00		$7.57	$0.12
Third Quarter		$7.80		$7.60	$0

There can be no assurance that future earnings will be sufficient to allow the Holding Company to maintain or increase the amount of the cash dividend. A substantial source of the Holding Company’s income from which it can pay dividends is the receipt of dividends from the Bank. The availability of dividends from the Bank is limited by various statutes and regulations. It also is possible, depending on the financial condition of the Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that the Bank is unable to pay dividends to the Holding Company, the Holding Company may not be able to pay dividends on its common stock. As of the date of this proxy statement/offering circular, the Bank has no such restrictions.

Under Pennsylvania law, the Holding Company may only pay dividends if solvent and if payment of such dividend would not render the Holding Company insolvent. Dividends may be declared and paid by the Bank only out of accumulated net earnings of the Bank or accumulated net earnings acquired as a result of a merger and transferred to surplus, if used with seven years of the date of merger. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies. At December 31, 2019, the Bank could pay dividends to the Holding Company to the extent of its accumulated net earnings so long as it maintained required capital ratios.

The Federal Reserve Board has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Holding Company may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC.

COMPARISON OF SHAREHOLDER RIGHTS

In summary, the Pennsylvania Business Corporation Law and the Holding Company’s Articles of Incorporation and Bylaws provide more protection against a non-negotiated takeover of the Bank. These generally include, among other things, supermajority voting requirements in connection with the approval of certain transactions by the Holding Company’s shareholders.

The following is an outline of some of the differences between your current rights as a shareholder of the Bank and the rights you will have as a shareholder of the Holding Company.

This table is qualified in its entirety by the more detailed information appearing elsewhere herein and by the content of the Holding Company’s Articles of Incorporation and Bylaws attached as Annexes B and C hereto, respectively. In addition, if the anti-takeover provisions in the Holding Company articles of incorporation are not approved by the shareholders of the Bank at the annual meeting (see Matter No. 5), the articles of incorporation of the Holding Company will be amended to remove such provisions.

	The Bank	The Holding Company
Number of Directors	Five to 25 in number, as determined by the Board of Directors	Three to 25 in number, as determined by the Board of Directors

Voting: Other Matters	One vote for each share owned of record.	One vote for each share owned of record, except that shares beneficially owned by any person or group in excess of 10.0% of the outstanding shares cannot be voted*

Shareholder Action: Liquidation or Dissolution	Requires an affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast on the matter	80% vote required unless transaction approved in advance by 66-2/3% of directors; then a majority of the votes cast is required*

Shareholder Action: Amendment of Articles	Requires an affirmative vote of the shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast on the matter, except that any amendment of the articles (i) establishing a classified board of directors, (ii) eliminating cumulative voting for directors, and (iii) governing the amendment of the articles must be approved by the affirmative vote of shareholders of the Bank entitled to cast at least 80% of the votes which all shareholders of the Bank are then entitled to cast, unless approved by 80% of the members of the board of directors of the Bank	Requires affirmative vote of majority of the votes cast, except amendments of the provisions (i) establishing a classified board of directors, (ii) eliminating cumulative voting for directors, (iii) prohibiting acquisition or voting of more than 10% of the voting stock, (iv) prohibiting shareholder action without a meeting, (v) prohibiting shareholders from calling special meetings, (vi) requiring purchase of all remaining shareholders’ stock by a 25% shareholder, (vii) stating that no shareholder shall have preemptive rights, and (vii) requiring 80% of the votes which all shareholders are entitled to cast and a majority of the Board

	The Bank	The Holding Company
members approval to authorize certain merger, consolidation, share exchanges, asset sales, or any similar transaction require the affirmative vote of 80% of outstanding shares*

Amendment of Bylaws	Requires an affirmative vote of majority of directors, or an affirmative vote of a majority of the votes cast by shareholders	Requires an affirmative vote of majority of directors, or an affirmative vote of shareholders owning 66-2/3% of outstanding shares, except requires two-thirds of directors or vote of 80% of outstanding shares if amendment lessens rights to indemnification or increases directors’ exposure to liability*

Dissenters Rights	Yes	Yes, with numerous exceptions including if shareholder approval of merger is not required or if the Holding Company shares are listed on a national securities exchange, or held of record by more than 2,000 shareholders. If exceptions apply, shareholders will not have dissenters rights

Dividends	Pro-rata if and when declared by the Board from accumulated net earnings	Pro-rata if and when declared by the Board from legally available funds

Shareholder Action: Merger or Consolidation	An affirmative vote of at least two-thirds of the outstanding shares	Affirmative vote of a majority of votes cast, except that vote of 80%* of outstanding shares is required in certain circumstances**; no shareholder approval is required for a merger in which (a) a Pennsylvania corporation with articles of incorporation identical to the Holding Company’s is the survivor, (b) each share of the Holding Company stock is to continue or be converted into an identical share of the survivor, and (c) the Holding Company shareholders hold a majority of the outstanding voting shares of the survivor

Right of Shareholders to Call Shareholders’ Meeting	Special meetings of the shareholders may be called at any time (1) by a majority of the board	Special meetings of the shareholders may be called only by the board of directors pursuant

	The Bank	The Holding Company
	of directors; (2) by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting; or (3) by the Chairman of the Board	to a resolution adopted by a majority of the total number of directors which the Holding Company would have if there were no vacancies on the board of directors*

Shareholder Derivative or Non-Derivative Against Director for Director Misconduct	A director is not personally liable for monetary damages unless director breaches the duties of his office and the act or omission constitutes self-dealing, willful misconduct or recklessness	Only derivative action is permitted, and a director is not personally liable for monetary damages unless the act or omission constitutes recklessness, self-dealing or willful misconduct

Indemnification of directors, officers, and employees	Yes if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Bank, and with respect to any criminal action, he had no reason to believe his conduct was unlawful, and with respect to any action by or in right of the Bank, he was not adjudged to be liable for misconduct in the performance of his duty to the Bank. In addition, a director cannot be indemnified in connection with any action or proceeding initiated by a federal banking agency	Yes; except that a director cannot be indemnified if his act or omission constitutes recklessness or willful misconduct. In addition, a director cannot be indemnified in connection with any action or proceeding initiated by a federal banking agency

Mandatory Tender Offer by 25% Shareholder	No restrictions, except that the acquisition of 25% interest triggers change in control regulations of the FDIC and the PADOB that may result in the acquisition of such an interest being reversed	Yes - A shareholder acquiring shares with 25% more of the voting power of the Holding Company is required to offer to purchase all shares of stock owned by other shareholders*

Right of Shareholders to bring matters before Annual Meeting of Shareholders	No limitation	Proposal must be filed by shareholder in writing with the Holding Company’s Secretary at least 90 but not more than 150 days before meeting; but if less than 21 days’ notice of meeting is given, proposal must be so filed within seven days after notice of meeting is mailed

*	Provision is subject to approval by the Bank’s shareholders at the annual meeting.
**

For information relating to the conditions under which the affirmative vote of 80% of the outstanding voting power of the Holding Company is required, see “Description of Holding Company Capital Stock — Certain Restrictions on Acquisition of The Holding Company” herein.

MATTER NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Background

The audit committee of the Board of Directors has appointed S.R. Snodgrass P.C. as independent auditors of the Bank for the year ending December 31, 2020, and has further directed that the appointment of such auditors be submitted for ratification by the shareholders at the annual meeting.

The Bank is seeking shareholder ratification of the audit committee’s selection of the Bank’s independent auditors even though the Bank is not legally required to do so. If the Bank’s shareholders ratify the audit committee’s selection, the audit committee nonetheless may, in their discretion but subject to the approval of the Pennsylvania Department of Banking and Securities, retain another independent auditing firm at any time during the year if the audit committee feels that such change would be in the best interest of the Bank. Alternatively, in the event that this proposal is not approved by the Bank’s shareholders, the audit committee may re-evaluate its decision.

We expect that a representative of S.R. Snodgrass P.C. will attend the annual meeting. If so, he or she will be extended an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

Audit and All Other Fees

The following table presents fees for professional services rendered by S.R. Snodgrass P.C. for the audit of the Bank’s annual financial statements for the fiscal year ended December 31, 2019 and the fiscal year ended December 31, 2018.

	2019	2018
Audit fees (1)	$41,600	$39,800
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$41,600	$39,800

(1)	Audit fees for 2019 and 2018 consist of fees for the audit of the Bank’s annual financial statements.

No fees were billed by S.R. Snodgrass P.C. during the Bank’s 2019 and 2018 fiscal years for any other services rendered to the Bank other than the amounts set forth above.

Audit Committee Pre-Approval Policies and Procedures

All auditing services (which may entail providing comfort letters in connection with securities underwritings) and all non-audit services to be provided to the Bank by its auditors that are not prohibited by law must be pre-approved by the Bank’s audit committee pursuant to such processes as are determined to be advisable, before such services can commence. Pre-approval shall include blanket pre-approval of non-prohibited services for limited dollar amounts which the audit committee, in its business judgment, does not believe possess the potential for abuse or conflict. The audit committee has not granted any such blanket pre-approval as of the date of this proxy statement/offering circular. All the services described in the table above were approved by the audit committee.

Ratification Requirements

The affirmative vote of a majority of the votes cast at the annual meeting, assuming a quorum is present, is required to ratify the audit committee’s appointment of S.R. Snodgrass P.C. as independent auditors of the Bank for the year ending December 31, 2020. Abstentions, although counted for the purpose of determining whether a quorum is present at the annual meeting, will not constitute or be counted as “votes cast,” so they will have no effect on the approval of this matter.

THE BANK’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF S.R. SNODGRASS P.C. AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2020.

MATTER NO. 4

AUTHORIZATION PROPOSAL

The Board seeks the authorization of the Bank’s shareholders to direct the vote of the proxies to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the annual meeting to constitute a quorum or approve the Plan. If it is necessary to adjourn the annual meeting for 30 days or more, notice of the time and place of the adjourned meeting will be given in the same manner as the original meeting. No notice of the time and place of the adjourned annual meeting is required to be given to shareholders, however, if the meeting is adjourned for less than 30 days, other than an announcement of such time and place at the annual meeting. Only proxies and ballots marked “FOR” this proposal will be voted for adjournment, if such vote is necessary.

The affirmative vote of the holders of a majority of the votes cast at the annual meeting by holders of outstanding shares of Bank common stock present and entitled to vote at the annual meeting is required in order to approve and adopt this proposal. Abstentions, although counted for the purpose of determining whether a quorum is present at the annual meeting, will not constitute or be counted as “votes cast,” so they will have no effect on the approval of this matter.

THE BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

MATTER NO. 5

PROPOSAL TO APPROVE CERTAIN ANTI-TAKEOVER PROVISIONS IN THE HOLDING COMPANY’S ARTICLES OF INCORPORATION

The Holding Company’s Articles of Incorporation contain numerous provisions which are intended to encourage potential acquirors of the Holding Company to negotiate directly with the Board of Directors of the Holding Company and to deter a non-negotiated tender or exchange offer for the Holding Company’s stock or a proxy contest for control of the Holding Company. The effect of such provisions is expected to make it very difficult for persons to acquire control of the Holding Company in any transaction not favored by management.

These anti-takeover provisions are intended to encourage potential acquirors of the Holding Company to negotiate directly with the Holding Company. In the Board of Directors’ judgment, the Board is in the best position to determine the true value of the Holding Company and to negotiate most effectively for what may be in the best interests of the Holding Company’s shareholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its shareholders to encourage potential acquirors to negotiate directly with the Board of Directors, and that these provisions encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors’ view that these provisions do not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all shareholders. However, these provisions may also deter institutional interest in and ownership of the Holding Company’s stock and, accordingly, may depress the market price for, and liquidity of, the Holding Company’s stock, or effectively forestall non-negotiated takeover offers which might have been deemed by shareholders to be in their best interest and might have involved offers to purchase shares at a premium over the market price prevailing at the time.

The anti-takeover provisions described above are not the result of any specific past or anticipated effort to acquire control of the Bank.

At present, the Bank’s articles of incorporation do contain certain anti-takeover provisions. Notwithstanding these provisions and the fact that there has been no attempted takeover of the Bank, the Holding Company’s Board of Directors believes that the additional anti-takeover provisions contained in its Articles of Incorporation are in the best interests of shareholders, especially considering (a) banks and other financial companies, such as securities firms and insurance companies, may compete, combine, and be commonly owned (see “Supervision and Regulation”), (b) the recent consolidation in the banking industry through mergers and acquisitions, and (c) the fact that the Bank has a small over-all market capitalization when compared to most other financial institutions. Further, the Holding Company’s Board believes that such provisions will generally help provide for continuity in the affairs and business strategy of the Holding Company, and provide the Board with sufficient time to review any acquisition proposal and consider possible alternatives thereto, so that there is a maximum opportunity to ensure that the interest of the Holding Company’s shareholders are protected to the maximum extent possible.

Notwithstanding the foregoing, and because of the possible adverse effect such provisions may have on the Holding Company shareholders, the Bank’s board of directors has determined that it is in the best interest of the Bank’s shareholders to allow them to vote on such provisions separately at the annual meeting. Therefore, the following provisions in the Holding Company articles of incorporation, which are not also in the Bank’s articles of incorporation, must be approved by the Bank’s stockholders at the Annual Meeting. If they are not approved, the Holding Company will amend its articles of incorporation to remove such provisions prior to the completion of the Reorganization.

1.

Prohibition of Ownership and Voting of Shares in Excess of 10%. The Holding Company’s Articles of Incorporation prohibit any person (whether an individual, company or “group acting in concert”) from acquiring “voting control” of the Holding Company. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of outstanding Holding Company stock.

2.

Mergers, Sale of Assets, Liquidation Approval. The Articles of Incorporation of the Holding Company provide that any merger, consolidation, sale of assets or similar transaction involving the Holding Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66-2/3% of the members of the Board of Directors, in which case approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock of the Holding Company at a meeting at which a quorum was present would be required. The Articles of Incorporation also provide that liquidation or dissolution of the Holding Company requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by 66-2/3% of the members of the Board of Directors.

3.

Qualifications for Directors. The Holding Company’s Articles of Incorporation provide that, unless waived by the Board of Directors, a person must be a shareholder of the Holding Company or the Bank for at least three years, before he or she can be elected to the Board of Directors.

4.

Mandatory Tender Offer by 25% Shareholder. The Holding Company’s Articles of Incorporation require any person or entity that acquires Holding Company common stock and preferred stock with combined voting power of 25% or more of the total voting power of outstanding Holding Company capital stock, to offer to purchase, for cash, all shares of Holding Company voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of Holding Company voting stock. In the event such person or entity did not purchase any shares of a particular class or series of Holding Company voting stock within the preceding twelve months, the price per share for such class or series of Holding Company voting stock would be the fair market value of such class or series of Holding Company voting stock as of the date on which such person acquires 25% or more of the combined voting power of Holding Company stock. The provisions would not apply if 80% or more of the members of the Board of Directors approved in advance an acquisition of Holding Company stock with a combined voting power of 25% or more.

5.

Prohibition of Shareholders’ Right to Call a Special Meeting. The Holding Company’s Articles of Incorporation prohibit shareholders from calling a special meeting. Special meetings of shareholders can only be called by the Board of Directors.

6.

Amendment of Articles of Incorporation. The Holding Company’s Articles of Incorporation provide that the various provisions thereof requiring 80% stockholder approval and the provisions (i) prohibiting acquisition or voting of more than 10% of the voting stock, (ii) prohibiting shareholder action without a meeting, (iii) prohibiting shareholders from calling special meetings, (iv) requiring purchase of all remaining shareholders’ stock by a 25% shareholder, (v) stating that no shareholder shall have preemptive rights, and (vi) requiring 80% of the votes which all shareholders are entitled to cast and a majority of the Board members’ approval to authorize certain merger, consolidation, share exchanges, asset sales, or any similar transaction, can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, or by an affirmative vote of 80% of the Directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast. On other matters, the Articles of Incorporation of the Holding Company can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

7.

Amendment of Bylaws. The Holding Company’s Articles of Incorporation provide that the provisions of the Bylaws concerning directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by the two-thirds vote of the entire Board of Directors or 80% of all votes of shareholders entitled to be cast.

For a complete description of these provisions, see “DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK — Certain Restrictions on Acquisition of the Holding Company”.

We are proposing that shareholders approve the foregoing provisions. The affirmative vote of the holders of a majority of the votes cast at the annual meeting by holders of outstanding shares of Bank common stock present and entitled to vote at the annual meeting is required in order to approve and adopt this proposal. Abstentions, although counted for the purpose of determining whether a quorum is present at the annual meeting, will not constitute or be counted as “votes cast,” so they will have no effect on the approval of this matter.

THE BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

The Bank’s year 2021 annual meeting of shareholders will be held on or about May 26, 2021. If the Reorganization is approved by the shareholders of the Bank and completed, the Holding Company will also hold its annual meeting on or about May 26, 2021.

Any shareholder of the Bank who desires to submit a proposal to be considered for inclusion in the Bank’s or the Holding Company’s proxy materials relating to its 2021 annual meeting of shareholders must submit such proposal so that we receive it on or before December [●], 2020. To be considered for presentation at the 2021 annual meeting of shareholders, but not for inclusion in the proxy statement, proposals must be in writing and addressed to the Bank at 333 W. Main Street, Clarion, Pennsylvania 16214 (Attention: Secretary).

Nominations for election to the Board of Directors may be made by any shareholder entitled to vote for the election of directors. Nominations for director made by shareholders (other than the members of the Board of Directors) must be made in writing and delivered to us not less than 90 days prior to the date of the annual meeting. Each notice of nomination made by a shareholder should set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in the notice, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of capital stock of the Bank that are beneficially owned by each nominee.

We are not required to include nominations made by our shareholders in our proxy statement. However, if any such nomination is properly made, ballots bearing the name of such nominee or nominees will be provided for use by shareholders at the annual meeting.

Shareholders may also recommend qualified persons for consideration by the Board of Directors to be included in the Bank’s proxy materials as a nominee of the Board of Directors. Shareholders making a recommendation must submit the same information as that required to be included by the Bank in its proxy statement with respect to nominees of the Board of Directors. Any shareholder of the Bank who desires to submit a recommendation for consideration by the Board of Directors for inclusion in the Bank’s proxy materials as a nominee of the Board for election at the Bank’s 2021 annual meeting of shareholders should be submitted in writing, addressed to the Bank at 333 W. Main Street, Clarion, Pennsylvania 16214 (Attention: Secretary), on or before November 15, 2020.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Individuals may communicate with the Bank’s Board of Directors by mailing the communication to Clarion County Community Bank, Shareholder Communications, 333 W. Main Street, Clarion, Pennsylvania 16214, to the attention of the Secretary. All shareholder communications so received will be forwarded to all members of the Bank’s Board of Directors. Communications that are intended specifically for non-management directors should be sent to the same address, to the attention of the Chairman of the audit committee.

LEGAL MATTERS

The validity of the Holding Company common stock to be issued in the Reorganization and certain other legal matters relating to the Reorganization are being passed upon for the Holding Company and the Bank by Stevens & Lee, P.C., Reading, Pennsylvania.

FINANCIAL INFORMATION/ANNUAL REPORT TO SHAREHOLDERS

No financial statement disclosure is included herein because, in accordance with the rules of the Securities and Exchange Commission, (i) the only parties to the Reorganization (other than the Bank) are the Holding Company and its wholly owned subsidiary, Interim Clarion County Community Bank, neither of which has any significant assets or liabilities, (ii) the Holding Company’s only substantial asset if the Reorganization is effected will be its investment in the Bank, and (iii) the consolidated financial statements of the Holding Company immediately after the Reorganization will be substantially identical to the financial statements of the Bank immediately before the Reorganization. A copy of the Bank’s Annual Report for the year 2019 accompanies this proxy statement/offering circular. The Bank’s 2019 Annual Report contains audited financial statements of the Bank, including a statement of financial condition, a statement of income, statements of cash flows, and statements of stockholders’ equity. If you are presently a stockholder and either did not receive a 2019 Annual Report or misplaced your copy, the Bank will furnish without charge, a copy of such Annual Report upon written request made to Mr. James L. Kifer, 333 W. Main Street, Clarion, Pennsylvania 16214. The Annual Report is also available on the Bank’s website, http://www.clarionbank.com. No part of the Annual Report and none of the information on our website is, and none of it shall be deemed to be, a part of this proxy statement/offering circular.

WHERE YOU CAN FIND MORE INFORMATION

The Holding Company has filed an offering statement on Form 1-A with the SEC that qualifies the Holding Company common stock to be issued in the Reorganization. This document is a part of such offering statement and constitutes an offering circular of the Holding Company and a proxy statement of the Bank for the Bank annual shareholder meeting.

As allowed by SEC rules, this document does not contain all the information that you can find in the offering statement on Form 1-A filed by the Holding Company or the Annexes to such offering statement. Please refer to the offering statement for further information about the Bank and the Holding Company common stock to be issued in the Reorganization. Statements contained in this proxy statement/offering circular concerning the provisions of certain documents included in the offering statement are not necessarily complete. A complete copy of certain of these documents is filed as an exhibit to the offering statement. You may obtain copies of all or any part of the offering statement, including exhibits thereto, upon payment of the prescribed fees, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. The SEC filings made by the Holding Company are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/offering circular.

In addition, the Bank files quarterly Consolidated Reports of Condition and Income (“Call Reports”). All Call Reports are publicly available, free of charge, on the FDIC’s website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. Nevertheless, the reports provide important information concerning the bank’s financial condition and results of operations.

You should rely only on the information contained in this proxy statement/offering circular. The Holding Company and the Bank have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/offering circular. This proxy statement/offering circular is dated [•], 2020. You should not assume that the information contained in this proxy statement/offering circular is accurate as of any date other than that date. Neither the mailing of this proxy statement/offering circular to you nor the issuance of Holding Company common stock in the Reorganization creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (“Plan”), dated as of December 19, 2019, is by and among CLARION COUNTY COMMUNITY BANK, a Pennsylvania-chartered bank with offices located at 333 W. Main Street, Clarion, Pennsylvania 16214 (the “Bank”), CCCB BANCORP, INC., a Pennsylvania corporation (the “Holding Company”), and INTERIM CLARION COUNTY COMMUNITY BANK, a to-be-formed bank with offices located at 333 W. Main Street, Clarion, Pennsylvania 16214, which will be chartered under the laws of the Commonwealth of Pennsylvania for the sole purpose of consummating the reorganization and merger provided for herein (“Interim Bank”).

BACKGROUND

1. The Bank is a Pennsylvania-chartered bank, the authorized capital stock of which consists of 10,000,000 shares of common stock, par value $1.00 per share (the “Bank Common Stock”), of which at the date hereof 1,665,667 shares are issued and outstanding, and 1,000,000 shares of preferred stock, no par value per share, of which at the date hereof no shares are issued or outstanding. The Holding Company is a recently formed Pennsylvania business corporation, the authorized capital stock of which consists of 10,000,000 shares of common stock, par value $1.00 per share (the “Holding Company Common Stock”), of which at the date hereof no shares are issued and outstanding, and 1,000,000 shares of preferred stock, no par value per share, of which at the date hereof no shares are issued or outstanding. Interim Bank will be a Pennsylvania-chartered bank, the authorized and issued and outstanding capital stock of which will consist of the number of shares of common stock required by the Pennsylvania Department of Banking and Securities (“PADOB”).

2. The Board of Directors of the Bank has determined that it is in the best interests of the Bank and its shareholders for the Bank to be reorganized into a holding company form of ownership in accordance with the terms of this Plan.

3. The reorganization provided for herein is to be accomplished through the following steps: (1) the formation of Interim Bank as an interim Pennsylvania-chartered bank, all of the outstanding stock of which will be held by the Holding Company; and (2) the merger of Interim Bank with and into the Bank (such transaction is referred to herein as the “Merger”), with the Bank being the resulting institution (the “Surviving Bank”). Pursuant to the Merger, all of the issued and outstanding shares of Bank Common Stock will be automatically exchanged for and converted into and become, by operation of law, on a one-for-one basis, an equal number of issued and outstanding shares of Holding Company Stock.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, the Bank, the Holding Company and Interim Bank, intending to be legally bound hereby, agree:

ARTICLE I -

MERGER

Subject to the terms and conditions of this Plan and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof):

Interim Bank shall merge with and into the Bank; the separate existence of Interim Bank shall cease; and the Bank shall be the resulting institution. The name of the Surviving Bank shall be “Clarion County Community Bank” and its business shall be that of a commercial bank. As of the Effective Date, the Bank will have its home office at 333 W. Main Street, Clarion, Pennsylvania 16214.

ARTICLE II -

ARTICLES OF INCORPORATION AND BYLAWS

On and after the Effective Date, the Articles of Incorporation of the Bank, as amended and restated to read in the form attached hereto as Exhibit “A,” shall be the Articles of Incorporation of the Surviving Bank, and the Bylaws of the Bank as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Bank, and each may thereafter be amended in accordance with applicable law.

ARTICLE III -

BOARD OF DIRECTORS AND OFFICERS

3.1. Board of Directors. On and after the Effective Date, until the next annual meeting of shareholders, the directors of the Surviving Bank shall consist of the following persons, provided he or she is a director of the Bank duly elected and holding office immediately prior to the Effective Date:

NAME	RESIDENCE
J. Todd Bish	New Bethlehem, PA

Susanne A. Burns	Shippenville, PA

J. Fred Cherico	Clarion, PA

Rodney R. Flick	Rimersburg, PA

William E. Hager III	Hawthorn, PA

H. Jerome Heffner, Jr.	Hawthorn, PA

Stephen J. Jaworski	New Bethlehem, PA

James L. Kifer	Rimersburg, PA

Don D. Lewis	Clarion, PA

Mark V. Neiswonger	New Bethlehem, PA

Thomas B. Ray	Clarion, PA

Richard A. Shirey	Punxsutawney, PA

3.2. Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the following persons, provided he or she is an officer of the Bank duly elected and holding such office immediately prior to the Effective Date, and any junior officers duly appointed and holding his or her office immediately prior to the Effective Date:

NAME	TITLE	RESIDENCE
James L. Kifer	President, Chief Executive Officer, and Chief Financial Officer	Rimersburg, PA

Michael Fornof	Executive Vice President and Chief Credit Officer	Clarion, PA

J. Fred Cherico	Secretary	Clarion, PA

H. Jerome Heffner	Treasurer	Hawthorn, PA

ARTICLE IV -

EXCHANGE OF SHARES

4.1. Stock of the Bank. Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically be exchanged for and converted into and become, by operation of law, the right to receive one newly issued share of Holding Company Stock in accordance with the following:

(i) The Exchange. On and after the Effective Date, each shareholder holding an outstanding certificate or certificates which prior thereto represented shares of Bank Common Stock may surrender the same to the Bank, who will serve as exchange agent for all such shareholders, and such shareholders shall be entitled upon such surrender to receive, in exchange therefor, certificates representing the number of shares of Holding Company Stock that such shareholders have the right to receive pursuant to the immediately preceding paragraph, based on the number of shares of Bank Common Stock represented by the certificate or certificates so surrendered.

(ii) Satisfaction of All Rights. All shares of Holding Company Stock for which shares of Bank Common Stock have been exchanged pursuant to this Article IV shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged shares.

(iii) Sole Rights, Etc. On and after the Effective Date, the holders of certificates formerly representing Bank Common Stock outstanding at the Effective Date shall cease to have any rights with respect to Bank Common Stock, and until their certificates are surrendered pursuant to paragraph (i) of this Section 4.1, their sole rights on and following the Effective Date with respect to such certificates shall be to receive certificates for the shares of Holding Company Stock which they have a right to receive as a result of the Merger and pursuant to this Section 4.1, or to perfect such alternative rights, if any, as they may have as dissenting shareholders.

(iv) Cancellation. On and after the Effective Date, except for the foregoing rights, the shares of Bank Common Stock outstanding immediately prior to the Effective Date shall cease to be outstanding, shall be cancelled and returned, and shall cease to exist.

(v) Dissenters’ Rights. Shareholders of the Bank shall be entitled to exercise the rights, with respect to this Plan of Merger, provided in Sections 1607 and 1222 of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and Section 1930 and Subchapter D, Section 1571 et seq., of the Pennsylvania Business Corporation Law, as amended; provided however that if any shareholder exercises such rights, the parties hereto may terminate this Plan pursuant to Article IX hereof.

4.2. Holding Company Stock Outstanding Prior to the Merger. On the Effective Date, any shares of Holding Company Stock that were issued and outstanding immediately prior to the Effective Date shall be cancelled and shall not be deemed to be authorized, issued or outstanding for any purpose.

4.3. Interim Bank Common Stock. As of the Effective Date, the outstanding shares of common stock of Interim Bank owned by the Holding Company, as the sole shareholder of Interim Bank immediately prior to the Merger, shall automatically by operation of law be converted into and become such number of fully paid and non-assessable shares of the common stock of the Surviving Bank as shall be equal to the number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date, and shall not further be exchanged for shares of Holding Company Stock so that, on and after the Effective Date, all of the issued and outstanding shares of Bank Common Stock shall be owned and held by the Holding Company.

4.4. Other Benefit Plans. As of the Effective Date, all employee benefit plans of the Bank shall be and will remain employee benefit plans of the Surviving Bank.

4.5. Dividend Reinvestment Plan. On the Effective Date, the Holding Company shall assume all of the Bank’s obligations with respect to the Bank’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) and the DRIP shall be continued and become the Dividend Reinvestment and Stock Purchase Plan of the Holding Company under the name of the Holding Company. On the Effective Date, the Holding Company shall amend and restate the DRIP to reflect the foregoing and to provide all shares of Holding Company Stock purchased for Plan accounts shall be purchased by the DRIP administrator in the open market or in privately negotiated transactions and shall not be issued from the Holding Company’s authorized but unissued shares, or shares held by the Holding Company as treasury stock.

ARTICLE V -

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date (the “Effective Date”) the certificate of merger is filed with the Department of State of the Commonwealth of Pennsylvania.

ARTICLE VI -

EFFECT OF THE MERGER

6.1. Separate Existence. On the Effective Date, the separate existence of Interim Bank shall cease. As provided Section 1606(c) of the Banking Code, as of the Effective Date, all of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, chosen in action, rights, and credits then owned by either the Bank or Interim Bank, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the assets, property, obligations and liabilities of the Surviving Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Bank and Interim Bank immediately prior to the Effective Date. The Surviving Bank shall be deemed to be and shall be a continuation of the entity and identity both of the Bank and Interim Bank and the rights and obligations of the Bank and of Interim Bank shall remain unimpaired; and the Surviving Bank, upon the consummation of the Merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

6.2. Deposit Accounts. All deposit accounts of the Bank prior to consummation of the Merger shall, as of the Effective Date, continue to be deposit accounts in the Surviving Bank without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms maturity, minimum required balances or withdrawal value.

ARTICLE VII -

TRANSACTIONS PRIOR TO EFFECTIVE DATE

7.1. Corporate Approvals. The execution and delivery of this Plan has been duly authorized and approved by the Board of Directors of the Bank and by the Board of Directors of the Holding Company and, prior to the Effective Date, shall be duly authorized and approved by the Board of Directors of Interim Bank. Prior to the Effective Date, a certified copy of the resolutions evidencing such authorization and approval shall be given by each party hereto to the others and as of the Effective Date said authorizations and approvals shall have not been altered, amended or revoked. To the extent required by applicable laws or regulations, an annual or special meeting of the shareholders of the Bank will be held for, inter alia, the purpose of adopting and approving this Plan. In addition, the shareholders or incorporators of the Holding Company will execute a written consent adopting and approving this Plan, if required by the laws of the Commonwealth of Pennsylvania. The Holding Company, as the sole shareholder of Interim Bank, will execute such written consents or take such other actions on behalf of Interim Bank as may be required for the adoption and approval of this Plan.

7.2. Capitalization of Interim Bank. Prior to the Effective Date, Holding Company shall purchase the total number of shares of common stock of Interim Bank required by the PADOB, if any, at the price per share required by the PADOB, and shall cause Interim Bank to do all things necessary in order to obtain all necessary approvals from the PADOB so as to permit the Merger provided for in this Plan.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Performance by the Holding Company and Interim Bank. The obligations of the Holding Company and Interim Bank to effect the Merger hereunder shall be subject to the following conditions:

(a) Shareholder Approval. To the extent required by applicable law, rules or regulations, shareholders of the Bank entitled to cast at least two-thirds of the votes that all Bank shareholders are entitled to cast shall vote for the adoption of the Plan, at a meeting of the shareholders of the Bank duly called for the purpose of considering and acting upon this Plan;

(b) Qualification of the Offering of Shares of Holding Company Stock. The offering of shares of the Holding Company Stock to be issued to Bank shareholders in connection with the Merger shall be qualified by the Securities and Exchange Commission (“SEC”) in accordance with the provisions of Regulation A under of the Securities Act of 1933, as amended, pursuant to the filing of an Offering Statement on Form 1-A with the SEC. Further, to the extent required, the Holding Company shall have complied with all applicable state securities or “Blue Sky” laws relating to the issuance of Holding Company Stock;

(c) Government Approval. Any and all approvals from the Federal Reserve Board, the PADOB, the Federal Deposit Insurance Corporation, and any other necessary or appropriate governmental agency required for the lawful consummation of the Merger and the issuance and delivery of the Holding Company Stock as contemplated by this Plan shall have been obtained; and

(d) Consents of Third Parties. The Bank shall have obtained all such written consents from third parties as may be required to permit it to perform this Plan in accordance with its terms, except for such consents with regard to agreements and arrangements which are not in the aggregate material to the Bank.

8.2. Conditions to Performance by the Bank. The obligations of the Bank to effect the Merger hereunder shall be subject to the following conditions:

(a) Other Conditions. The conditions specified in paragraphs (a), (b) and (c) of Section 8.1 shall have been fulfilled;

(b) Approval of the Holding Company. The Holding Company, as the sole shareholder of Interim Bank, shall have duly approved of the adoption of this Plan;

(c) Federal Tax Ruling or Opinion. The Bank shall have received an opinion from its counsel or tax advisors, in form and substance satisfactory to the Bank and based on such representations and warranties as such counsel or tax advisors shall reasonably request, that for federal income tax purposes:

(1) The Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986 (“Code”), and no gain or loss will be recognized by the Bank’s shareholders on the receipt of Holding Company Stock in exchange for their Bank Common Stock surrendered in the Merger;

(2) No gain or loss will be recognized by the Holding Company with respect to the Merger;

(3) The aggregate tax basis of Holding Company Stock received by Bank shareholders in the transaction will be the same as the aggregate basis of the Bank Common Stock surrendered in exchange therefor; and

(4) The holding period of the Holding Company Stock received by Bank shareholders in the Merger will include the period during which they held their Bank Common Stock exchanged therefor, provided that the shares of Bank Common Stock are held as a capital asset on the Effective Date.

(d) Consents of Third Parties. The Holding Company and Interim Bank shall have obtained all such written approvals, permits or consents from third parties as may be required to permit them to perform this Plan in accordance with its terms, except for such consents with regard to agreements and arrangements which are not in the aggregate material to the Holding Company or Interim Bank.

(e) Approval of Holding Company Shareholders. If required by the laws of the Commonwealth of Pennsylvania in order to consummate the Merger, the shareholders or incorporators of the Holding Company shall approve this Plan and/or the transactions contemplated hereby in accordance with such laws.

ARTICLE IX -

TERMINATION

9.1. Termination. This Plan may be terminated (i) at the election of the Holding Company and Interim Bank, if any one or more of the conditions to the obligations of either herein shall not have been fulfilled and shall have become incapable of fulfillment, or (ii) at the election of the Bank, if (a) any one or more of the conditions to its obligations herein shall not have been fulfilled and shall have become incapable of fulfillment, (b) if any shareholder of the Bank duly exercises their dissenters’ rights as described in Section 4.1(iv) of this Plan, or (c) in the sole judgment of such Board, the Merger would not be in the best interests of the Bank or its employees, depositors or shareholders for any reason whatsoever. This Plan may also be terminated at any time prior to the Effective Date by mutual consent of the respective parties hereto.

9.2. No Further Liability. In the event of the termination of this Plan pursuant to any of the provisions contained in Section 9.1, the Bank shall pay all costs and expenses incurred by the parties in connection with this Plan and the transactions contemplated hereby, and no party shall have any further liability or obligation of any nature to any other party.

ARTICLE X -

AMENDMENT

Subject to applicable law, this Plan may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of all of the parties hereto.

ARTICLE XI -

MISCELLANEOUS

11.1. Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan.

11.2. Notices. Any notice or other communication required or permitted under this Plan shall be given, and shall be effective, if and when delivered personally or mailed addressed to the appropriate party in care of James L. Kifer, President and Chief Executive Officer, Clarion County Community Bank, 333 W. Main Street, Clarion, PA 16214.

11.3. Execution by Interim Bank. The Bank and the Holding Company acknowledge that as of the date hereof, Interim Bank is in organization and its articles of incorporation have not been filed with the Commonwealth of Pennsylvania and therefore does not have the legal capacity to execute this Plan. The Holding Company agrees to cause Interim Bank to execute this Plan promptly following the filing of Interim’s articles of incorporation with the Pennsylvania Department of State. The Bank and the Holding Company agree to be bound by this Plan prior to and following such execution by Interim Bank.

11.4. Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan.

11.5. Counterparts. For the convenience of the parties hereto, this Plan may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

11.6. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Bank, Holding Company and Interim Bank have caused this Agreement and Plan of Reorganization to be executed by their duly authorized officers on the date first written above.

CCCB BANCORP, INC., a Pennsylvania corporation		INTERIM CLARION COUNTY COMMUNITY BANK (a to-be formed interim Pennsylvania bank)

By	/s/ James L. Kifer	By	/s/ James L. Kifer
	James L. Kifer		James L. Kifer
	President and Chief Executive Officer		President and Chief Executive Officer

CLARION COUNTY COMMUNITY BANK, a Pennsylvania bank

By	/s/ James L. Kifer
James L. Kifer
President and Chief Executive Officer

Exhibit “A”

ARTICLES OF INCORPORATION

OF

CLARION COUNTY COMMUNITY BANK

Article I.	The name of the institution is “Clarion County Community Bank.”

Article II.	The exact location and post office address of the principal place of business is 333 Main Street, Clarion, Clarion County, Pennsylvania 16214.

Article III.	The institution is incorporated under the provisions of the Pennsylvania Banking Code of 1965, Act of November 30, 1965, P.L. 847, No. 356, as amended (the “Banking Code”), and the purpose for which the institution is incorporated is to transact any and all business permitted for a bank as defined in the Banking Code.

Article IV.	The term for which the institution is to exist is perpetual.

Article V.	The aggregate number of shares of capital stock which the institution shall have the authority to issue is 11,000,000 shares, divided into two classes consisting of 10,000,000 shares of common stock with a par value of $1.00 per share (“Common Stock”), and 1,000,000 shares of preferred stock having such par value as the board of directors shall fix and determine, as provided in Article VI below (“Preferred Stock”).

Article VI.	The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the institution, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the institution the authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Banking Code. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the institution. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

Article VII.	Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the institution. No shareholder shall be entitled to cumulate any votes for the election of directors.

Article VIII.	The management, control and government of the institution shall be vested in a board of directors consisting of not less than five (5) nor more than twenty-five (25) members in number, as fixed by the board of directors of the institution from time to time. The board of directors shall not increase the number of directors by more than two in any one year.

Article XI.	The institution reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation.

Annex B

ARTICLES OF INCORPORATION

OF

CCCB BANCORP, INC.

FIRST. The name of the corporation (the “Corporation”) is CCCB Bancorp, Inc.

SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is 333 W. Main Street, Clarion, PA 16214, and its registered agent at such address is James L. Kifer.

THIRD. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Law of 1988, the Act approved December, 1988, P.L. 1444, as amended (the “Pennsylvania Business Corporation Law”).

FOURTH. The term of the Corporation’s existence is perpetual.

FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 11,000,000 shares, divided into two classes consisting of 10,000,000 shares of common stock, par value $1.00 per share (“Common Stock”), and 1,000,000 shares of preferred stock having such par value as the board of directors shall fix and determine, as provided below (“Preferred Stock”).

The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers (full, limited, multiple or fractional), or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

SIXTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

SEVENTH. Subsection 1. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2021;

the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2022; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2023. After the initial term of each class, the term of office of each class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred.

Subsection 2. Unless waived by the board of directors of the Corporation, in order to qualify for election as a director of the Corporation, a person must have been a shareholder of record of the Corporation or Clarion County Community Bank, a Pennsylvania-chartered bank, for at least three (3) years. Shareholders of another corporation that merges with the Corporation, is acquired by, or acquires the Corporation, or enters into any similar transaction with the Corporation shall qualify for election as a director of the Corporation if such shareholder was a shareholder of record of the other corporation for at least three (3) years.

Subsection 3. The shareholders of the Corporation may remove from office the entire board of directors, or a class of the board, or any individual director only for cause (as hereinafter defined). Such removal shall be made by the vote of shareholders cast in favor of the resolution for the removal of such director for cause constituting at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors. If the board or such a class of the board or any one or more directors is so removed for cause, new directors may be elected at the same meeting. “Cause” shall mean any one of the following: (i) there is a judicial declaration that a director is of unsound mind; (ii) a director is convicted of an offense punishable by imprisonment for a term of more than six months; or (iii) a director breaches or fails to perform the statutory duties of that director’s office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. The shareholders shall not be permitted to remove the board, a class of the board or any one or more directors without Cause. The amendment or repeal of this subsection shall not apply to any incumbent director during the balance of the term for which the director was elected. The board of directors also may remove a director pursuant to the provisions set forth in the By-Laws.

EIGHTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

NINTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and a majority vote of the board of directors, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

(a) any merger or consolidation of the Corporation with or into any other corporation;

(b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

(d) any transaction similar to, or having similar effect as, any of the foregoing transactions.

An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of clause (d) of this Article NINTH, on the basis of information known to the board, if any transaction is similar to, or has an effect similar to, any of the transactions identified in clauses (a), (b) or (c) of this Article NINTH. Any such determination shall be conclusive and binding for all purposes of this Article NINTH.

The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.

The provisions of this Article NINTH shall not apply to any transaction which is approved in advance by sixty-six and two-thirds percent (66-2/3%) or more of the members of the board of directors of the Corporation, at a meeting duly called and held.

TENTH. Subsection 1. No Person or Group Acting in Concert shall Acquire Voting Control of the Corporation, at any time, except in accordance with the provisions of Article TENTH. The terms “Acquire,” “Voting Control,” “Group Acting in Concert,” and “Person” as used in this Article TENTH are defined in subsection 4 hereof.

Subsection 2. If Voting Control of the Corporation is Acquired, in violation of this Article TENTH, all shares with respect to which any Person or Group Acting in Concert has Acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection 4 hereof to confer Voting Control of the Corporation (as determined without regard to this Subsection 2) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be “excess shares” for purposes of this Article TENTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection 2, any Person or Group Acting in Concert still shall be deemed to be in Voting Control of the Corporation based on the number of votes then entitled to be cast (rather than the number of issued and outstanding shares of common stock of the Corporation), then shares held in excess of the number of shares deemed to confer Voting Control upon such Person or Group Acting in Concert also shall not be entitled to vote on any matter or take any other shareholder action. Subsequent reductions in voting rights in accordance with the foregoing shall be effected as many times as necessary to carry out the purposes of this Article. The provisions of this Subsection 2 deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Person or Group Acting in Concert who has Acquired Voting Control. Notwithstanding the foregoing, shares held in excess of the number of shares the beneficial ownership of which would otherwise be deemed under Subsection 4 to confer Voting Control of the Corporation shall not be deemed to be excess shares if such shares are held by a Tax-Qualified Employee Stock Benefit Plan.

Subsection 3. The provisions of this Article TENTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Corporation entitled to cast eighty percent (80%) or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article TENTH) and such transaction was approved in advance by the board of directors of the Corporation.

Subsection 4. For purposes of this Article TENTH:

A. The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

B. “Voting Control” means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than ten percent (10%) of the issued and outstanding common stock of the Corporation; provided that (i) the solicitation, holding and voting of proxies obtained by the board of directors of the Corporation shall not constitute Voting Control, (ii) a Tax-Qualified Employee Stock Benefit Plan which holds more than 10 percent (10%) of the voting shares of the Corporation shall not be deemed to have Voting Control of the Corporation, and (iii) any trustee, member of any administrative committee or employee beneficiary of a Tax-Qualified Employee Stock Benefit Plan shall not be deemed to have Voting Control of the Corporation either (A) as a result of their control of a Tax-Qualified Employee Stock Benefit Plan, and/or their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of a Tax-Qualified Employee Stock Benefit Plan.

C. “Group Acting in Concert” includes Persons seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a “Group Acting in Concert” shall not include (i) the members of the board of directors of the Corporation solely as a result of their board membership, (ii) the members of the board of directors of the Corporation as a result of their solicitation, holding and voting of proxies obtained by them pursuant to a proxy solicitation or (iii) any Tax-Qualified Employee Stock Benefit Plan and the trustees, administrative committee members and employee beneficiaries thereof.

D. The term “Person” includes an individual, a Group Acting in Concert, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

E. The term “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan of the Corporation or any subsidiary, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, that, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.

Subsection 5. This Article TENTH shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities by either (i) the Corporation or (ii) a holder of shares of capital stock of the Corporation with written consent of the board of directors of the Corporation; provided, however, that purchasers of securities of the Corporation from any underwriter shall be subject to the provisions of this Article TENTH.

This Article TENTH may be rendered inapplicable and of no further force or effect pursuant to the affirmative vote of eighty percent (80%) or more of the members of the board of directors of the Corporation to that effect, at a meeting duly called and held. After the board so renders this provision inapplicable, it shall not become effective again except pursuant to a duly approved amendment to these Articles.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article TENTH, on the basis of information known to the board, (i) if and when such other Person has Acquired Voting Control of the Corporation, (ii) whether Persons constitute a Group Acting in Concert, and/or (iii) if any transaction is similar to, or has a similar effect as, any of the transactions identified in this Article TENTH. Any such determination shall be conclusive and binding for all purposes of this Article TENTH.

ELEVENTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

TWELFTH. A special meeting of the shareholders of the Corporation may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the board of directors.

THIRTEENTH. The authority to make, amend, alter, change or repeal the By-Laws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least sixty-six and two-thirds percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that provisions of the By-Laws of the Corporation relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.

FOURTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article FOURTEENTH shall not apply if eighty percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

FIFTEENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders or creditors for monetary damages for any action taken, or any failure to take any action, except to the extent such exemption from liability or limitation thereof is not permitted under the Pennsylvania Business Corporation Law as the same exists today or may hereafter be amended as provided in the last sentence of this Article FIFTEENTH. Any amendment, modification, repeal or adoption of any provision inconsistent with the foregoing sentence shall be prospective only, and neither the repeal or modification of this Article FIFTEENTH nor the adoption of any provision inconsistent with this Article FIFTEENTH shall adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption of such inconsistent provision. If the Pennsylvania Business Corporation Law is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Pennsylvania Business Corporation Law, as so amended.

SIXTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SIXTH through SIXTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of eighty percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast. Only the board of directors shall be entitled to propose an amendment or amendments to the Corporation’s Articles of Incorporation.

SEVENTEENTH: The name and post office address of the incorporator is Edward C. Hogan, Stevens & Lee, 111 North Sixth Street, P.O. Box 679, Reading, PA 19603-0679.

IN TESTIMONY WHEREOF, the Incorporator has signed these Articles of Incorporation this 23rd day of December, 2019.

/s/ Edward C. Hogan
Edward C. Hogan,
Incorporator

Annex C

BYLAWS OF

CCCB BANCORP, INC.

ARTICLE I

SHAREHOLDERS

Section 1.01 - Annual Meeting -

(a)

General. The annual meeting of shareholders shall be held on such day each year as may be fixed from time to time by the board of directors, or, if no day be so fixed, on the third Wednesday of May of each year; provided, however, that if such day falls upon a legal holiday, then on the next business day thereafter. If the annual meeting shall not have been called and held within six (6) months after the designated time, any shareholder may call the meeting at any time thereafter. At each annual meeting of shareholders, directors shall be elected, reports of the affairs of the corporation shall be considered, and such other business as may properly come before the meeting may be transacted.

(b)

Conduct of Meetings. At every meeting of the shareholders, the Chairman of the Board or, in his absence, the officer designated by the Chairman of the Board, or, in the absence of such designation, a chairman (who shall be one of the officers or a director, if any is present) chosen by a majority of the members of the board of directors shall act as chairman of the meeting. The chairman of the meeting shall have any and all powers and authority necessary in the chairman’s sole discretion to conduct an orderly meeting and preserve order and to determine any and all procedural matters, including imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders. In addition, until the business to be completed at a meeting of the shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time. The Secretary of the corporation or in his absence, an assistant secretary, shall act as Secretary of all meetings of the shareholders. In the absence at such meeting of the Secretary or assistant secretary, the chairman of the meeting may appoint another person to act as Secretary of the meeting.

Section 1.02 - Special Meetings - Special meetings of the shareholders may be called only in accordance with the articles of incorporation of the corporation.

Section 1.03 - Place of Meeting - All meetings of the shareholders shall be held at such place, within or outside the Commonwealth of Pennsylvania, as may be designated by the board of directors in the notice of meeting. In the absence of such designation, shareholders’ meetings shall be held at the offices of Structural Modulars, Inc., 110 Southern Avenue, Strattanville, Pennsylvania.

Section 1.04 - Notice of Meetings of Shareholders - Except as provided otherwise in these bylaws or required by law, written notice of every meeting of the shareholders shall be given by, or at the direction of, the Secretary or other authorized person, to each shareholder of record entitled to vote at the meeting at least ten (10) days prior to the day named for the meeting.

Section 1.05 - Contents - The notice of the meeting shall specify the place, day and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted. If the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws, there shall be included in, enclosed with, or accompanied by, the notice a copy of the proposed amendment or a summary of the changes to be made by the amendment.

Section 1.06 - Quorum - Any meeting of the shareholders duly called shall not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on such matter. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 1.07 - Adjournments - If a meeting of the shareholders duly called cannot be organized because a quorum has not attended, the chairman of the meeting or a majority of shareholders present in person or by proxy and entitled to vote may adjourn the meeting to such time and place as they may determine.

At any meeting at which directors are to be elected and which has previously been adjourned for lack of a quorum, the shareholders present and entitled to vote, although less than a quorum as fixed herein, shall nevertheless constitute a quorum for the purpose of electing directors. In other cases, those shareholders entitled to vote who attend a meeting of the shareholders that has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of quorum, although less than a quorum as fixed herein, shall nonetheless constitute a quorum for the purpose of acting upon any matter stated in the notice of the meeting, provided the notice of meeting states that shareholders who attend such adjourned meeting shall nonetheless constitute a quorum for the purpose of acting upon the matter.

When a meeting of the shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at the adjourned meeting other than by announcement at the meeting at which the adjournment is taken, unless the board of directors fixes a new record date for the adjourned meeting or unless notice of the business to be transacted was required by the Pennsylvania Business Corporation Law of 1988, as it may be amended, to be stated in the original notice of the meeting and such notice had not been previously provided.

Section 1.08 - Action by Shareholders - Whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of the majority of the votes cast by the shareholders entitled to vote as a class on the matter, except when a different vote is required by law, or the articles of incorporation, or these bylaws.

Section 1.09 - Voting Rights of Shareholders - Unless otherwise provided in the articles of incorporation, every shareholder of the corporation shall be entitled to one vote for every share outstanding in the name of the shareholder on the books of the corporation.

Section 1.10 - Voting and Other Action by Proxy -

(a)

General. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for that shareholder by proxy. The presence of, or vote or other action at a meeting of shareholders, or the expression of consent or dissent to corporate action in writing, by a proxy of a shareholder shall constitute the presence of, or vote or action by, or written consent or dissent of the shareholder.

Where two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted, or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

(b)

Minimum Requirements. Every proxy shall be executed in writing by the shareholder or by the duly authorized attorney-in-fact of the shareholder and filed with the Secretary of the corporation. An email, fax, telegram, telex, cablegram, datagram or similar transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

(1)	may be treated as properly executed; and

(2)

shall be so treated if it sets forth a confidential and unique identification number or other mark furnished by the corporation to the shareholder for the purposes of a particular meeting or transaction.

(c)

Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Secretary of the corporation.

Section 1.11 - Voting by Fiduciaries and Pledgees - Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this section shall affect the validity of a proxy given to a pledgee or nominee.

Section 1.12 - Voting of Joint Holders of Shares -

(a)	General. Where shares of the corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

(1)

if only one or more of such persons is present in person or by proxy, all of the shares standing in the name of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

(2)

if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

(b)

Exception. If there has been filed with the Secretary of the corporation a copy, certified by an attorney at law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the document latest in date of operative effect so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

Section 1.13 - Voting by Corporations - Any corporation that is a shareholder of this corporation may vote by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the Secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

Section 1.14 - Determination of Record Date - The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this section. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

Section 1.15 - Voting List - The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

Failure to comply with the requirements of this section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

Section 1.16 - Judges of Election - In advance of any meeting of shareholders of the corporation, the board of directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. No person who is a candidate for office to be filled at the meeting shall act as a judge of election.

In the event any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judge or judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

On request of the presiding officer of the meeting, or of any shareholder, the judge or judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Section 1.17 - No Consent of Shareholders in Lieu of Meeting - No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of the shareholders to consent in writing to action without a meeting is specifically denied.

Section 1.18 - Agenda for Shareholder Meetings - Matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the board of directors or by any shareholder entitled to vote for the election of directors. Matters to be placed on the agenda for consideration at special meetings of shareholders may be proposed only by the board of directors or by all but not less than all of the persons calling such meeting. Matters proposed for the annual meeting agenda by shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the

Secretary of the corporation not less than ninety (90) days nor more than one hundred and fifty (150) days prior to any annual meeting of shareholders; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, a shareholder’s written notice of a proposed matter shall be delivered or mailed, as prescribed, to the Secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of matters which are proposed by the board of directors shall be given by the Chairman of the Board or any other appropriate officer. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting. The Chairman of the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the matter shall be disregarded.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01 - General - Unless otherwise provided by statute, all powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors of the corporation.

Section 2.02 - Number, Qualifications, Selection and Term of Office - The board of directors of the corporation shall consist of at least three (3) and not more than twenty-five (25) directors, the exact number to be set from time to time by resolution of the board of directors. The board shall be classified as set forth in the articles of incorporation. Each director shall be a natural person of full age and at least a majority of the directors shall be persons who are: (i) not employees of the corporation or of any entity controlling, controlled by or under common control with the corporation, (ii) not beneficial owners of a controlling interest in the voting stock of the corporation or of any entity controlling, controlled by or under common control with the corporation, and (iii) otherwise independent within the meaning of any applicable statute or any listing requirement of a stock exchange or over the counter market on which any security of the corporation is admitted for trading. A director having the attributes set forth in (i), (ii) and (iii) shall hereinafter be deemed an Independent Director. Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

Section 2.03 - Nominations for Directors - Nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by a shareholder entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than ninety (90) days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of nominations which are proposed by the board of directors shall be given by the Chairman of the Board or any other appropriate officer. Each notice of nominations made by a shareholder shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee. Upon receiving a notice of nomination made by a shareholder, the board of directors shall be entitled to request any other information relating to such nominee deemed relevant by the board. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 2.04 - Election - Except as otherwise provided in these bylaws, directors of the corporation shall be elected by the shareholders. In elections for directors, voting need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Section 2.05 - Vacancies -

(a)

Vacancies. Vacancies in the board of directors shall exist in the case of the happening of any of the following events: (i) the death or resignation of any director; (ii) if at any annual or special meeting the shareholders at which directors are to be elected, the shareholders fail to elect the full authorized number of directors to be voted for at that meeting; (iii) an increase in the number of directors by resolution of the board of directors; (iv) the removal of a director by the affirmative vote of shareholders of the corporation in accordance with the articles of incorporation of the corporation; or (v) the removal of a director by the board of directors or a court of competent jurisdiction in accordance with these bylaws or otherwise in accordance with law.

(b)

Filling Vacancies. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

Section 2.06 - Removal and Resignation -

(a)	Removal by Shareholders. A director may be removed by shareholders only in accordance with the articles of incorporation of the corporation.

(b)

Removal by Action of the Directors. The board of directors may declare vacant the office of a director if that director: (i) has been judicially declared of unsound mind; (ii) has been convicted of an offense punishable by imprisonment for a term of more than six months; (iii) has failed to attend at least 75% of the regular meetings (within the meaning of Section 2.07) of the board of directors held during an entire calendar year, or has failed to attend three consecutive regular meetings (within the meaning of Section 2.07), (iv) if within sixty (60) days after notice of his or her election, the director does not accept such office either in writing or by attending a meeting of the board of directors and fulfilling such other requirements of qualification as these bylaws or the articles of incorporation may provide; or (iv) is ineligible for any reason to serve as a director of the Corporation’s principal bank subsidiary.

(c)

Resignation. Any director may resign at any time from his or her position as a director upon written notice to the corporation. The resignation shall be effective upon its receipt by the corporation or at such later time as may be specified in the notice of resignation.

Section 2.07 - Regular Meetings - The board of directors of the corporation shall hold an annual meeting for the election of officers and the consideration of other proper business either as soon as practical after, and at the same place as, the annual meeting of shareholders of the corporation, or at such other day, hour and place as may be fixed by the board. The board of directors may designate by resolution the day, hour and place, within or outside the Commonwealth of Pennsylvania, of other regular meetings.

Section 2.08 - Special Meetings - Special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, or the President of the corporation or a majority of the directors then in office. The person or persons calling the special meeting may fix the day, hour and place, within or outside the Commonwealth of Pennsylvania, of the meeting.

Section 2.09 - Notice of Meetings -

(a)

General. No notice of any annual or regular meeting of the board of directors of the corporation need be given. Written notice of each special meeting of the board of directors, specifying the place, day and hour of the meeting, shall be given to each director at least 24 hours before the time set for the meeting.

Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the board need be specified in the notice of the meeting.

(b)

Validation of Meeting Defectively Called or Noticed. The transactions of any meeting of the board of directors, however called and noticed or wherever held, are as valid as though taken at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the directors not present signs a waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.10 - Quorum and Action by Directors - A majority of the directors in office shall be necessary to constitute a quorum for the transaction of business. The acts of a majority of directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors, except where a different vote is required by law, the articles of incorporation or these bylaws. Every director shall be entitled to one vote.

Any action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the corporation.

Section 2.11 - Presumption of Assent - A director of the corporation who is present at a meeting of the board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless that director files his or her written dissent to the action with the Secretary of the meeting before its adjournment or submits the dissent in writing to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of the action. Nothing in this section shall bar a director from asserting that the minutes of a meeting incorrectly omitted that director’s dissent if, promptly upon receipt of a copy of those minutes, the director notified the Secretary, in writing, of the asserted omission or inaccuracy.

Section 2.12 - Presiding Officer - All meetings of the board of directors of the corporation shall be called to order and presided over by the Chairman of the Board of Directors, or in the Chairman’s absence, by the Chief Executive Officer of the corporation or, in the absence of the Chairman and the Chief Executive Officer, by a chairman of the meeting elected at such meeting by the board of directors. The Secretary of the corporation shall act as Secretary of the board of directors unless otherwise specified by the board of directors. In case the Secretary shall be absent from any meeting, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.13 - Committees - The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees. Each committee is to consist of at least two (2) directors of the corporation and not less than two-thirds of the members of each committee shall be persons who are not officers or employees of the corporation or of any entity controlling, controlled by or under common control with the corporation and who are not beneficial owners of a controlling interest in the voting stock of the corporation or of any such entity. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for purposes of any written action of the committee.

A committee, to the extent provided in the resolution of the board of directors creating it, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority regarding: (i) the submission to shareholders of any action requiring the approval of shareholders under the Pennsylvania Business Corporation Law of 1988, as it may be amended, (ii) the creation or filling of vacancies in the board of directors, (iii) the adoption, amendment or repeal of these bylaws, (iv) the amendment, adoption or repeal of any resolution of the board of directors that by its terms is amendable or repealable only by the board of directors, or (v) any action on matters committed by the bylaws or resolution of the board of directors to another committee of the board. Each committee of the board shall serve at the pleasure of the board.

Section 2.14 - Audit Committee - There shall be a standing committee of the board of directors to be known as the Audit Committee. The members of the Audit Committee shall consist exclusively of Independent Directors, although they do not have to meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and the audit committee composition requirements of The Nasdaq Stock Market listing standards. Except as provided otherwise in any charter of the Audit Committee, the Audit Committee shall: (i) engage the independent accountants for the corporation, (ii) review with the independent accountants the scope of their examination, (iii) receive the reports of the independent accountants and meet with the representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) review the internal accounting and auditing procedures of the corporation, and (v) perform such other duties as may be deemed necessary from time to time to fulfill its obligations under applicable law and the listing requirements of any stock exchange or over the counter market on which any security of the corporation is admitted for trading..

Section 2.15 - Compensation Committee – There shall be a standing committee of the board of directors to be known as the Compensation Committee. Except as provided otherwise in any charter of the Compensation Committee, the Compensation Committee shall make recommendations to the Board of Directors with respect to the compensation of the executive officers of the corporation.

Section 2.16 - Nominating/Governance Committee - There shall be a standing committee of the board of directors to be known as the Nominating/Governance Committee. The members of the Nominating/Governance Committee shall consist exclusively of Independent Directors. Except as provided otherwise in any charter of the Nominating/Governance Committee, the Nominating/Governance Committee shall nominate candidates for election as director and shall make recommendations to the Board of Directors with respect to qualifications of directors.

Section 2.17 - Executive Committee - The board of directors may have an Executive Committee. If so, it shall be the duty of the Executive Committee to give consideration to matters of policy and general interest to the board of directors or members and, after full hearing, sufficient investigation and consideration, to make recommendations to the board of directors setting forth its findings and recommendations, as well as to perform any and all other duties as may from time to time be assigned by the board of directors. During the interval between the meetings of the board of directors, the Executive Committee shall have and may exercise all the powers of the board of directors in the management of the business and affairs of the corporation, including but not limited to the power to authorize the seal of the corporation to be affixed to all papers which may require it, in such manner as the Executive Committee shall deem best for the interest of the corporation in all cases in which specific directions shall not have been given by the board of directors.

Section 2.18 - Personal Liability of Directors - A director of the Corporation shall not be personally liable to the Corporation or its shareholders or creditors for monetary damages for any action taken, or any failure to take any action, except to the extent such exemption from liability or limitation thereof is not permitted under the Pennsylvania Business Corporation Law as the same exists on the date these Bylaws are adopted or may hereafter be amended as provided in the last sentence of this Section 2.18. Any amendment, modification, repeal or adoption of any provision inconsistent with the foregoing sentence shall be prospective only, and neither the repeal or modification of this Section 2.18 nor the adoption of any provision inconsistent with this Section 2.18 shall adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption of such inconsistent provision. If the Pennsylvania Business Corporation Law is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Pennsylvania Business Corporation Law, as so amended.

Section 2.19 - Attendance - Any person who shall be elected to the board of directors shall be required to attend all regular meetings thereof and all meetings of the board committees of which he or she is a member. Failure of any director to attend at least 75% of the regular meetings of the board of directors held during an entire calendar year, or failure of any director to attend three consecutive regular meetings, shall allow the Board to exercise its rights under Section 2.06(b) hereof. Also, any member of any board committee who shall fail to attend at least 75% of that committee’s meetings held during an entire calendar year shall automatically be deemed to have surrendered his or her committee membership and such membership shall be considered terminated as of the end of that calendar year unless prior to that time the board of directors excuses the absence.

ARTICLE III

OFFICERS

Section 3.01 - Officers and Qualifications - The corporation shall have a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer and a Treasurer, each of whom shall be elected or appointed by the board of directors. The board may also elect one or more vice presidents, and such other officers and assistant officers as the board deems necessary or advisable. All officers shall be natural persons of full age. Any two or more offices may be held by the same person. It shall not be necessary for officers to be directors of the corporation, nor shall there be any requirement or implication that a director who serves as Chairman be or is an employee of the corporation. Officers of the corporation shall have such authority and perform such duties in the management of the corporation as is provided by or under these bylaws or in the absence of controlling provisions in these bylaws as is determined by or under resolutions or orders of the board of directors.

Section 3.02 - Election - Term and Vacancies - The officers and assistant officers of the corporation shall be elected by the board of directors at the annual meeting of the board or from time to time as the board shall determine, and each officer shall hold office for one (1) year and until his or her successor has been duly elected and qualified or until that officer’s earlier death, resignation or removal. A vacancy in any office occurring in any manner may be filled by the board of directors and, if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

Section 3.03 - Subordinate Officers, Committees and Agents - The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require, including one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

Section 3.04 - Removal; Resignation and Bonding -

(a)

Removal. Any officer or agent of the corporation may be removed by the board of directors with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

(b)

Resignation. Any officer may resign at any time upon written notice to the corporation. The resignation shall be effective upon its receipt by the corporation or at such later time as may be specified in the notice of resignation.

(c)	Bonding. The corporation may secure the fidelity of any or all of its officers by bond or otherwise.

Section 3.05 - Chairman of the Board - The Chairman of the Board of Directors of the corporation, if one is elected, shall preside at all meetings of the shareholders and of the directors at which he or she is present, and shall have such authority and perform such other duties as the board of directors may from time to time designate.

Section 3.06 - Chief Executive Officer - The Chief Executive Officer shall, in the absence of the Chairman of the Board, preside at all meetings of the shareholders and of the board of directors at which he or she is present. Subject to the control of the board of directors of the corporation and, within the scope of their authority, any committees thereof, the Chief Executive Officer shall (a) have general and active management of all the business, property and affairs of the corporation, (b) see that all orders and resolutions of the board of directors and its committees are carried into effect, (c) appoint and remove subordinate officers and agents, other than those appointed or elected by the board of directors, as the business of the corporation may require, (d) have custody of the corporate seal, or entrust the same to the Secretary, (e) act as the duly authorized representative of the board in all matters, except where the board has formally designated some other person or group to act, (f) sign, execute and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation, and (g) in general perform all the usual duties incident to the office of Chief Executive Officer and such other duties as may be assigned to such person by the board of directors.

Section 3.07 - President - The President shall perform the duties of Chief Executive Officer either when he has been chosen as Chief Executive Officer or when the Chief Executive Officer is absent or unable to perform the duties of his office. The President shall have such other powers and perform such other duties as from time to time as may be prescribed by him by the board of directors or prescribed by the bylaws.

Section 3.08 - Vice Presidents - Each vice president, if any, shall perform such duties as may be assigned to him or her by the board of directors or the Chief Executive Officer. One vice president shall be designated by the board of directors to perform the duties of the Chief Executive Officer, in the event of the absence or disability of the Chief Executive Officer.

Section 3.09 - Secretary - The Secretary shall (a) keep or cause to be kept the minutes of all meetings of the shareholders, the board of directors, and any committees of the board of directors in one or more books kept for that purpose, (b) have custody of the corporate records, stock books and stock ledgers of the corporation, (c) keep or cause to be kept a register of the address of each shareholder, which address has been furnished to the Secretary by the shareholder, (d) see that all notices are duly given in accordance with law, the articles of incorporation, and these bylaws, and (e) in general perform all the usual duties as may be assigned to him or her by the board of directors or the Chief Executive Officer.

Section 3.10 - Assistant Secretary - The Assistant Secretary, if any, or Assistant Secretaries if more than one, shall perform the duties of the Secretary in his or her absence and shall perform other duties as the board of directors, the Chief Executive Officer or the Secretary may from time to time designate.

Section 3.11 - Chief Financial Officer - The Chief Financial Officer shall have general supervision of the fiscal affairs of the corporation. The Chief Financial Officer shall, with the assistance of the Chief Executive Officer and managerial staff of the corporation: (a) see that a full and accurate accounting of all financial transactions is made; (b) invest and reinvest the capital funds of the corporation in such manner as may be directed by the board of directors, unless that function shall have been delegated to a nominee or agent; (c) deposit or cause to be deposited in the name and to the credit of the corporation, in such depositories as the board of directors shall designate, all monies and other valuable effects of the corporation not otherwise employed; (d) prepare any financial reports that may be requested from time to time by the board of directors; (e) cooperate in the conduct of any annual audit of the corporation’s financial records by certified public accountants duly appointed by the board of directors; and (f) in general perform all the usual duties incident to the office of treasurer and such other duties as may be assigned to him or her by the board of directors or the Chief Executive Officer.

Section 3.12 - Treasurer - The Treasurer shall perform the duties of Chief Financial Officer either when he has been chosen as Chief Financial Officer or when the Chief Financial Officer is absent or unable to perform the duties of his office. The Treasurer shall have such other powers and perform such other duties as from time to time as may be prescribed by him by the board of directors or prescribed by the bylaws

Section 3.13 - Officer Salaries - The salaries of each of the executive officers elected by the board of directors shall be fixed from time to time by the compensation committee of the board of directors and the salaries of all other officers of the corporation shall be fixed from time to time by the Chief Executive Officer or such other person as may be designated from time to time by the Chief Executive Officer or the compensation committee of the board of directors.

No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE IV

SHARE CERTIFICATES AND TRANSFERS

Section 4.01 - Share Certificates - The shares of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book entry system maintained by the transfer agent or registrar of such stock, or a combination of both. To the extent that shares are represented by certificates, such certificates shall be in such form as shall be approved by the board of directors and shall state: (i) that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania, (ii) the name of the person to whom issued, and (iii) the number and class of shares and the designation of the series, if any, that the share certificate represents.

The share register or transfer books and blank share certificates shall be kept by the Secretary or by any transfer agent or registrar designated by the board of directors for that purpose.

Section 4.02 - Issuance - The share certificates of the corporation shall be numbered and registered in the share register or transfer books of the corporation as they are issued. They shall be signed on behalf of the corporation by the President or a vice president and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer; but where a certificate is signed by a transfer agent or a registrar, the signature of any corporate officer upon the certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer had not ceased to be such at the date of its issue. The provisions of this section shall be subject to any inconsistent or contrary agreement at the time between the corporation and any transfer agent or registrar.

Section 4.03 - Transfer of Shares - Transfer of shares shall be made on the books of the corporation, and if such shares are evidenced by a certificate, upon surrender of the certificates therefor, endorsed by the person named in the certificate or by his attorney, lawfully constituted in writing. No transfer shall be made which is inconsistent with law.

Section 4.04 - Lost, Destroyed, Mutilated or Stolen Certificates - If the registered owner of a share certificate claims that the security has been lost, destroyed, mutilated or wrongfully taken, another may be issued in lieu thereof in a manner and upon such terms as the board of directors may authorize and shall be issued in place of the original security, in accordance with law, if the owner: (a) so requests before the corporation has notice that the security has been acquired by a bona fide purchaser; (b) files with the corporation, if requested by the corporation, a sufficient indemnity bond; and (c) satisfies any other reasonable requirements imposed by the corporation.

ARTICLE V

NOTICE, WAIVERS, AND MEETINGS

Section 5.01 - Manner of Giving Notice - Whenever written notice is required to be given to any person under the provisions of the Pennsylvania Business Corporation Law of 1988, as it may hereafter be amended, or by the articles of incorporation or these bylaws, it may be given to the person either personally or by sending a copy of it by first class or express mail, postage prepaid; or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid; or by facsimile transmission, to the shareholder’s address (or to shareholder’s telex, TWX, or facsimile number) appearing on the books of the corporation; or, in the case of directors, supplied by the director to the corporation for the purpose of notice. Notice sent by mail, by telegraph or by courier service shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person, or in the case of telex or TWX, when dispatched or in the case of fax, when received except that, in the case of directors, notice sent by regular mail shall be deemed to have been given 48 hours after being deposited in the United States mail or, in the case of telex, TWX, or facsimile, when dispatched.

A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the Pennsylvania Business Corporation Law of 1988, the articles of incorporation or these bylaws.

Section 5.02 - Waiver of Notice - Whenever any written notice is required to be given by statute or the articles of incorporation or these bylaws, a waiver of the notice in writing, signed by the person or persons entitled to the notice, whether before or after the time stated in it, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of such meeting. Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of the meeting, except where the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 5.03 - Modification of Proposal - Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Pennsylvania Business Corporation Law of 1988, as it may be amended, or the articles of incorporation or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 5.04 - Use of Conference Telephone and Similar Equipment - One or more persons may participate in a meeting of the directors, or of any committee of directors, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at the meeting.

ARTICLE VI

INDEMNIFICATION AND INSURANCE

Section 6.01 - Indemnification -

(a)

Indemnification of Directors and Officers. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

(b)

Indemnification of Others. The corporation may, at its discretion, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the corporation), by reason of the fact that such person is or was an employee or agent of the Corporation who is not entitled to rights under Section 6.01(a) hereof, or such person is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

(c)

Advancing Expenses. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Article VI.

(d)

Rights Not Exclusive. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(e)

Insurance; Other Security. The corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, may create a fund of any nature (which may, but need not be, under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article VI or otherwise, to or for the benefit of any person, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 6.02 - Contract Rights; Amendment or Repeal - All rights under this Article VI shall be deemed a contract between the corporation and the indemnified representative pursuant to which the corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 6.03 - Reliance on Provisions - Each person who shall act as an indemnified representative of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article VI.

Section 6.03 - Interpretation - The provisions of this Article VI are intended to constitute bylaws authorized by 15 Pa. C.S. Section 1746.

ARTICLE VII

MISCELLANEOUS

Section 7.01 - Registered Office - The registered office of the corporation, required by law to be maintained in the Commonwealth of Pennsylvania, may be, but need not be, the principal place of business of the corporation. The address of the registered office may be changed from time to time by the board of directors of the corporation.

Section 7.02 - Other Offices - The corporation may have additional offices and business in such places, within or outside the Commonwealth of Pennsylvania, as the board of directors of the corporation may designate or as the business of the corporation may require.

Section 7.03 - Corporate Seal - The corporation may have a corporate seal, which shall have inscribed on it the name of the corporation, the year of organization, and the words “Corporate Seal--Pennsylvania” or such inscription as the board of directors of the corporation may determine. The seal may be used by causing it or a facsimile of it to be impressed or affixed, or in any manner reproduced.

Section 7.04 - Fiscal Year - The fiscal year of the corporation shall be the calendar year.

Section 7.05 - Checks - All checks, notes, bills of exchange or other orders in writing shall be signed by such person or persons as the board of directors or, any person authorized by resolution of the board of directors may from time to time designate.

Section 7.06 - Contracts - Except as otherwise provided in the Pennsylvania Business Corporation Law of 1988, as it may be amended, in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or agent to enter into any contract or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the Chief Executive Officer, the President or a vice president and the Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the corporation, shall be held to have been properly executed for and on behalf of the corporation, without prejudice to the rights of the corporation against any person who shall have executed the instrument in excess of his or her actual authority.

Section 7.07 - Amendment of Bylaws - These bylaws may be amended, altered, changed or repealed as provided in the articles of incorporation. Any change in the bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change.

Section 7.08 - Severability - If any provision of these bylaws or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of these bylaws and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be deemed to be applicable to the greatest extent permitted by law.

Annex D

Dissenters’ Rights Provisions

Pennsylvania Statutory Provisions Relating to Dissenter’s Rights

SUBCHAPTER D

DISSENTERS RIGHTS

Sec.

1571. Application and effect of subchapter.

1572. Definitions.

1573. Record and beneficial holders and owners.

1574. Notice of intention to dissent.

1575. Notice to demand payment.

1576. Failure to comply with notice to demand payment, etc.

1577. Release of restrictions or payment for shares.

1578. Estimate by dissenter of fair value of shares.

1579. Valuation proceedings generally.

1580. Costs and expenses of valuation proceedings.

Cross References. Subchapter D is referred to in sections 1103, 1105, 1906, 1913, 1923, 1930, 1931, 1932, 1952, 1962, 2104, 2123, 2321, 2324, 2325, 2512, 2538, 2704, 2705, 2904, 2907, 7104 of this title.

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed).

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577 (c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART III

EXHIBITS

Item 16. Index to Exhibits

Exhibit No.	Exhibit Description	Incorporation by Reference

2.1	Articles of Incorporation of CCCB Bancorp, Inc.	Incorporated by reference to Annex B to the proxy/statement/offering circular included in Part II of this Form 1-A

2.2	Bylaws of CCCB Bancorp, Inc.	Incorporated by reference to Annex C to the proxy/statement/offering circular included in Part II of this Form 1-A

3.1	Form of Common Stock Certificate of CCCB Bancorp, Inc.

6.1	Employment Agreement between the Bank and James L. Kifer*

6.2	Employment Agreement between the Bank and Michael Fornof*

6.3	Supplemental Executive Retirement Plan between the Bank and James L. Kifer, as amended.*

6.4	Supplemental Executive Retirement Plan between the Bank and Michael Fornof, as amended.*

7.1	Agreement and Plan of Reorganization and Merger, dated as of December 19, 2019, by and among CCCB Bancorp, Inc., Clarion County Community Bank and Interim Clarion County Community Bank	Incorporated by reference to Annex A to the proxy/statement/offering circular included in Part II of this Form 1-A

10.1	Power of Attorney	Included on Signature Page

11.1	Consent of Stevens & Lee, P.C.	Included in Exhibit 12.1

12.1	Opinion of Stevens & Lee, P.C. re: legality of shares

12.2	Tax Opinion of Stevens & Lee, P.C.

15.1	Form of Proxy for Clarion County Community Bank Annual meeting

*	Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A, and has duly caused this offering statement to be signed on its behalf by the undersigned, duly authorized, in the City of Clarion, Commonwealth of Pennsylvania, on April 20, 2020.

CCCB BANCORP, INC.

By:	/s/ James L. Kifer
James L. Kifer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Kifer, Michael Fornof and Edward C. Hogan, and each of them, his/her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacity, to sign any or all amendments to this offering statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the date indicated.

Name	Capacity	Date

/s/ William E. Hager, III*	Chairman of the Board of Directors	April 20, 2020
William E. Hager, III

/s/ J. Todd Bish*	Director	April 20, 2020
J. Todd Bish

/s/ Susanne A. Burns*	Director	April 20, 2020
Susanne A. Burns

/s/ J. Fred Cherico*	Director	April 20, 2020
J. Fred Cherico

/s/ Rodney R. Flick*	Director	April 20, 2020
Rodney R. Flick

/s/ H. Jerome Heffner*	Director	April 20, 2020
H. Jerome Heffner

/s/ Stephen J. Jaworski*	Director	April 20, 2020
Stephen J. Jaworski

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Name	Capacity	Date
/s/ James L. Kifer	Director, President, Chief	April 20, 2020
James L. Kifer	Executive Officer and Chief Financial Officer (Principal Executive Officer) (Principal Financial and Accounting Officer)

/s/ Don D. Lewis*	Director	April 20, 2020
Don D. Lewis

/s/ Mark V. Neiswonger*	Director	April 20, 2020
Mark V. Neiswonger

/s/ Thomas B. Ray*	Director	April 20, 2020
Thomas B. Ray

/s/ Richard A. Shirey*	Director	April 20, 2020
Richard A. Shirey

*By:	/s/ James L. Kifer
James L. Kifer
Attorney-in-fact

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